As filed with the Securities and Exchange Commission on November 13, 1998
                                                                Registration No.
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                          Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                             ----------------------

           Delaware                               6711                    63-0589368
(State or Other Jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)     Identification No.)


                              417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                             Samuel E. Upchurch, Jr.
                     General Counsel and Corporate Secretary
                              417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ----------------------
                                   Copies to:

       CHARLES C. PINCKNEY               FRANK M. CONNER III            JAMES I. LUNDY
   LANGE, SIMPSON, ROBINSON &             ALSTON & BIRD LLP       KENNEDY, BARIS & LUNDY LLP
         SOMERVILLE LLP             601 PENNSYLVANIA AVENUE, N.W.         SUITE 300
417 NORTH 20TH STREET, SUITE 1700    NORTH BUILDING, SUITE 250        4719 HAMPDEN LANE
       BIRMINGHAM, AL 35203           WASHINGTON, D.C. 20004         BETHESDA, MD  20814
         (205) 250-5000                   (202) 508-3303                (301) 654-6040

                              --------------------
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                              --------------------
                         CALCULATION OF REGISTRATION FEE

Title of each                                          Proposed maximum       Proposed maximum
class of securities            Amount to be             offering price            aggregate            Amount of
to be registered                registered                per unit*            offering price*      registration fee
--------------------------------------------------------------------------------------------------------------------
Common Stock                     848,031                 $10.30941793            $8,742,706            $2,430.47
========================================================================================================================

*Calculated in accordance with Rule 457(f), based on the total stockholders' equity of the company being acquired.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

         PROXY STATEMENT                       PROSPECTUS
    BULLSBORO BANCSHARES, INC.       REGIONS FINANCIAL CORPORATION
                                                 SHARES
                                            OF COMMON STOCK

                           -------------------------

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT
                           -------------------------

This Proxy Statement-Prospectus is being provided to you as stockholders of Bullsboro BancShares, Inc. The Boards of Directors of Bullsboro BancShares and Regions Financial Corporation have agreed to the merger of Bullsboro BancShares and Regions. The Merger is subject to the approval of Bullsboro BancShares' stockholders. The Board of Directors of Bullsboro BancShares has scheduled a
special meeting on               for you to vote on the merger. You may vote by
proxy or in person.

If the merger is completed, Bullsboro BancShares stockholders will receive 3.65 shares of Regions common stock for each share of Bullsboro BancShares common stock that they own. Regions common stock is traded on the Nasdaq National Market under the symbol "RGBK."

Bullsboro BancShares is the bank holding company for THE BANK of Newnan, Newnan, Georgia. Bullsboro BancShares has assets of approximately $107.7 million, deposits of approximately $91.3 million, and stockholders' equity of approximately $10.9 million. Regions will be the surviving corporation in the merger. Regions is a regional bank holding company headquartered in Birmingham, Alabama. Regions has banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. Regions has assets of approximately $35.1 billion, deposits of approximately $27.2 billion, and stockholders' equity of approximately $3.0 billion.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you do not return your card, the effect will be a vote against the merger.

The date, time, and place of the special meeting of stockholders is as follows:

         , 1998               p.m.
     Main Office
     Bullsboro BancShares, Inc.
     40 Bullsboro Drive
     Newnan, Georgia, 30264

THE BOARD OF DIRECTORS OF BULLSBORO BANCSHARES NEGOTIATED THIS TRANSACTION ON YOUR BEHALF. YOUR BOARD STRONGLY SUPPORTS THIS MERGER OF BULLSBORO BANCSHARES WITH REGIONS AND ENTHUSIASTICALLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER

This Proxy Statement-Prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. You also can get information about Regions from documents filed with the Securities and Exchange Commission.

SHARES OF REGIONS COMMON STOCK ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REGIONS COMMON STOCK TO BE ISSUED UPON COMPLETION OF THE MERGER OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Proxy Statement-Prospectus dated                    , 1998, first mailed to
stockholders on          , 1998.

We have not authorized anyone to give any information or make any representation about the merger or our companies that differs from, or adds to, the information in this Proxy Statement-Prospectus or in Regions' documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this Proxy Statement-Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Proxy Statement-Prospectus does not extend to you.

This Proxy Statement-Prospectus speaks only as of its date except where it indicates that another date applies.

Information in this Proxy Statement-Prospectus about Regions Financial Corporation has been supplied by Regions, and information about Bullsboro BancShares, Inc. has been supplied by Bullsboro BancShares.

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Each company makes forward-looking statements in this Proxy Statement-Prospectus, and in Regions' public documents to which we refer, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the combined company after the merger. This could cause results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you vote on the merger. These possible events or factors include the following:

     1. Regions' revenues after the merger and other recent acquisitions may be lower than expected, Regions' restructuring charges in recent acquisitions may be higher than expected, or Regions' operating costs after the merger and other recent acquisitions may be greater than expected;

     2. Competition among depository and other financial institutions may increase significantly;

     3. We may have more trouble obtaining regulatory approvals for the merger than expected;

     4. Regions may have more trouble integrating acquired businesses or retaining key personnel than expected;

     5. Regions' costs savings from the merger and other recent acquisitions may be less than expected, or Regions may be unable to obtain those cost savings as soon as expected;

     6. Changes in the interest rate environment may reduce operating margins;

     7. General economic or business conditions may be worse than we expect;

     8. Legislative or regulatory changes may adversely affect our businesses;

     9. Technological changes and systems integration may be harder to make or more expensive than expected; and

     10. Adverse changes may occur in the securities markets.

                           BULLSBORO BANCSHARES, INC.
                   40 BULLSBORO DRIVE, NEWNAN, GEORGIA, 30264
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
          TO BE HELD AT                         ON             , 1998
                           -------------------------

Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Bullsboro BancShares, Inc. ("Bullsboro") will be held at Bullsboro's main office, located at 40 Bullsboro Drive, Newnan, Georgia, 30264
on           , 1998, at                :00 p.m., local time, for the following
purposes:

1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of July 16, 1998 (the "Agreement"), by and between Bullsboro and Regions Financial Corporation ("Regions") pursuant to which (i) Bullsboro will merge with and into Regions with Regions as the surviving corporation (the "Merger") and (ii) each share of Bullsboro common stock (excluding certain shares held by Bullsboro, Regions, or their respective subsidiaries and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 3.65 shares of Regions common stock, subject to possible adjustment, with cash to be paid in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement-Prospectus; and

2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

Only stockholders of record at the close of business on           , 1998, are
entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

Stockholders of Bullsboro have a right to dissent from the Merger and to obtain payment of the fair value of their shares in cash by complying with the provisions of applicable law, which are attached to the accompanying Proxy Statement-Prospectus as Appendix C.

The Board of Directors of Bullsboro unanimously recommends that holders of Bullsboro common stock vote FOR the proposals listed above.

We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of Bullsboro an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                          By Order of the Board of Directors

                                          Jennie P. Stefanchick
                                          Corporate Secretary

          , 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
     The Companies..........................................     1
     The Merger.............................................     1
     Comparative Per Share Market Price Information.........     2
     Reasons for the Merger.................................     2
     The Special Meeting....................................     3
     Recommendations to Stockholders........................     3
     Record Date; Voting Power..............................     3
     Vote Required..........................................     3
     Conditions to Completion of the Merger.................     3
     Termination of the Merger Agreement....................     4
     Federal Income Tax Consequences........................     4
     Accounting Treatment...................................     5
     Interests of Persons in the Merger That Are Different
      from Yours............................................     5
     Dissenters' Appraisal Rights...........................     5
     Regulatory Approvals...................................     5
     Comparative Per Share Data.............................     5
     Selected Financial Data................................     7
THE SPECIAL MEETING.........................................    12
     General................................................    12
     Record Date; Vote Required.............................    12
THE MERGER..................................................    14
     General................................................    14
     Possible Adjustment of Exchange Ratio..................    14
     Treatment of Bullsboro Options.........................    17
     Background of the Merger...............................    17
     Bullsboro's Reasons for the Merger.....................    18
     Regions' Reasons for the Merger........................    19
     Opinion of Bullsboro's Financial Advisor...............    20
     Effective Time of the Merger...........................    25
     Distribution of Regions Stock Certificates and
       Payment For Fractional Shares........................    25
     Conditions to Consummation of the Merger...............    26
     Regulatory Approvals...................................    27
     Waiver, Amendment, and Termination of the Agreement....
     Conduct of Business Pending the Merger.................    28
     Management Following the Merger........................    29
     Interests of Certain Persons in the Merger.............    30
     Dissenting Stockholders................................    31
     Federal Income Tax Consequences of the Merger..........    34
     Accounting Treatment...................................    35
     Expenses and Fees......................................    35
     Resales of Regions Common Stock........................    35
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS..............    36
     Antitakeover Provisions Generally......................    37
     Authorized Capital Stock...............................    37
     Amendment of Certificate or Articles of Incorporation
      and Bylaws............................................    38
     Classified Board of Directors and Absence of Cumulative
      Voting................................................    39
     Removal of Directors...................................    39

                                                              PAGE
                                                              ----
     Limitations on Director Liability......................    40
     Indemnification........................................    40
     Special Meetings of Stockholders.......................    41
     Actions by Stockholders Without a Meeting..............    41
     Stockholder Nominations................................    42
     Mergers, Consolidations, and Sales of Assets
      Generally.............................................    42
     Business Combinations with Certain Persons.............    43
     Dissenters' Rights.....................................    44
     Stockholders' Rights to Examine Books and Records......    44
     Dividends..............................................    44
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................    46
BULLSBORO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    48
INFORMATION ABOUT BULLSBORO.................................    60
     Business and Properties................................    60
     Competition............................................    60
     Legal Proceedings......................................    60
     Management.............................................    61
     Transactions with Management...........................    62
     Voting Securities and Principal Stockholders of
      Bullsboro.............................................    62
INFORMATION ABOUT REGIONS...................................    63
     General................................................    63
     Recent Developments....................................    63
SUPERVISION AND REGULATION..................................    66
     General................................................    66
     Payment of Dividends...................................    67
     Capital Adequacy.......................................    68
     Prompt Corrective Action...............................    69
     FDIC Insurance Assessments.............................    70
DESCRIPTION OF REGIONS COMMON STOCK.........................    70
STOCKHOLDER PROPOSALS.......................................    71
EXPERTS.....................................................    71
OPINIONS....................................................    71
WHERE YOU CAN FIND MORE INFORMATION.........................    72
INDEX TO BULLSBORO FINANCIAL STATEMENTS.....................   F-1
APPENDIX A -- Agreement and Plan of Merger..................   A-1
APPENDIX B -- Opinion of Mercer Capital Management, Inc.....   B-1
APPENDIX C -- Copy of Chapter 2, Article 13 of the Georgia
  Business Corporation Act, pertaining to dissenters'
  rights....................................................   C-1

                                    SUMMARY

This summary presents selected information from this Proxy Statement-Prospectus. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred. These will give you a more complete description of the proposed merger and of legal terms of the merger. See "Where You Can Find More Information" (page 72). Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGES 60 AND 64)

     REGIONS FINANCIAL CORPORATION
     417 North 20th Street
     Birmingham, Alabama 35203
     (205) 326-7100

Regions is incorporated in Delaware and is a regional bank holding company. Regions provides banking and other financial services. Regions has banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. As of September 30, 1998, Regions' total assets were approximately $35.1 billion, deposits were approximately $27.2 billion and stockholders' equity was approximately $3.0 billion.

The section of this Proxy Statement-Prospectus under the caption "Where You Find More Information" refers you to places where you can find more information about Regions.

     BULLSBORO BANCSHARES, INC.
     40 Bullsboro Drive
     Newnan, Georgia, 30264
     (770) 253-8080

Bullsboro BancShares is incorporated in Georgia and is a bank holding company. Bullsboro BancShares owns THE BANK of Newnan, a commercial bank, which serves customers primarily in Coweta County, Georgia. As of September 30, 1998, Bullsboro BancShares' total assets were approximately $107.7 million, deposits were approximately $91.3 million, and stockholders' equity was approximately $10.9 million.

THE MERGER (PAGE 13)

If the merger is approved by stockholders and is completed, Bullsboro BancShares will merge with Regions Financial Corporation. Regions will be the surviving corporation in the merger. When the merger is completed, you will receive 3.65 shares of Regions stock for each share of Bullsboro BancShares stock that you own. You will receive only whole shares of Regions common stock. You will receive a cash payment for any fraction of a share to which you may become entitled.

If you elect to dissent from the merger under Georgia law and follow the required procedures, you will receive a cash payment for your shares of Bullsboro BancShares common stock instead of receiving Regions common stock. More information about your rights to dissent from the Merger, and the procedures you must follow should you choose to do so, is included under the
heading "The Merger -- Dissenting Stockholders" at page      .

The merger agreement protects you as stockholders against a sharp decline in the trading price of Regions stock compared to stock prices of other bank holding companies. If the average price of Regions stock over a ten-day period prior to the special meeting is less than $32.75 and also underperforms a group of bank holding company stocks by more than 15% between the date of the agreement and the date of the special meeting, then your Board of Directors can terminate the merger agreement unless Regions agrees to issue more Regions stock in exchange for your shares of Bullsboro BancShares stock. This mechanism is explained in detail under the heading "The Merger -- Possible Adjustment of Exchange Ratio"
at page      .

We have attached the merger agreement to this Proxy Statement-Prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that establishes the terms and conditions of the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE     )

Shares of Regions are quoted on the Nasdaq National Market. Shares of Bullsboro BancShares are not quoted on any established market. On July 16, 1998, the last full trading day prior to the public announcement of the merger, Regions stock closed at $42.00 per share. As of that date the last known price of Bullsboro
BancShares stock was $60.00 per share. On           , 1998, Regions stock closed
at $          per share and the last known price of Bullsboro BancShares stock
was $          per share.

Based on the exchange ratio in the merger, which is 3.65, the market value of the consideration that Bullsboro BancShares stockholders will receive in the merger for each share of Bullsboro BancShares common stock would be $153.30
based on Regions' July 16, 1998 closing price and $          based on Regions'
          , 1998 closing price. Of course, the market price of Regions common stock will fluctuate prior to and after completion of the merger, while the exchange ratio is fixed. Therefore, you should obtain current stock price quotations for Regions common stock.

REASONS FOR THE MERGER (PAGE     )

Before deciding to approve and recommend the merger, your Board of Directors considered the financial condition and prospects of Bullsboro BancShares and Regions, information about Regions, the financial terms of the merger, the likelihood that bank regulators will approve the merger, the federal income tax consequences of the merger, the advice of your Board's legal and financial advisors, and other factors. Your Board of Directors decided the merger is advisable and is in your best interests as stockholders.

To review the background of and reasons for the merger in greater detail, please see the discussion under the headings "The Merger -- Background of the Merger" and "The Merger -- Bullsboro's Reasons for the Merger" at pages 17 and 18.

OPINION OF FINANCIAL ADVISOR (PAGE     )

In deciding to approve the merger, your Board considered the opinion of its financial advisor, Mercer Capital, that as of the date of the opinion the exchange ratio was fair from a financial point of view to you as Bullsboro BancShares stockholders. We have attached this opinion as Appendix B to this Proxy Statement-Prospectus. You should read it carefully.

THE SPECIAL MEETING (PAGE     )

The Bullsboro BancShares special meeting will be held at Bullsboro BancShares'
main office, 40 Bullsboro Drive, Newnan, Georgia, 30264, at        p.m. on
          , 1998. Bullsboro BancShares stockholders will be asked to approve the merger agreement at the special meeting.

RECOMMENDATIONS TO STOCKHOLDERS (PAGE     )

Your Board of Directors believes that the merger is fair to you and in your best interests. The Board unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

RECORD DATE; VOTING POWER (PAGE   )

You can vote at the Bullsboro BancShares Special Meeting if you owned Bullsboro
BancShares common stock as of the close of business on           , 1998, the
record date. On that date,                shares of Bullsboro BancShares common
stock were outstanding and are allowed to vote at the special meeting. You will be able to cast one vote for each share of Bullsboro BancShares common stock you
owned on           , 1998.

Regions stockholders will not vote on the Merger.

VOTE REQUIRED (PAGE     )

In order for the special meeting to be held, a quorum must be present. A quorum is established when a majority of the shares of Bullsboro BancShares common stock are represented at the special meeting either in person or by proxy. To approve the Merger, Bullsboro BancShares stockholders who hold a majority of the outstanding shares of common stock on the record date must vote for the merger. If you do not vote, this will have the same effect as a vote against the merger.

All together, the directors and officers of Bullsboro BancShares can cast about
     % of the votes entitled to be cast at the Bullsboro BancShares special meeting. The members of your Board of Directors have agreed to vote all of their shares in favor of the merger.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE     )

The completion of the merger depends on a number of conditions being met, including the following:

     - Bullsboro BancShares stockholders' approving the merger;

     - Receipt of all required regulatory approvals and the expiration of any regulatory waiting periods;

     - The absence of any governmental or court order blocking completion of the merger, or of any proceedings by a government body trying to block it;

     - Receipt of an opinion of counsel that the U.S. federal income tax treatment of you the stockholders and of Bullsboro BancShares in the merger will generally be tax-free as we have described it to you in this Proxy Statement-Prospectus; and

     - Filing with the National Association of Securities Dealers, Inc. of Regions' notification for listing of additional shares on the Nasdaq National Market for the shares of Regions common stock to be issued in the Merger

Completion of the merger is subject to additional conditions not described above. In cases where the law permits, a party to the Merger Agreement could elect to waive a condition that has not been satisfied and complete the merger although it is entitled not to. We cannot be certain whether or when any of the conditions we've listed will be satisfied (or waived, where permissible), or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGE     )

We can agree at any time to terminate the merger agreement without completing the merger, even if you the stockholders have already voted to approve it.

In addition, either of us can terminate the merger agreement in the following circumstances:

     - After a final decision by a governmental authority to prohibit the merger, or after the rejection of an application for a governmental approval required to complete the merger;

     - If the merger is not completed by January 31, 1999;

     - If the Bullsboro BancShares stockholders do not approve the merger; or

     - If the other party violates, in a material way, any of its representations, warranties or obligations under the merger agreement and the party seeking termination is not in violation of the merger agreement.

In addition, Bullsboro BancShares could decide to terminate the merger agreement based on the market price of Regions' common stock during a ten-day period before the date stockholders approve the merger, if the average price during the period is less than $32.75 and has underperformed a group of bank holding company stocks by 15% or more during the period following the date we entered the merger agreement. However, Bullsboro BancShares will not be able to terminate the merger agreement if Regions elects to make a compensating adjustment to the exchange ratio that would provide Bullsboro BancShares stockholders more shares of Regions common stock in exchange for shares of Bullsboro BancShares common stock.

FEDERAL INCOME TAX CONSEQUENCES (PAGE     )

We expect that you will not recognize any gain or loss for U.S. federal income tax purposes in the merger when you exchange all of your shares of Bullsboro BancShares common stock for shares of Regions common stock in the merger, except in connection with any cash you receive instead of fractional shares and in certain special circumstances. We have conditioned the merger on our receipt of legal opinions that this will be the case, but these opinions will not bind the Internal Revenue Service, which could take a different view.

THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN BULLSBORO BANCSHARES STOCKHOLDERS, INCLUDING THE TYPES OF BULLSBORO BANCSHARES STOCKHOLDERS DISCUSSED ON PAGE 34, AND WILL NOT APPLY TO ANY BULLSBORO BANCSHARES STOCKHOLDER WHO DISSENTS FROM THE MERGER UNDER

GEORGIA LAW. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. THE TAX CONSEQUENCES WILL DEPEND ON YOUR SPECIFIC SITUATION AND MANY VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

ACCOUNTING TREATMENT (PAGE     )

We expect the merger to qualify as a pooling of interests, which means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company.

INTERESTS OF PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOURS (PAGE     )

Some of the officers of Bullsboro BancShares have benefit and compensation plans that provide them with interests in the merger that are different from, or in addition to, their interests as stockholders of Bullsboro BancShares. In particular, they hold outstanding options under Bullsboro's existing stock option plan, which will be converted into stock options to acquire Regions stock after the merger. Also, members of Bullsboro BancShares' Board and its officers are entitled to indemnification under the merger agreement.

The board of directors of Bullsboro BancShares was aware of these interests and considered them in approving and recommending the merger.

DISSENTERS' APPRAISAL RIGHTS (PAGE     )

Georgia law permits you to dissent from the merger and to have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, which include filing certain notices and refraining from voting your shares in favor of the merger. If you dissent from the merger, your shares of Bullsboro BancShares common stock will not be exchanged for shares of Regions common stock in the merger, and your only right will be to receive the appraised value of your shares in cash.

REGULATORY APPROVALS (PAGE     )

We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System.

In addition, the merger is subject to the approval of or notice to the Department of Banking and Finance of the state of Georgia. We have filed (or shortly will file) all of the required notices with these state regulatory authorities.

We do not know of any reason why we should not obtain the remaining regulatory approvals in a timely manner, but we cannot be certain when we will obtain them or that we will obtain them.

COMPARATIVE PER SHARE DATA

The following table shows information about our companies' income per share, dividends per share and book value per share, and similar information reflecting the merger of our two companies (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that our companies had been merged throughout those periods.

In presenting the comparative pro forma information, we also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes (a method referred to as the "pooling of interests" method of accounting).

The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of 3.65. It is intended to reflect the fact that Bullsboro BancShares stockholders will be receiving 3.65 shares of Regions common stock for each share of Bullsboro BancShares common stock exchanged in the merger.

The pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Also, the information for the nine-month period ended September 30, 1998 does not indicate what the results will be for the full 1998 fiscal year.

The information in the following table is based on the historical financial information of our companies. See "Information About Regions -- Recent Developments," "Where You Can Find More Information," and "Index to Bullsboro Financial Statements."

                                              NINE MONTHS
                                                 ENDED
                                             SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                            ---------------   ------------------------
                                             1998     1997     1997     1996     1995
                                            ------   ------   ------   ------   ------
                                              (UNAUDITED)        (UNAUDITED EXCEPT
                                                                    REGIONS AND
                                                               BULLSBORO HISTORICAL)
INCOME BEFORE EXTRAORDINARY ITEM PER
  COMMON SHARE
Regions historical........................  $ 1.34   $ 1.38   $ 1.82   $ 1.64   $ 1.45
Regions historical diluted................    1.32     1.36     1.79     1.61     1.43
Bullsboro historical......................    6.21     7.06     8.17     6.39     5.44
Bullsboro historical diluted..............    5.79     6.41     7.42     5.90     5.09
Regions and Bullsboro pro forma
  combined(1).............................    1.34              1.82     1.64     1.45
Regions and Bullsboro pro forma combined
  diluted(1)..............................    1.32              1.79     1.61     1.43
Bullsboro pro forma Merger
  equivalent(2)...........................    4.89              6.64     5.99     5.29
Bullsboro pro forma Merger equivalent
  diluted(2)..............................    4.82              6.53     5.88     5.22
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical........................     .69      .60      .80      .70      .66
Bullsboro historical......................      --       --       --       --       --
Bullsboro pro forma Merger
  equivalent(3)...........................    2.52     2.19     2.92     2.56     2.41

                                              NINE MONTHS
                                                 ENDED
                                             SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                            ---------------   ------------------------
                                             1998     1997     1997     1996     1995
                                            ------   ------   ------   ------   ------
                                              (UNAUDITED)        (UNAUDITED EXCEPT
                                                                    REGIONS AND
                                                               BULLSBORO HISTORICAL)
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical........................   13.38    12.46    12.75    11.82    10.74
Bullsboro historical......................   51.58
                                             -----
Regions and Bullsboro pro forma
  combined(1).............................   13.38
Bullsboro pro forma Merger
  equivalent(2)...........................   48.84

-------------------------

(1) Represents the combined results of Regions and Bullsboro as if the Merger were consummated on January 1, 1995 (or September 30, 1998, in the case of Book Value Per Share Data), and were accounted for as a pooling of interests.

(2) Represents pro forma combined information multiplied by the Exchange Ratio of 3.65 shares of Regions common stock for each share of Bullsboro common stock. The Exchange Ratio is subject to upward adjustment under certain conditions if the average of the closing sales prices of Regions common stock over a specified period is less than $32.75. See "The
    Merger -- Possible Adjustment of Exchange Ratio." The presentation of pro forma equivalent information would be affected by any increase in the Exchange Ratio.

(3) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of 3.65 shares of Regions common stock for each share of Bullsboro common stock.

SELECTED FINANCIAL DATA

The following tables show summarized historical financial data for each of our companies

The information in the following tables is based on the historical financial information of our companies. All of the summary financial information provided in the following tables should be read in connection with this historical financial information and with the more detailed financial information we have provided in this Proxy Statement-Prospectus, which you can find beginning at page F-1 and in the documents of Regions incorporated by reference. See
"Information About Regions -- Recent Developments," on page      and "Where You
Can Find More Information" on page . The financial information as of or for the interim periods ended September 30, 1998 and 1997 has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

                 SELECTED HISTORICAL FINANCIAL DATA OF REGIONS

                              NINE MONTHS
                          ENDED SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                       -------------------------   -------------------------------------------------------------------
                          1998          1997          1997          1996          1995          1994          1993
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------
                              (UNAUDITED)                   (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT
  DATA:
Total interest
  income.............  $ 1,932,506   $ 1,684,430   $ 2,276,584   $ 1,954,283   $ 1,750,427   $ 1,385,512   $ 1,102,493
Total interest
  expense............      948,247       808,368     1,097,376       942,459       861,242       598,160       446,199
Net interest income..      984,259       876,062     1,179,208     1,011,824       889,185       787,352       656,294
Provision for loan
  losses.............       41,482        58,966        89,663        46,026        37,493        22,058        38,017
Net interest income
  after loan loss
  provision..........      942,777       817,096     1,089,545       965,798       851,692       765,294       618,277
Total noninterest
  income excluding
  security gains
  (losses)...........      340,835       283,374       381,400       341,792       280,834       251,837       242,326
Security gains
  (losses)...........        3,127           454           498         3,311         (697)           681         3,312
Total noninterest
  expense............      839,939       663,039       901,776       837,034       720,825       653,506       584,044
Income tax expense...      152,095       147,693       187,563       156,008       134,529       115,853        88,225
Income before
  extraordinary
  item...............      294,705       290,192       382,104       317,859       276,475       248,453       191,646
Extraordinary item...           --        15,425        15,425            --            --            --            --
Net income...........      294,705       305,617       397,529       317,859       276,475       248,453       191,646
PER SHARE DATA:
Income, before
  extraordinary
  item...............  $      1.34   $      1.38   $      1.82   $      1.64   $      1.45   $      1.36   $      1.14
Net income...........         1.34          1.46          1.89          1.64          1.45          1.36          1.14
Income, before
  extraordinary
  item -- diluted....         1.32          1.36          1.79          1.61          1.43          1.34          1.12
Net income --
  diluted............         1.32          1.43          1.86          1.61          1.43          1.34          1.12
Cash dividends.......          .69           .60           .80           .70           .66           .60           .52
Book value...........        13.38         12.46         12.75         11.82         10.74          9.58          8.89
OTHER INFORMATION:
Average number of
  shares
  outstanding........      220,220       209,721       209,781       194,241       190,896       182,903       168,758
Average number of
  shares
  outstanding, --
  diluted............      223,935       213,940       213,750       197,751       193,579       185,110       171,363
STATEMENT OF
  CONDITION DATA
  (PERIOD END):
Total assets.........  $35,076,264   $30,451,527   $31,414,058   $26,993,344   $24,419,249   $22,184,508   $19,126,602
Securities...........    7,696,008     6,192,352     6,315,923     5,742,375     5,618,839     5,143,226     4,861,348
Loans, net of
  unearned income....   23,852,206    21,215,476    21,881,123    18,395,552    16,156,132    14,726,649    11,791,556

                              NINE MONTHS
                          ENDED SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                       -------------------------   -------------------------------------------------------------------
                          1998          1997          1997          1996          1995          1994          1993
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------
                              (UNAUDITED)                   (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
Total deposits.......   27,184,895    24,699,371    25,011,021    22,019,412    19,982,422    18,048,906    16,242,208
Long-term debt.......      424,176       456,347       445,529       570,545       762,521       766,774       683,171
Stockholders'
  equity.............    2,957,653     2,614,863     2,679,821     2,274,563     2,047,398     1,785,026     1,581,143
PERFORMANCE RATIOS:
Return on average
  assets(1)..........         1.17%(a)      1.40%(b)      1.35%(c)      1.25%(d)      1.19%         1.23%         1.19%
Return on average
  stockholders'
  equity(1)..........        13.79(a)      16.02(b)      15.38(c)      14.71(d)      14.30         14.88         14.02
Net interest
  margin(1)..........         4.28          4.42          4.41          4.36          4.27          4.33          4.57
Efficiency(2)........        62.54(a)      56.32         57.78         61.84(d)      61.61         62.89         63.84
Dividend payout......        51.49         41.10         42.33         42.68         45.52         44.12         45.61
ASSET QUALITY RATIOS:
Net charge-offs to
  average loans, net
  of unearned
  income(1)..........          .22           .23           .27           .18           .15           .18           .24
Problem assets to net
  loans and other
  real estate(3).....          .67           .76           .78           .63           .69           .91          1.44
Nonperforming assets
  to net loans and
  other real
  estate(4)..........          .84           .90           .91           .83           .81           .98          1.59
Allowance for loan
  losses to loans,
  net of unearned
  income.............         1.36          1.39          1.39          1.38          1.43          1.41          1.62
Allowance for loan
  losses to
  nonperforming
  assets(4)..........       163.04        153.64        151.89        166.41        177.53        144.04        101.66
LIQUIDITY AND CAPITAL
  RATIOS:
Average stockholders'
  equity to average
  assets.............         8.51          8.74          8.75          8.50          8.36          8.23          8.49
Average loans to
  average deposits...        86.91         84.54         84.94         82.42         82.23         75.90         72.36
Tier 1 risk-based
  capital(5).........        10.64         10.35         10.48         10.81         11.14         10.69         11.13
Total risk-based
  capital(5).........        11.84         11.54         12.93         13.59         14.61         14.29         13.48
Tier 1 leverage(5)...         7.84          5.57          7.52          7.44          7.49          8.21         10.11

-------------------------

(1) Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income
    (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for prior periods have not been restated to reflect the combinations with First National Bancorp and First Commercial Corporation, accounted for as poolings of interests, or any other pooling-of-interests transactions.

(a) Ratios for the nine months ended September 30, 1998, excluding $76.5 million (after tax) for nonrecurring merger and restructuring charges are as follow:
    Return on average assets -- 1.48%, Return on average stockholders' equity -- 17.36%, and Efficiency -- 54.00%.

(b) Ratios for the nine months ended September 30, 1997, excluding $15.4 million (after tax) for extraordinary gain from divestiture of two banks by a pooled company are as follow: Return on average assets -- 1.33% and Return on average stockholders' equity -- 15.21%.

(c) Ratios for 1997 excluding $15.4 million (after tax) for extraordinary gain from divestiture of two banks by a pooled company are as follow: Return on average assets -- 1.29% and Return on average stockholders' equity -- 14.79%.

(d) Ratios for 1996 excluding $19.0 million (after-tax) charged for SAIF assessment and merger expenses are as follows: Return on average assets -- 1.40%, Return on average stockholders' equity -- 16.45%, and Efficiency -- 56.16%.

                SELECTED HISTORICAL FINANCIAL DATA OF BULLSBORO

                                             NINE MONTHS
                                         ENDED SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                         --------------------   -----------------------------------------------
                                           1998        1997      1997      1996      1995      1994      1993
                                         --------     -------   -------   -------   -------   -------   -------
                                             (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
Total interest income..................  $  7,630     $ 7,160   $ 9,745   $ 7,524   $ 6,327   $ 4,849   $ 3,964
Total interest expense.................     3,209       2,787     3,807     3,215     2,659     2,052     1,878
Net interest income....................     4,421       4,373     5,938     4,309     3,668     2,797     2,086
Provision for loan losses..............       208         210       716       289       205       138       188
Net interest income after loan loss
  provision............................     4,213       4,163     5,222     4,020     3,463     2,659     1,898
Total noninterest income excluding
  security gains (losses)..............       794         828     1,055       956       979       740       722
Security gains (losses)................        --          --        --        29        --        --        --
Total noninterest expense..............     3,049       2,851     3,869     3,080     2,798     2,407     2,069
Income tax expense.....................       702         785       840       700       600       344       193
Net income.............................     1,256       1,355     1,568     1,225     1,044       648       358
PER SHARE DATA:
Net income.............................  $   6.21     $  7.06   $  8.17   $  6.39   $  5.44   $  3.38   $  1.87
Net income -- diluted..................      5.79        6.41      7.42      5.90      5.09      3.27      1.87
Cash dividends.........................        --          --        --        --        --        --        --
Book value.............................     51.58       46.16     45.57     38.48     33.50     27.55     25.26
OTHER INFORMATION:
Average number of shares outstanding...       202         192       192       192       192       192       192
Average number of shares outstanding,
  -- diluted...........................       217         211       211       208       205       198       192

                                             NINE MONTHS
                                         ENDED SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                         --------------------   -----------------------------------------------
                                           1998        1997      1997      1996      1995      1994      1993
                                         --------     -------   -------   -------   -------   -------   -------
                                             (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF CONDITION DATA (PERIOD
  END):
Total assets...........................  $107,721     $99,841   $97,766   $85,286   $69,396   $53,565   $52,059
Securities.............................    15,139      12,893    13,534    13,642    13,157    11,808     8,905
Loans, net of unearned income..........    68,799      68,678    70,914    61,766    48,645    40,667    36,056
Total deposits.........................    91,314      89,477    87,870    77,272    62,668    52,507    47,473
Long-term debt.........................     4,000          --        --        --        --        --        --
Stockholders' equity...................    10,887       8,523     8,743     7,105     5,953     4,712     4,157
PERFORMANCE RATIOS:
Return on average assets(1)............      1.61%       1.99%     1.70%     1.58%     1.70%     1.23%     0.73%
Return on average stockholders'
  equity(1)............................     17.26       23.58     19.72     19.34     19.58     14.61      8.87
Net interest margin(1).................      6.23        7.39      7.14      6.43      6.31      4.93      4.00
Efficiency(2)..........................     60.87       57.11     61.64     61.54     62.99     70.81     78.97
Dividend payout........................        --          --
ASSET QUALITY RATIOS:
Net charge-offs to average loans, net
  of unearned income(1)................      1.09%       0.07%     0.10%     0.21%     0.18%     1.62%     1.57%
Problem assets to net loans and other
  real estate(3).......................      1.30        0.41      1.28      0.44      0.29      0.36      1.13
Nonperforming assets to net loans and
  other real estate(4).................      1.33        1.59      1.68      0.70      0.66      1.06      1.94
Allowance for loan losses to loans, net
  of unearned income...................      1.52        1.60      2.23      1.52      1.59      1.62      1.57
Allowance for loan losses to
  nonperforming assets(4)..............    114.23      102.04    133.14    216.17    244.48    155.42     81.70
Liquidity and Capital Ratios:
Average stockholders' equity to average
  assets...............................      9.19%       8.44%     8.64%     8.16%     8.67%     8.40%     9.64%
Average loans to average deposits......     77.19       80.46     83.45     76.85     77.53     76.74     74.15
Tier 1 risk-based capital(5)...........     14.04       12.08     11.91     11.50     12.00     11.98     13.84
Total risk-based capital(5)............     15.29       13.34     13.16     12.76     13.25     13.23     15.19
Tier 1 leverage(5).....................      9.68        8.96      8.96      9.25      8.53      8.45      7.98

-------------------------

(1) Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income
    (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

                              THE SPECIAL MEETING

GENERAL

We are sending this Proxy Statement-Prospectus to the stockholders of Bullsboro BancShares, Inc. ("Bullsboro") in connection with the solicitation by the Bullsboro Board of Directors of proxies for use at a special meeting of stockholders (the "Special Meeting"), at which Bullsboro stockholders will be asked to vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 16, 1998 (the "Agreement"), between Bullsboro and Regions Financial Corporation.

The Special Meeting will be held at   :00 p.m., local time, on           , 1998,
at the main offices of Bullsboro, located at 40 Bullsboro Drive, Newnan, Georgia, 30264.

Bullsboro stockholders are requested promptly to sign, date, and return the accompanying proxy card to Bullsboro in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or vote at the Special Meeting will have the same effect as a vote against the Agreement.

Any Bullsboro stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Bullsboro a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Bullsboro before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to Bullsboro BancShares, Inc., 40 Bullsboro Drive, Newnan, Georgia, 30264, Attention:, Corporate Secretary. A proxy will not be revoked by death or incapacity of the stockholder after the proxy is given unless, before the vote, notice of death or incapacity is filed with the Secretary. The shares of Bullsboro common stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. As of the date of this Proxy Statement-Prospectus, Bullsboro is unaware of any other matter to be presented at the Special Meeting.

Bullsboro may solicit proxies by mail, and also possibly by telephone or telegram or in person by the directors, officers, and employees of Bullsboro. The directors, officers, and employees who will receive no additional compensation for the solicitation, but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

Bullsboro stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

Bullsboro's Board of Directors has established the close of business on
          , 1998, as the record date for determining the Bullsboro stockholders entitled to notice of and to vote at the Special Meeting. Only Bullsboro stockholders of record as of the record date will be entitled to vote at the Special Meeting. As of the record date, there were
approximately                holders of                shares of the $1.00 par
value common stock of Bullsboro outstanding and entitled to vote at the Special Meeting. Each share is entitled to one vote.

The presence, in person or by proxy, of a majority of the outstanding shares of Bullsboro common stock is necessary to constitute a quorum of the stockholders. A quorum must be present before a vote on the Merger Agreement can be taken at the Special Meeting. For these purposes, shares of Bullsboro common stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of Bullsboro common stock in "street" name on behalf of a beneficial owner lacks authority to vote these shares in the absence of specific voting instructions from the beneficial owner.

Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bullsboro common stock entitled to vote at the Special Meeting. A failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, has the same effect as a vote against the Agreement.

The directors and executive officers of Bullsboro and their affiliates
beneficially owned, as of the record date,                shares (or
approximately      % of the outstanding shares) of Bullsboro common stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the record date, no shares of Bullsboro common stock. As of that date, no subsidiary of either Bullsboro or Regions held any shares of Bullsboro common stock in a fiduciary capacity for others.

                                   THE MERGER

The following material describes certain aspects of merger of Bullsboro with and into Region. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices, including the Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated here by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

The Agreement provides generally for the acquisition of Bullsboro by Regions pursuant to the Merger of Bullsboro with and into Regions. Regions will be the surviving corporation resulting from the Merger.

On the date and at the time that the Merger becomes effective, each share of Bullsboro common stock (excluding shares held by Bullsboro, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding all shares held by stockholders who perfect their dissenters' rights) issued and outstanding at the effective time of the Merger will be converted into 3.65 shares of the $.625 par value common stock of Regions, subject to possible adjustment as described below under the caption "-- Possible Adjustment of Exchange Ratio." Each share of Regions common stock outstanding immediately prior to the effective time of the Merger will remain outstanding and unchanged as a result of the Merger.

No fractional shares of Regions common stock will be issued in connection with the Merger. Instead of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which a Bullsboro stockholder would otherwise receive multiplied by the closing price of Regions common stock on the Nasdaq National Market on the last trading day prior to the effective time of the Merger.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

The exchange ratio of 3.65 shares of Regions common stock for each share of Bullsboro common stock (the "Exchange Ratio") could be adjusted under certain provisions of the Agreement. UNDER NO CIRCUMSTANCES WOULD THE EXCHANGE RATIO BE LESS THAN 3.65 SHARES OF REGIONS COMMON STOCK FOR EACH SHARE OF BULLSBORO COMMON STOCK. An adjustment could occur only if the Bullsboro Board elects to terminate the Agreement under the provisions of the Agreement described below, and if Regions then elects to avoid termination of the Agreement by increasing the Exchange Ratio.

For purposes of the description of these provisions and their operation, the following definitions apply.

The "Average Closing Price" is the average of the daily last sale prices of Regions common stock as reported on the Nasdaq National Market for the 10 consecutive full trading days in which such shares are traded on the Nasdaq National Market ending at the close of trading on the Determination Date.

The "Determination Date" is the date the Merger is approved by the stockholders of Bullsboro.

The "Regions Ratio" is the number obtained by dividing the Average Closing Price by $40.94.

The "Index Price" is the weighted average of the last sale prices of the common stock of the bank holding companies defined as the "Index Group" in the Agreement as of a given date.

The "Index Ratio" is the number obtained by dividing the Index Price on the Determination Date by the Index Price as of July 23, 1998, less 15%.

If both:

     (i) the Average Closing Price is less than $32.75; and

     (ii) the Regions Ratio is less than the Index Ratio,

then Bullsboro may elect to terminate the Agreement unless Regions increases the Exchange Ratio such that the number of shares of Regions common stock issued in exchange for each share of Bullsboro common stock has a value (based on the Average Closing Price) equal to the lesser of (i) $119.54 or (ii) the value (based on the Average Closing Price) of the number of a shares of Regions common stock that would have been exchanged for each share of Bullsboro common stock if the relative performance of Regions common stock as determined above was 15% lower than the relative performance of the Index Group. If the Merger is approved by the Bullsboro stockholders, the Bullsboro Board may elect not to terminate the Agreement and to consummate the Merger without resoliciting the Bullsboro stockholders even if Bullsboro's Stock Price Termination Right is triggered. These conditions reflect the parties' agreement that Bullsboro's stockholders will assume the risk of declines in the value of Regions common stock to $32.75. Any adjustment of the Exchange Ratio reflecting a decline in the price of Regions common stock to below $32.75 would be dependent on whether the Average Closing Price of Regions common stock lags behind a market basket of comparable bank holding company common stocks (the Index Group referenced above) by more than 15%.

In making its determination of whether to terminate the Agreement, the Bullsboro Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of Regions (including the recent performance of Regions common stock, the historical financial data of Regions, customary statistical measurements of Regions' financial performance, and the future prospects for Regions common stock following the Merger), and the advice of its financial advisors and legal counsel. If the Bullsboro Board elects to terminate the Agreement, Regions would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors Regions will consider include the projected effect of the Merger on Regions' pro forma earnings per share and whether Regions' assessment of Bullsboro's earning potential as part of Regions justifies the issuance of an increased number of Regions' shares. If Regions declines to adjust the Exchange Ratio, Bullsboro may elect to proceed without the adjustment, provided it does so within 12 days after the Determination Date. Regions is under no obligation to adjust the Exchange Ratio.

The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the scenarios, it has been assumed that the initial Exchange Ratio is 3.65, the Starting Price of Regions Common stock is $40.94, and the Index Price, as of the Starting Date, is $100.)

(1) The first scenario occurs if the Average Closing Price is $32.75 or greater. Under this scenario, regardless of any comparison between the Regions Ratio and the Index Ratio, there would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by Bullsboro stockholders could have fallen from a pro forma $149.42 per share, as of the Starting Date, to as little as a pro forma $119.54 per share, as of the Determination Date.

(2) The second scenario occurs if the Average Closing Price is less than $32.75, but does not represent a decline from the Starting Price of more than 15% than the decline of the common stock prices of the Index Group. Under this scenario, Bullsboro will have no right to terminate the Merger, and there would be no adjustment to the Exchange Ratio, even though the value of the consideration to be received by Bullsboro stockholders would have fallen from a pro forma $149.42 per share, as of the Starting Date, to an amount, based on the then lower Average Closing Price of Regions common stock as of the Determination Date, of less than a pro forma $119.54 per share.

(3) The third scenario occurs if the Average Closing Price declines below $32.75 and the Regions Ratio is below the Index Ratio. Under this scenario, the adjustment in the Exchange Ratio is designed to ensure that the Bullsboro stockholders receive shares of Regions common stock having a value (based upon the Average Closing Price) that corresponds to at least $119.54 or a 15% decline from the stock price performance reflected by the Index Group, whichever is less.

For example, if the Average Closing Price were $30.00, and the ending Index Price, as of the Determination Date, were $90, the Regions Ratio (.7328) would be below the Index Ratio (.75, or .90 minus .15), and Bullsboro could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal 3.7355, which represents the lesser of (a) 3.9846 [the result of dividing $119.54 (the product of $32.75 and the 3.65 Exchange Ratio) by the Average Closing Price ($30.00), rounded to the nearest ten-thousandth] and (b)
3.7355 [the result of dividing the Index Ratio (.75) times 3.65 by the Regions Ratio (.7328), rounded to the nearest ten-thousandth]. Based upon the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the Bullsboro stockholders of $112.07 per Bullsboro share.

If the Average Closing Price were $30.00, and the ending Index Price, as of the Determination Date, were $100, the Regions Ratio (.7328) would be below the Index Ratio (.85, or 1.00 minus .15), and Bullsboro could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal 3.9846, which represents the lesser of (a) 3.9846 [the result of dividing $119.54 (the product of $32.75 and the 3.65 Exchange Ratio) by the Average Closing Price ($30.00), rounded to the nearest ten-thousandth] and (b)
4.2336 [the result of dividing the Index Ratio (.85) times 3.65 by the Regions Ratio (.7328), rounded to the nearest ten-thousandth]. Based upon the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the Bullsboro stockholders of $119.54 per Bullsboro share.

The actual market value of a share of Regions common stock at the Effective Date and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Bullsboro common stock may be more or less than the Average Closing Price. Bullsboro stockholders are urged to obtain current market quotations for Regions common stock. See "Comparative Market Prices and Dividends."

TREATMENT OF BULLSBORO OPTIONS

The Agreement provides that all rights with respect to Bullsboro common stock pursuant to stock options or stock appreciation rights granted by Bullsboro under its stock option plans which are outstanding at the effective time of the Merger, whether or not then exercisable, will be converted into and will become rights with respect to Regions common stock, and Regions will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the effective time, those options will become options to purchase Regions common stock, with the exercise price and number of shares of Regions common stock purchasable thereunder adjusted to reflect the exchange ratio of 3.65 shares of Regions common stock for each share of Bullsboro common stock. Those options that were issued as incentive stock options will be adjusted in accordance with Section 424 of the Internal Revenue Code in order to avoid certain tax consequences for the option holder.

The executive officers or directors of Bullsboro held in the aggregate exercisable options to purchase 18,351 shares of Bullsboro common stock, as of the date of this Proxy Statement-Prospectus. The current Bullsboro stock option plan provides that outstanding options are exercisable before the merger for cash, but that options not exercised would terminate at the closing of the Merger. A vote to approve the Merger also will approve an amendment to the Bullsboro stock option plan to provide for the conversion of outstanding options, as described above.

BACKGROUND OF THE MERGER

Bullsboro's management has discussed possible affiliations with other financial institutions from time to time in the past. Except for the discussions described below, these discussions did not lead to negotiations or agreements regarding significant terms of a potential affiliation, and were abandoned.

In early October 1997, a representative of Regions expressed interest in a possible merger with Bullsboro at a meeting with a Bullsboro director. The meeting was arranged by a significant stockholder of Bullsboro, who also attended the meeting. Bullsboro's President met with the representative of Regions on October 16, 1997, to discuss a possible merger. At its meeting of October 20, 1997, the Bullsboro Board of Directors authorized Bullsboro's President to provide information requested by Regions, subject to the execution of a confidentiality agreement, and to discuss an affiliation with Regions in consultation with the Expansion Committee of the Board of Directors. The Expansion Committee consisted of Directors Arnall, Church and Murphey. In the following months, a number of discussions were held between Bullsboro management, its financial consultant, USBA, Inc. or its special legal counsel, Kennedy, Baris & Lundy, L.L.P., and Regions representatives. Several of these discussions also included the principal officers and stockholders of Southern Asset Management, Inc., an asset-based lending company that operates under contract with THE BANK of Newnan.

In late 1997 and early 1998, several other financial institutions expressed interest in a possible merger transaction with Bullsboro. Bullsboro's President had preliminary discussions with these institutions. One of them, a Georgia institution with assets of less than

$500 million, expressed continued, strong interest in a possible merger. At its meeting of April 21, 1998, the Bullsboro Board of Directors considered possible terms for an affiliation with Regions or with this other institution. In comparing a possible affiliation with Regions and this other institution, the Board considered Region's greater asset size, the greater trading volume and liquidity of Region's common stock, the potential dilution that such a merger might produce in the per share value of the other institution, the greater potential dividend payments to Bullsboro holders from the possible merger with Regions, the comparative value of the shares that might be exchanged, based upon assumed exchange ratios, and the expected effects of a merger with each institution on Bullsboro employees and directors. The Board also considered the potentially favorable effects of a "double dip," that is, a sale of the other institution at a premium following a merger with Bullsboro. The Board determined to pursue discussions with Regions, and not to pursue discussions with the other institution. Regions provided a draft definitive agreement to Bullsboro's special legal counsel on May 1, 1998. Discussions between the parties and Regions due diligence review of Bullsboro continued through mid-May 1998. On May 18, 1998, however, Regions informed Bullsboro that it was ending discussions regarding a possible merger. In late May, Representatives of Regions and USBA met in Birmingham at USBA's request to explore a possible resumption of discussions. Discussions were resumed in early June 1998, and included discussion of terms of the proposed merger and revisions to the proposed merger agreement.

The Bullsboro Board of Directors met on July 16, 1998 to consider the terms of the possible merger with Regions and the related merger agreement. The meeting was attended by a representative of USBA and by special legal counsel. Special legal counsel had provided materials for consideration by the Board, including the latest draft of a proposed merger agreement and related documents, and an outline of the merger agreement. Mercer Capital had provided the Board with a financial analysis of the potential merger, and an opinion as to the fairness of the exchange ratio to the Bullsboro stockholders from a financial point of view. After deliberation and consultation with the Bullsboro financial advisor and special legal counsel, the Board of Directors approved the Merger and the Merger Agreement, subject to amendment and correction as deemed necessary or appropriate by the President.

BULLSBORO'S REASONS FOR THE MERGER

In approving the Merger, the directors of Bullsboro considered a number of factors. Without assigning any relative or specific weights to the factors, the Bullsboro Board of Directors considered the following material factors:

     - the information presented to the directors by the management of Bullsboro concerning the business, operations, earnings, asset quality, and financial condition of Bullsboro, including compliance with regulatory capital requirements on an historical and prospective basis;

     - the financial terms of the Merger, including the relationship of the merger price to the book value and earnings per share of Bullsboro common stock, the partial protection against a decline in the market value of Regions common stock, and the potential increase in cash dividends for Bullsboro stockholders;

     - the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of Bullsboro common stock for Regions common stock for federal and state income tax purposes;

     - the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

     - the opinion rendered by Bullsboro's financial advisor to the effect that, from a financial point of view, the exchange of Bullsboro common stock for Regions common stock on the terms and conditions set forth in the Agreement is fair to the holders of Bullsboro common stock;

     - stockholders of Bullsboro will receive shares of Regions common stock, which is publicly traded on NASDAQ; there is no current public market for Bullsboro common stock;

     - affiliation with a larger holding company would provide the opportunity to realize economies of scale and increase efficiencies of operations to the benefit of stockholders and customers. Affiliation with Regions will also enhance the development of new products and services, the development and provision of which are becoming increasingly difficult to address by smaller banks;

     - potential benefits and opportunities for employees of Bullsboro, as a result of both employment in a larger enterprise and Regions' benefit plans and policies; and

     - growth of Bullsboro without affiliation with a larger holding company would likely be limited because of Bullsboro's need for increasing capital resources to support that growth. Without such a combination, the Bullsboro Board of Directors believed it would be necessary to obtain additional capital resources beyond those which could be obtained from operations, in order to achieve a size which the Bullsboro Board of Directors believed would be necessary to maintain Bullsboro as a viable independent entity.

The terms of the Merger were the result of arms-length negotiations between representatives of Bullsboro and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of Bullsboro unanimously approved the Merger as being in the best interests of Bullsboro and its stockholders. Each member of the Board of Directors of Bullsboro has agreed to vote those shares of Bullsboro common stock over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger.

Bullsboro's Board of Directors unanimously recommends that Bullsboro stockholders vote for approval of the Agreement.

REGIONS' REASONS FOR THE MERGER

In approving the Agreement and the Merger, the Regions Board considered a number of factors concerning the benefits of the Merger, including the following:

     - Information Concerning Bullsboro: The Regions Board considered information concerning the business, operations, earnings, asset quality, and financial condition of Bullsboro, and aspects of the Bullsboro franchise, including the market position of Bullsboro in each of the markets in which it operates and the compatibility of the community bank orientation of the operations of Bullsboro to that of Regions. The Regions Board concluded that Bullsboro is a sound, well managed financial institution which is well positioned in its market areas and which presents an attractive opportunity for Regions to add to its franchise in the Georgia market.

     - Financial Terms of the Merger: The Regions Board considered various financial aspects of the Merger as reported by Regions' management including (1) the anticipated effect of the Merger on Regions' per share earnings (with the Merger anticipated to have no significant effect on Regions' earnings per share), (2) the anticipated effect of the Merger on Regions' book value per share (with the Merger anticipated not to dilute significantly Regions' book value per share), (3) a comparison of Bullsboro to selected peer banks and a comparison of pricing aspects of the Merger to pricing characteristics of other merger transactions involving financial institutions, and (4) the anticipated accounting treatment of the Merger as a pooling of interests.

     - Nonfinancial Terms of the Merger: The Regions Board considered various nonfinancial aspects of the Merger, including the treatment of the Merger as a tax-free exchange of Bullsboro common stock for Regions common stock for federal income tax purposes and the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay.

The foregoing discussion of the information and factors considered by the Regions Board is not intended to be exhaustive but includes all material factors considered by the Regions Board. In reaching its determination to approve the Merger and the Agreement, the Regions Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Agreement, and considering, among other things, the matters discussed above, the Regions Board determined that the Merger is in the best interests of Regions and its stockholders and unanimously approved the Agreement.

OPINION OF BULLSBORO'S FINANCIAL ADVISOR

Mercer Capital is regularly engaged to assist financial institutions in mergers and acquisitions and value the debt and equity securities of such institutions. The Board of Directors retained Mercer Capital on the basis of its reputation and its experience in negotiating mergers among financial institutions and in evaluating such transactions. No limitations were imposed by Bullsboro's Board with respect to the investigations made or the procedures followed by Mercer Capital in rendering its fairness opinion. Mercer Capital was paid a fee of $20,000 for rendering its opinion. Mercer Capital did not participate in the negotiations, which led to the Agreement.

Mercer Capital prepared a valuation analysis to evaluate the fairness from a financial point of view of the proposed "Exchange Ratio" of 3.65 shares of Regions common stock for each share of Bullsboro common stock. The valuation analysis and preliminary fairness opinion were delivered to Bullsboro on July 15, 1998. Mercer Capital subsequently rendered an updated fairness opinion,
dated                      , 1998, to the effect that the Exchange Ratio is fair
to the Bullsboro stockholders from a financial point of view. The fairness opinion, which is included in Appendix B of this proxy/prospectus, should be read in its entirety by Bullsboro stockholders.

As part of its investigation, Mercer Capital reviewed: (1) the Agreement and Plan of Merger; (2) Bullsboro's annual reports for fiscal years 1995, 1996, and 1997; (3) THE BANK of Newnan's Call Reports for fiscal years 1995, 1996, and 1997 and the quarters ended March 31, 1998 and June 30, 1998; (4) Region's annual reports for the fiscal years ended December 31, 1995, 1996 and 1997; (6) Region's 10-K for fiscal years 1995, 1996, and 1997 and Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;
(7) Region's proxy statements for fiscal years 1996, 1997, and 1998; (8) Bullsboro's 1998 budget prepared by Bullsboro management; (9) public market pricing data of publicly traded banks which Mercer Capital deemed comparable to Regions; and, (10) transaction data involving other banks which have been acquired.

As part of its engagement, representatives of Mercer Capital visited with Bullsboro management in Newnan, Georgia and Regions management in Birmingham, Alabama. Factors considered in rendering the opinion included: (1) terms of the Agreement and Plan of Merger; (2) the arms' length process by which the Agreement was negotiated; (3) Mercer Capital's valuation analysis; (4) an analysis of the estimated pro-forma changes in book value per share, earnings per share, and dividends per share from the perspective of the Bullsboro stockholders; (5) a review of Region's historical financial performance, historical stock pricing, the liquidity of its shares and pricing in relation to other publicly traded bank holding companies; (6) a review of Bullsboro's historical financial performance and projected financial performance; and, (7) tax consequences of the merger for Bullsboro stockholders.

In connection with rendering its opinion, Mercer Capital performed a variety of financial analyses, which are summarized below. Mercer Capital believes that its analyses must be considered as a whole and that selection of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Mercer Capital's opinion. Also, Mercer Capital relied upon management forecasts in rendering its opinion. Mercer Capital did not represent or warrant that the actual performance would reflect that which was projected.

Mercer Capital did not compile or audit Bullsboro's or Region's financial statements, nor did Mercer Capital independently verify the information reviewed. Mercer Capital relied upon such information as being complete and accurate in all material respects. Mercer Capital did not make an independent valuation of the loan portfolio, adequacy of the loan loss reserve or other assets or liabilities of either institution.

Mercer Capital's opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed merger; nor did Mercer Capital express any opinion as to the prices at which any security of Bullsboro or Regions might trade in the future.

The following is a summary of Mercer Capital's valuation analysis and the analysis of the proposed merger with Regions.

Transaction Summary. Mercer Capital noted that the Exchange Ratio of 3.65 Regions shares for each Bullsboro share was determined through arms length negotiations with Regions. Based upon the value of Regions common stock immediately prior to the date the Agreement was signed, Mercer Capital calculated that the then implied value of the transaction to Bullsboro stockholders was $151 per share, or approximately $35 million based upon Bullsboro's 231,302 fully diluted common shares. The implied price/earnings was 21.4x Bullsboro's diluted earnings per share for the twelve-month period ended March 31, 1998 and 340% of Bullsboro's diluted book value per share as of the same date. Mercer Capital cautioned, however, that the ultimate value of the Regions shares received by Bullsboro stockholders would be contingent upon the value of Region's shares on the Effective Date given the fixed Exchange Ratio.

Pro Forma Analysis of Per Share Data. Mercer Capital analyzed the changes in pro forma dividends per share, earnings per share and book value per share from the perspective of Bullsboro's stockholders. Mercer Capital did not represent or warrant that the actual pro forma data reflected in the proxy/prospectus mailed to Bullsboro stockholders would reflect that which was developed in its analysis. Mercer Capital calculated that book value per share would rise from $44.58 per diluted share at March 31, 1998 to $51.94 per exchange adjusted share; earnings per share would rise from $7.40 per diluted share for the twelve month period ended March 31, 1998 to $8.10 per exchange adjusted share; and, dividends per share would rise from $2.31 per share to $3.36 per exchange adjusted share.

Comparable Transaction Analysis. Mercer Capital reviewed the prices paid for various banks that have been acquired based upon certain available public information as compiled by SNL Securities. Mercer Capital noted that most banking transactions are measured in terms of the price/book ("P/B"), price/tangible book ("P/TB"), price/earnings ("P/E"), price/assets ("P/A") and tangible book premium/core deposit ("TBP/CD") ratios.

The bank acquisition data was divided into the following six groups: (1) aggregate national acquisition data; (2) banks based in the Southeast; (3) banks based in Georgia; (4) banks which have been acquired by Regions; and, (5) banks with assets of $75 million to $125 million which produced an ROE in excess of 15%.

For each group, average and median P/E, P/B, P/TB, P/A and TBP/CD ratios were calculated for calendar years 1993-1997 and for the partial 1998 year. The 1997 and 1998 median P/E ratios and average P/B, P/TB, P/A and TBP/CD ratios were then multiplied times Bullsboro's respective net income for the latest twelve months ended March 31, 1998 and March 31, 1998 book value, tangible book value, assets and core deposits to develop an overall indicated range for Bullsboro.

The range of indicated multiples and values as applied to Bullsboro's March 31, 1998 financial data were as follows: (a) P/E 16.0x-22.8x, $26.2-$37.4 million;
(b) P/B 235%-332%, $24.2-$34.2 million; (c) P/TB 237%-342%, $24.4-$35.3 million;
(d) P/A 21.3%-29.6%, $23.0-$32.0 million; and, (e) TBP/CD 15.8%-29.6%,
$23.0-$34.0 million.

Mercer Capital noted that the pricing for community banks had risen substantially during 1997 and the first half of 1998. The increase in acquisition P/E multiples was attributable to an expansion in P/E multiples at which publicly traded banks were valued in the public markets. Thus, an acquiror could pay a higher price without issuing additional shares and thereby avoid issuing additional shares and incurring the additional earnings per share and ownership dilution. With regard to the P/B multiples, the increase in pricing was attributable to the expansion in P/E ratios and, for many banks, an improvement in their ROE. Mercer Capital further noted that if public market P/E multiples contracted for an extended period of time, then acquisition multiples would also likely contract.

Dilution Analysis. A dilution analysis was conducted whereby hypothetical non-dilutive prices for Bullsboro were generated under the assumption that various potential buyers would structure an offer so that Bullsboro's pro-forma earnings per share would equal that of the assumed buyer based solely on the shares issued to Bullsboro.

The valuation analysis was based upon hypothetical non-dilutive mergers with Regions, First Citizens, Flag Financial, SouthTrust, AmSouth, Colonial, SunTrust, and Premier. The analysis calculated a range of values for each assumed buyer based upon Bullsboro's trailing twelve month earnings as of March 31, 1998, plus after-tax cost savings that a buyer might realize, less revenues lost from some core deposit run off of 0% to 10%. Expense savings were assumed to range from 0% to 35% of Bullsboro's non-interest operating expenses.

Based upon the public market prices and P/E ratios for the hypothetical public market acquirors as of mid-July, the analysis indicated a lower range of $28.2 million to $43.8 million assuming no expense savings and no core deposit run-off. The analysis indicated an upper range of $39.1 million to $60.7 million assuming that the buyer credited Bullsboro with a 35% reduction in operating expenses and a loss of 10% of its core deposits. Mercer Capital noted that the upper indicated values were "high" because of the premium public market P/Es for Premier and SunTrust. Excluding the two high P/E hypothetical acquirors, the indicated lower range was $28.2 million to $34.5 million assuming no expense savings and no loss of core deposits, while the upper indicated range was $39.1 million to $47.9 million assuming that the buyer credited Bullsboro with a 35% expense reduction and a loss of 10% of core deposits.

At the time the analysis was prepared, the banks in the analysis were trading at a range of 17x to 28x estimated 1998 earnings. Regions was trading in the vicinity of $41-42 per share and 18x estimated 1998 earnings, which resulted in an indicated range of $28.2 million to $39.1 million. The implied value of the transaction of about $35 million at the time the Agreement was negotiated fell towards the upper end of the range, and indicated that Regions was crediting Bullsboro with expense savings on the order of 20% to 25%.

Mercer Capital noted that the analysis was predicated upon the hypothetical buyer's earnings per share and public market stock price. Changes in market conditions which result in higher or lower prices for the possible acquirors result in a corresponding higher or lower indicated price.

Discounted Cash Flow Analysis. A discounted cash flow ("DCF") analysis was prepared to develop an estimate of value Bullsboro stockholders might realize assuming a merger was delayed five years. Indications of value derived using the DCF method reflect interim cash flows (dividends) and a terminal cash flow (the value of Bullsboro at the end of the projection period), both discounted to the present at an appropriate required rate of return.

Mercer Capital prepared projections which were reviewed by Bullsboro management for overall reasonableness. Mercer Capital did not warrant or represent that the projections could be or would be realized. Rather, the projections were prepared to derive a range of present values given a set of assumptions. Those assumptions included annual balance sheet growth of 12%, an ROA of 1.80%-1.85%, and distribution of about 25% of earnings each year in order to avoid an excessive accumulation of excess capital.

The terminal value was based upon the product of projected earnings for 2002 of $3.0 million and a range of P/E ratios of 18x to 24x. The terminal values and interim dividends were discounted to present values at a rate of 15%. The overall indicated range of present values given the noted assumptions was $28.6 million to $37.5 million. A broader range of value of $26.8 million to $42.3 million was also calculated based upon a range of P/E ratios of 18x to 24x and a range of earnings for the year 2002 of $2.8 million to $3.4 million.

Review of Regions. Using public and other available information, Mercer Capital compared the historical financial performance and current market pricing of Regions with the following: (1) publicly traded bank holding companies based in the Southeast (defined as Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina,

South Carolina, Tennessee, and Virginia); (2) publicly traded bank holding companies with $10 billion to $35 billion of assets; and, (3) aggregate data for all publicly traded bank holding companies. None of the companies considered in the comparison analysis is identical to Regions.

Based upon pricing data as of early July 1998, Mercer Capital calculated that Regions was trading at 18.7x times reported twelve month earnings for the period ended March 31, 1998 and 18.0x and 15.7x, times estimated 1998 and 1999 earnings based upon First Call's median analysts' estimates of Region's operating earnings of $2.30 per share for 1998 and $2.65 per share for 1999. By way of comparison, the comparable groups were trading at the following multiples: (a) Southeastern Group -- 21.0x trailing twelve month earnings, 19.0x estimated 1998 earnings, and 17.1x estimated 1999 earnings; (b) $10-$35 Billion Group -- 21.0x trailing twelve month earnings, 19.0x estimated 1998 earnings, and 17.1x estimated 1999 earnings; and, (c) National Group -- 20.8x trailing twelve month earnings, 18.2x estimated 1998 earnings, and 16.4x estimated 1999 earnings.

In terms of book value, Region's P/B ratio was 292% as compared to median P/B multiples of 253% for the Southeastern Group, 311% for the $10-$35 Billion Group, and 247% for the National Group. Region's dividend yield was 2.22% compared to median yields of 1.59% for the Southeastern Group, 22.03% for the $10-$35 Billion Group, and 1.68% for the National Group.

Region's reported ROE and ROA for the twelve month period ended March 31, 1998 were, respectively, 16.40% and 1.40% as compared to 12.90% and 1.23% for the Southeast, 16.51% and 1.35% for the $10-$35 Billion Group, and 13.39% and 1.22% for the National Group. Mercer Capital noted that, in its opinion, Regions at times has tended to trade at a discount to its peers because of its active acquisition program.

Other Factors. Other factors considered by Mercer Capital in rendering its opinion included the possibility that Bullsboro stockholders may benefit from an acquisition of Regions given the ongoing industry consolidation. Mercer Capital made no representation or warranty, however, that such an event would occur, or if it did occur, that it would occur on favorable terms.

Mercer Capital also noted that although the Bullsboro transaction was not shopped, another institution had expressed continued strong interest. Though the indicated value of the exchange suggested by that institution was nominally higher than the value attributed to Regions proposal, the terms of the Regions' transaction were deemed to be more favorable to Bullsboro stockholders given the liquidity of Regions stock, Regions superior profitability, and Regions large, attractive franchise.

Bullsboro has agreed to indemnify Mercer Capital against certain liabilities, including certain liabilities under federal securities laws, in its engagement agreement with Mercer Capital.

USBA provided financial advice to Bullsboro and assisted it in the discussions with Regions under an agreement that calls for a payment of a success fee equal to 75/100 of a percent, or 75 basis points, of the total consideration paid to stockholders based upon the average trading price of Regions' Common stock for the fifteen days before closing. USBA is entitled to this fee only if the Merger is completed. If the average Regions' share price and the outstanding shares of Bullsboro at closing were equal to the price and outstanding shares at the record date, USBA would receive a success fee of approximately [$ thousand].

EFFECTIVE TIME OF THE MERGER

After all conditions to the Merger are satisfied or waived, the Merger will become effective when Regions files certain certificates with the Secretaries of State of Delaware and Georgia. The effective time of the Merger will occur on the date and at the time that such certificates are filed and declared effective. Unless otherwise agreed upon by Regions and Bullsboro, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the effective time of the Merger to occur on the last business day of the month in which the last of the following occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of Bullsboro stockholders; or such later date within 30 days thereof as may be specified by Regions.

No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and Bullsboro anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the fourth quarter of 1998. However, delays in the consummation of the Merger could occur.

The Board of Directors of either Regions or Bullsboro generally may terminate the Agreement if the Merger is not consummated by January 31, 1999, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. Regions and Bullsboro each agreed to use reasonable efforts to take the actions necessary for the merger to be closed as soon as reasonably possible after the date of the Agreement. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

Promptly after the effective time of the Merger, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of Bullsboro a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Bullsboro common stock for certificates representing shares of Regions common stock.

BULLSBORO STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Bullsboro common stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Bullsboro common stock surrendering such items a certificate or certificates representing the number of shares of Regions common stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the effective time of the Merger, to the extent permitted by law, Bullsboro stockholders of record as of the effective time will be entitled to vote at any meeting of holders of Regions common stock the number of whole shares of Regions common stock into which their Bullsboro common stock has been converted, regardless of whether such stockholders have surrendered their Bullsboro common stock certificates. No dividend or other distribution payable after the effective time of the Merger with respect to Regions common stock, however, will be paid to the holder of any unsurrendered Bullsboro certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

After the effective time of the Merger, a Bullsboro stockholder will be unable to transfer shares of Meigs County Bancshares common stock. If certificates representing shares of Bullsboro common stock are presented for transfer after the effective time, they will be canceled and exchanged for the shares of Regions common stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

Consummation of the Merger is subject to a number of conditions, including, but not limited to:

     - approval by the holders of a majority of the outstanding shares of Bullsboro common stock;

     - approval from the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the state of Georgia and the expiration of all waiting periods required in connection with these approvals, without any conditions or restrictions (excluding requirements relating to the raising of additional capital or the disposition of assets or deposits) that would, in the reasonable judgment of Regions' Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger;

     - the absence of any action by any court or governmental authority of competent jurisdiction restricting, prohibiting, or making illegal the consummation of the Merger and the other transactions contemplated by the Agreement;

     - the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under
       Section 368(a) of the Code, with the effects described under "-- Federal Income Tax Consequences of the Merger," including, among others, that the exchange of Bullsboro common stock for Regions common stock will not give rise to recognition of gain or loss to Bullsboro stockholders, except to the extent of any cash received;

     - filing with the NASD of notification for listing of additional shares on the Nasdaq National Market for the shares of Regions common stock to be issued in the Merger;

     - the receipt by Bullsboro of an opinion of Bullsboro's financial advisor that the consideration to be received in the Merger by the stockholders of Bullsboro is fair to such stockholders from a financial point of view; and

     - the receipt by both parties of a letter from Regions' independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement which are customary in transactions of this nature, including, among others: (i) the delivery by Regions and Bullsboro of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the Agreement, (ii) the receipt of consents that are required under material agreements with third parties, and

(iii) as of the effective time of the Merger, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. It is also possible that any such approval may be based on a materially adverse condition or requirement that would cause the parties to abandon the Merger. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

Regions and Bullsboro are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

The Merger requires the prior approval of the Federal Reserve Board, pursuant to
Section 3 of the Bank Holding Company Act. In granting its approval under
Section 3 of the Bank Holding Company Act, the Federal Reserve Board must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. This law prohibits the Federal Reserve Board from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve Board finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Holding Company Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, which may be shortened by the Federal Reserve Board to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would delay the effectiveness of the Federal Reserve Board's approval, unless a court specifically orders otherwise.

The Merger also is subject to the approval of the Georgia Department of Banking and Finance. In the evaluation, the Georgia Department will take into account considerations similar to those applied by the Federal Reserve Board.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

Prior to the effective time of the Merger, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefited by the provision or (ii) amended by a written agreement between Regions and Bullsboro approved by their respective Boards of Directors; provided, however, that after approval by the Bullsboro stockholders, no amendment that pursuant to the Georgia Business Corporation Act requires further approval of the Bullsboro stockholders, including decreasing the consideration to be received by Bullsboro stockholders, may be made without the further approval of such stockholders.

The Agreement may be terminated, and the Merger abandoned, at any time prior to the effective time of the Merger, either before or after approval by Bullsboro stockholders, under certain circumstances, including:

     - by the Board of Directors of either party upon final denial of any required consent of any regulatory authority, if such denial is nonappealable or was not appealed within the time limit for appeal;

     - by the Board of Directors of either party, if the holders of the required number of shares of Bullsboro common stock shall not have approved the Agreement;

     - by mutual consent of the Boards of Directors of Regions and Bullsboro;

     - by the Board of Directors of either party (provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement included in the Agreement), in the event of any inaccuracy in any representation or warranty by the other party which meets certain standards specified in the Agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

     - by the Board of Directors of either party (provided the terminating party is not in material breach of any representation, or warranty included in the Agreement), in the event of a breach by the other party of any covenant or agreement included in the Agreement that cannot be cured within 30 days after giving notice to the breaching party; and

     - by the Board of Directors of either party if the Merger shall not have been consummated by January 31, 1999, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

The Bullsboro Board has the right to terminate the Merger in certain situations in which the price of Regions common stock declines significantly and such decline is significantly greater than the overall decline of a selected group of bank holding companies' stocks during the same time period. Termination in such a situation can be avoided if Regions elects (at its sole discretion) to adjust the Exchange Ratio according to a formula set forth in the Agreement. See
"-- Possible Adjustment of Exchange Ratio."

If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

Each of Bullsboro and Regions generally has agreed to operate its business only in the usual, regular, and ordinary course, and to preserve intact its business organizations and assets and maintain its rights and franchises. Each has also agreed to take no action which would materially adversely affect the ability of either party to obtain any consents required for the Merger or to perform its covenants and agreements under the Agreement and to consummate the Merger. The foregoing shall not prevent Regions or any subsidiary of Regions from discontinuing or disposing of any of its assets or business. Nor is Regions prevented from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its subsidiaries. In addition, the Agreement includes certain other restrictions applicable to the conduct of the business of Bullsboro prior to consummation of the Merger, as described below.

Bullsboro. Bullsboro has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior written consent of Regions, which Regions has agreed shall not be unreasonably withheld. The actions Bullsboro has agreed not to take are in the general categories of:

     - amending Articles of Incorporation, Bylaws, or other governing instruments;

     - incurring indebtedness;

     - acquiring any of its outstanding shares or making distributions in respect to its outstanding shares;

     - issuing additional securities;

     - reclassifying capital stock or selling or encumbering assets;

     - acquiring or investing in other entities;

     - increasing employees' salaries and benefits or accelerating the vesting of any stock-based compensation or employee benefits;

     - entering into or amending employment contracts;

     - adopting employee benefit plans or amending existing plans;

     - changing accounting methods or practices;

     - commencing or settling litigation; or

     - entering into or terminating material contracts.

The specific agreements not to take certain actions of such character, including the exceptions and contractually permitted actions, are set forth in the Agreement, which is attached as Appendix A. See Article 7 of the Agreement.

In addition, Bullsboro has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Bullsboro also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, Bullsboro has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

MANAGEMENT FOLLOWING THE MERGER

Upon consummation of the Merger, the present officers and directors of Regions will retain their respective positions with Regions. Information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters is included in Regions' Annual Report on

Form 10-K for the year ended December 31, 1997, incorporated herein by reference. See "Where You Can Find More Information."

Each Bullsboro director in office when the Merger Agreement was signed entered into an agreement not to compete with Regions after the Merger. This agreement provides that the director will not become a director, officer, or major stockholder of any financial institution that has an office in Coweta County, Georgia, for a period of two years after the closing of the Merger without Regions' prior written consent. A major stockholder for this purpose is a holder of more than 5% of any class of voting securities or of the total equity interest of a company. This agreement not to compete only applies to directors, other than Bullsboro's President, who are not offered employment as a director or advisory or honorary director of Regions or any of its subsidiaries at the effective time of the Merger, and ends after the two year period or earlier termination by Regions of a director's service. The agreement with Mr. Murphey, Bullsboro's President, ends if Regions or one of its subsidiaries terminates his employment without just cause.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

The Agreement generally provides that Regions will indemnify and hold harmless each person entitled to indemnification from Bullsboro or any of its subsidiaries to the full extent permitted by Georgia law and by Bullsboro's Articles of Incorporation or Bylaws as in effect on the date of the Agreement, and that such rights will continue in full force and effect for six years from the effective time of the Merger with respect to matters occurring at or prior to the effective time.

The Agreement also provides that, after the effective time of the Merger, Regions will provide generally to officers and employees of Bullsboro and its subsidiaries who, at or after the effective time, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions common stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with Bullsboro or its subsidiaries prior to the effective time of the Merger will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will cause Bullsboro to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between Bullsboro or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the effective time of the Merger under Bullsboro's benefit plans.

As described above under "-- Treatment of Bullsboro Options," the Agreement also provides that all rights with respect to Bullsboro common stock pursuant to stock options or stock appreciation rights granted by Bullsboro under its stock option and other stock-based compensation plans which are outstanding at the effective time of the Merger, whether or not then exercisable, will be converted into and will become rights with respect to Regions common stock, and Regions will assume each of such options in accordance with its terms.

Mr. Murphey entered into a new employment agreement with Bullsboro and THE BANK of Newnan when the Merger Agreement was signed. Regions concurred with the terms of the employment agreement and has agreed to honor it. The term of the employment agreement is the three years beginning at the effective time of the Merger. The new employment agreement will replace an earlier agreement at the effective time. The earlier employment agreement, which continues in effect until the effective time, would allow Mr. Murphey to voluntarily terminate his employment after the Merger, and to receive a payment equal to three times his salary. The new employment agreement eliminates this payment. The new employment agreement entitles Mr. Murphey to enter into a change of control agreement with Regions that would provide a lump sum cash payment of two times the sum of his base salary and bonus (based on the average of the preceding three years), payable if Mr. Murphey terminated his employment with good reason, or if his employment were terminated other than for cause, death, or disability, within the two years following a change of control of Regions.

The new employment agreement calls for Mr. Murphey to continue as the President and Chief Executive Officer of THE BANK of Newnan with responsibility for the general management and control of the business and affairs of the Bank in Coweta County. The new employment agreement entitles Mr. Murphey to a base salary of at least $150,000 per year, and participation in bonus, stock option and employee benefit plans and programs offered to officers with similar responsibilities at other Regions subsidiaries. At the Effective Date, Mr. Murphey also will be granted stock options to purchase Regions common stock at its market value at the date of grant with a total exercise price of $300,000. These options will vest in equal installments over three years.

As of the record date, directors and executive officers of Bullsboro owned no shares of Regions common stock.

DISSENTING STOCKHOLDERS

Pursuant to the provisions of Chapter 2, Article 13 of the Georgia Business Corporation Act, if the Merger is consummated, any holder of record of Bullsboro common stock who (i) gives to Bullsboro, prior to the vote at the Annual Meeting with respect to the approval of the Agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the effective time of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. A copy of the pertinent provisions of Chapter 2,
Article 13 of the Georgia Business Corporation Act is reproduced as Appendix C to this Proxy Statement-Prospectus.

A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial stockholder and such holder notifies Bullsboro in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different stockholders.

The written objection requirement referred to above will not be satisfied under the Georgia statutory provisions by merely voting against approval of the Agreement by proxy or in person at the Annual Meeting. Any holder of Bullsboro common stock who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the transaction and will not be entitled to assert dissenters' rights of appraisal. In addition to not voting in favor of the Agreement, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, as hereinabove provided.

Any written objection to the Agreement satisfying the requirements discussed above should be addressed as follows: Bullsboro BancShares, Inc. 40 Bullsboro Drive, Newnan, Georgia, 30264, Attention: Corporate Secretary.

If the Merger is authorized at the Annual Meeting, Bullsboro must deliver a written dissenters' notice (the "Dissenters' Notice") to all holders of Bullsboro common stock who satisfied the foregoing requirements. The Dissenters' Notice must be sent within ten days after the effective time of the Merger and must (i) state where the demand for payment must be sent and where and when certificates for shares of Bullsboro common stock must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (iii) set a date by which Bullsboro must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and (iv) be accompanied by a copy of Article 13 of the Georgia Business Corporation Act.

A stockholder of record who receives the Dissenters' Notice must demand payment and deposit such holder's certificates in accordance with the Dissenters' Notice. Such stockholder will retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the Merger. A record stockholder who does not demand payment or deposit such holder's shares certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under Article 13.

Except as described below, the surviving corporation resulting from the Merger must, within ten days of the later of the effective time of the Merger or receipt of a payment demand, offer to pay to each dissenting stockholder who complied with the payment demand and deposit requirements described above the amount the surviving corporation estimates to be the fair value of such holder's shares, plus accrued interest from the effective time. Such offer of payment must be accompanied by (i) certain recent Bullsboro financial statements, (ii) the surviving corporation's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Section 14-2-1327 of the Georgia Business Corporation Act, and (v) a copy of the Article 13 of the Georgia Business Corporation Act. If the stockholder accepts the surviving corporation's offer by written notice to the surviving corporation within 30 days after the surviving corporation's offer, payment must be made within 60 days after the later of the making of the offer or the effective time of the Merger.

If the Merger is not effected within 60 days after the date set forth demanding payment and depositing share certificates, Bullsboro must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the Merger is effected, the surviving corporation must send a new Dissenter's Notice and repeat the payment demand procedure described above.

Section 14-2-1327 of the Georgia Business Corporation Act provides that a dissenting stockholder may notify the surviving corporation in writing of such holder's own estimate of the fair value or such holder's shares and the interest due, and may demand payment of such holder's estimate, if (i) such holder believes that the amount offered by the surviving corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, or (ii) Bullsboro, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenting stockholder waives such holder's right to demand payment under Section 14-2-1327 unless such holder notifies the surviving corporation of such holder's demand in writing within 30 days after the surviving corporation makes or offers payment for such holder's shares. If the surviving corporation does not offer payment within ten days of the later of the effective time of the Merger or receipt of a payment demand, then (i) the stockholder may demand the financial statements and other information required to accompany the surviving corporation's payment offer, and the surviving corporation must provide such information within ten days after receipt of the written demand, and (ii) the stockholder may notify the surviving corporation of such holder's own estimate of the fair value of such holder's shares and the amount of interest due, and may demand payment of that estimate.

If a demand for payment under Section 14-2-1327 remains unsettled, the surviving corporation must commence a nonjury equity valuation proceeding in the Superior Court of Coweta County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If the surviving corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting stockholder whose demand remains unsettled, the amount demanded. The surviving corporation is required to make all dissenting stockholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting stockholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting stockholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the surviving corporation, except that the court may assess the costs against all or some of the dissenting stockholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the surviving corporation if the court finds the surviving corporation did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Business Corporation Act, or against either the surviving corporation or a dissenting stockholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the Georgia Business Corporation Act.

If the court finds that the services of attorneys for any dissenting stockholder were of substantial benefit to other dissenting stockholders similarly situated, and that the fees for those services should not be assessed against the surviving corporation, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting stockholders who were benefitted. No action by any dissenting stockholder to enforce dissenters' rights may be brought more than three years after the effective time of the Merger, regardless of whether notice of the Merger and of the right to dissent was given by Bullsboro or the surviving corporation in compliance with the Dissenters' Notice and payment offer requirements.

The foregoing is a summary of the material rights of a dissenting stockholder of Bullsboro, but is qualified in its entirety by reference to Article 13 of the Georgia Business Corporation Act, included in Appendix C to this
Prospectus/Proxy Statement. Any

Bullsboro stockholder who intends to dissent from approval of the Agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Bullsboro stockholders, except as indicated above or otherwise required by law.

Any dissenting Bullsboro stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "-- Federal Income Tax Consequences of the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF BULLSBORO COMMON STOCK. THIS DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS BULLSBORO STOCKHOLDERS, IF ANY, WHO HOLD BULLSBORO COMMON STOCK OTHER THAN AS A CAPITAL ASSET, WHO RECEIVED BULLSBORO COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, WHO HOLD BULLSBORO COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," OR WHO ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS, AND DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

Consummation of the Merger is conditioned upon receipt by Regions and Bullsboro of an opinion from Alston & Bird LLP, special counsel to Regions, concerning the material federal income tax consequences of the Merger. Based upon the assumption that the Merger is consummated in accordance with the Agreement and upon factual statements and factual representations made by Regions and Bullsboro, it is such firm's opinion that:

     - The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Bullsboro and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     - No gain or loss will be recognized by holders of Bullsboro common stock upon the exchange in the Merger of all of their Bullsboro common stock solely for shares of Regions common stock (except with respect to any cash received in lieu of fractional share interests in Regions common stock).

     - The aggregate tax basis of the Regions common stock received by the Bullsboro stockholders in the Merger will, in each instance, be the same as the aggregate tax basis of the Bullsboro common stock surrendered in exchange therefor, less the basis of any fractional share of Regions common stock settled by cash payment.

     - The holding period of the Regions common stock received by the Bullsboro stockholders in the Merger will, in each instance, include the holding period of the Bullsboro common stock surrendered in exchange therefor, provided that such Bullsboro common stock is held as a capital asset at the effective time of the Merger.

     - The payment of cash to Bullsboro stockholders in lieu of fractional share interests of Regions common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Code.

     - Where solely cash is received by a Bullsboro stockholder in exchange for Bullsboro common stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Bullsboro common stock, subject to the provisions and limitations of Section 302 of the Code.

THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. BULLSBORO STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, AND FOREIGN LAW.

ACCOUNTING TREATMENT

It is anticipated that the Merger will be accounted for as a pooling of interests as that term is used pursuant to generally accepted accounting principles, for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, assets, liabilities, and equity of the acquired company are carried forward to the combined entity at their stated amounts.

In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Bullsboro common stock must be exchanged for Regions common stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the effective time of the Merger. See
"Summary -- Comparative Per Share Data" and "-- Resales of Regions common stock."

EXPENSES AND FEES

The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement-Prospectus.

RESALES OF REGIONS COMMON STOCK

The Regions common stock to be issued to Bullsboro stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Bullsboro (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions common stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or in accordance with a legal opinion satisfactory to

Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

Rule 145 promulgated under the Securities Act of 1933 restricts the sale of Regions common stock received in the Merger by affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the effective time of the Merger, affiliates of Bullsboro may resell publicly the Regions common stock received by them in the Merger subject to certain limitations as to the amount of Regions common stock sold in any three-month period and as to the manner of sale, and subject to Regions' being current in its periodic reporting obligations with the Securities and Exchange Commission. After the one-year period and within two years following the effective time of the Merger, affiliates of Bullsboro who are not affiliates of Regions may resell Regions common stock issued in the Merger, subject only to Regions' being current in its periodic reporting requirements. After two years, such affiliates of Bullsboro who are not affiliates of Regions may resell their shares without restriction. Persons who are affiliates of Regions after the effective time of the Merger may publicly resell the Regions common stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in SEC Rule 144. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell Regions common stock received in the Merger. Affiliates also would be permitted to resell Regions common stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement-Prospectus does not cover any resales of Regions common stock received by persons who may be deemed to be affiliates of Bullsboro or Regions.

Each person who Bullsboro reasonably believes will be an affiliate of Bullsboro has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions common stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

As a result of the Merger, holders of Bullsboro common stock will be exchanging their shares of a Georgia corporation governed by the Georgia Business Corporation Act and Bullsboro's Articles of Incorporation, as amended (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware General Corporation Law and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Significant differences exist between the rights of Bullsboro stockholders and those of Regions stockholders. The material differences are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that under certain circumstances may have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Georgia Business Corporation Act and the Delaware General Corporation Law as well as to Regions' Certificate and Bylaws and Bullsboro's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

The provisions of Regions' Certificate and Bylaws described below under the headings, "-- Authorized Capital Stock," "-- Amendment of Certificate or Articles of Incorporation and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Removal of Directors," "-- Limitations on Director Liability," "-- Special Meetings of Stockholders," "-- Actions by Stockholders Without a Meeting," "-- Stockholder Nominations," and "-- Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware General Corporation Law described under the heading "-- Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

Although Regions' management believes the Protective Provisions are beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions common stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

Regions. The Certificate of Incorporation authorizes the issuance of up to 500,000,000 shares of Regions common stock, of which 221,111,474 shares were issued as of September 30, 1998, none of which were held as treasury shares, and 5,000,000 shares of preferred stock, none of which are outstanding. Regions' Board of Directors may authorize the issuance of additional shares of Regions common stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The Certificate does not provide preemptive rights to Regions stockholders.

The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions common stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions common stock (or the right to receive Regions common stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any antitakeover purpose, including any purpose to make a change in control of Regions more costly or difficult.

Bullsboro.  Bullsboro's authorized capital stock consists of 1,500,000 shares of
Bullsboro common stock, of which                shares were issued and
outstanding as of the record date.

Pursuant to the Georgia Business Corporation Act, Bullsboro's Board of Directors may authorize the issuance of additional shares of Bullsboro common stock without further action by Bullsboro's stockholders. The Articles do not provide the stockholders of Bullsboro with preemptive rights to purchase or subscribe to any unissued authorized shares of Bullsboro common stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

Regions. The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate of Incorporation states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

The Certificate of Incorporation also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

Bullsboro. The Georgia Business Corporation Act generally provides that a Georgia corporation's articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote thereon, unless the articles of incorporation provide for a higher or lower voting requirement. The Articles provide that the provisions of the Articles relating to the size of the Board of Directors, the removal of directors, the limitation of director liability and the vote required for certain business combination transactions, may be amended or rescinded only by the vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares unless two-thirds (2/3) of the directors then in office approve the proposed change.

Bullsboro's Articles provide that the Bylaws may be altered, amended, repealed or rescinded or new Bylaws adopted by a majority vote of the directors or by the vote of a majority of the voting power of all outstanding shares, except that any amendment of the bylaws changing the number of directors requires the affirmative vote of two-thirds (2/3) of the issued and outstanding shares entitled to vote in an election of directors.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

Regions. The Certificate of Incorporation provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions common stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions common stock to obtain representation on Regions' Board of Directors.

Bullsboro. The Articles provide for a Board of Directors consisting of a single class of between 5 and 25 directors, the exact number as determined in accordance with the Articles and Bylaws, all of which are elected annually. Stockholders are not entitled to cumulate votes in the election of directors.

REMOVAL OF DIRECTORS

Regions. Under the Certificate of Incorporation, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

Bullsboro. The Articles provide that any director or the entire Board of Directors may be removed, at any stockholders' meeting with respect to which notice of such purpose has been given: (i) without cause, by the vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares entitled to vote in an election of directors; or (ii) with cause, by the vote of at least a majority of the issued and outstanding shares entitled to vote in an election of directors. For purposes of removal of a director, cause exists if
(a) the director has been convicted of a felony; (b) any bank regulatory authority having jurisdiction over the Corporation requests or demands in writing the removal; or (c) at least two-thirds (2/3) of the directors of Bullsboro then in office, excluding the director to be removed, determines that the director's conduct has been inimical to the best interests of Bullsboro.

LIMITATIONS ON DIRECTOR LIABILITY

Regions. The Certificate of Incorporation provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

Bullsboro. The Articles provide that the directors shall not be liable to Bullsboro or its stockholders for money damages for any breach of duty as a director except for liability for (i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation; (ii) acts or omissions that involve intentional misconduct or a knowing violation of law;
(iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Act; and (iv) any transaction from which the director received an improper personal benefit.

INDEMNIFICATION

Regions. The Certificate of Incorporation provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

Bullsboro. Under Bullsboro's bylaws, Bullsboro may indemnify persons who are parties to any action, suit or proceeding, civil or criminal, by reason of the fact that such person was or is a director, trustee, officer, employee, or agent of Bullsboro or served at Bullsboro's request in those capacities in another entity. Except as noted below, such persons may be indemnified against reasonable expenses. Directors also are entitled to have Bullsboro advance any such expenses prior to final disposition of the proceeding, upon an undertaking to repay Bullsboro if it is ultimately determined that they are not entitled to indemnification. Directors will not be indemnified against expenses, judgments, fines and amounts paid in settlement attributable to circumstances as to which, under applicable provisions of the Georgia Business Corporation Act as in effect from time to time, such indemnification may not be authorized by action of the Board, the stockholders, or otherwise. The Georgia Business Corporation Act currently provides that a director may not be indemnified for liability resulting from (i) any appropriation, in violation of his duties, of any business opportunity of Bullsboro, (ii) acts or omissions involving intentional misconduct or a knowing violation of law, (iii) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Act, or (iv) any transaction from which the director receives an improper personal benefit.

SPECIAL MEETINGS OF STOCKHOLDERS

Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

Bullsboro. Under the Articles, a special meeting of stockholders may be called at any time by the President, the Board of Directors, the Chairman of the Board, or the holders of at least twenty-five percent of all outstanding shares of Bullsboro entitled to vote in the election of directors.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

Regions. The Certificate of Incorporation provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

Bullsboro. The Articles provide that stockholders may take any action required to be taken at a meeting of stockholders, or any action which may be taken at such a meeting, without a meeting, if written consents, setting forth the action to be taken, are signed by stockholders who would be entitled to cast at a meeting at least the number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

STOCKHOLDER NOMINATIONS

Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

Bullsboro. Neither Bullsboro's Articles nor Bylaws contains any provisions governing or restricting the means by which stockholders may nominate individuals to be directors of Bullsboro.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

Regions. The Certificate of Incorporation generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or
(ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware General Corporation Law generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware General Corporation Law, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions common stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions common stock outstanding immediately prior to the effective date of the merger.

Bullsboro. The Georgia Business Corporation Act generally provides that, unless a corporation's articles otherwise provide, such transactions require the approval by the corporation's board of directors and by a majority of the corporation's outstanding shares. Bullsboro Bullsboro's Articles provide that the vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of Bullsboro are required to approve: (i) any merger or share exchange of Bullsboro with or into any other corporation; and (ii) any sale, lease, exchange or other disposition of all or substantially all of the assets of Bullsboro to any other corporation, person or other entity, except that the increased vote requirement does not apply to: (a) any merger or similar transaction with any corporation if two-thirds (2/3) or more of the directors then holding office approve such transaction prior to its consummation; or (b) any merger or share exchange of Bullsboro with or into, or any sale or lease, exchange or other disposition of any assets of the Bullsboro (or of any subsidiary thereof) to, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in an election of directors is owned of record or beneficially by Bullsboro and its subsidiaries.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

Regions. Section 203 of the Delaware General Corporation Law ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock).
Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

Regions has not specifically elected to avoid the application of Section 203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

Bullsboro.  The provisions of the Georgia Business Corporation Act comparable to
Section 203 of the Delaware General Corporation Law, and which provide for special approval requirements for business combinations with interested stockholders are not applicable to Bullsboro. Such provisions are applicable to a corporation only if the corporation's bylaws expressly provide that they will be. Bullsboro's Bylaws do not provide for the applicability of such provisions.

DISSENTERS' RIGHTS

Regions. The rights of dissenting stockholders of Regions are governed by the Delaware General Corporation Law. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for
(i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions common stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions common stock do not have dissenters' rights.

Bullsboro. The rights of dissenting stockholders under Georgia law are generally similar to those afforded under the Delaware General Corporation Law. A summary of the pertinent provisions of the Georgia Business Corporation Act pertaining to dissenters' rights is set forth under the caption "The
Merger -- Dissenting Stockholders," and such provisions are included as Appendix C.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

Regions. The Delaware General Corporation Law provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

Bullsboro. Pursuant to the Georgia Business Corporation Act, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect specified corporate records, including articles of incorporation and bylaws, minutes of stockholder meetings and certain resolutions adopted at director meetings, stockholder list, and all stockholder communications for the preceding three years, including financial statements. Upon demonstration of a proper purpose, a stockholder may be entitled to inspect other corporate records.

DIVIDENDS

Regions. The Delaware General Corporation Law provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations -- Payment of Dividends."

Bullsboro. Pursuant to the Georgia Business Corporation Act, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its articles of incorporation, provided that no distribution may be made if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

Regions common stock is quoted on the Nasdaq National Market under the symbol "RGBK." Bullsboro common stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions common stock as reported on the Nasdaq National Market, the high and low prices for Bullsboro common stock and the cash dividends declared per share of Regions common stock for the indicated periods. The prices indicated for Bullsboro are based on actual transactions in Bullsboro common stock of which Bullsboro management is aware; however, for the indicated period there has been only a small number of transactions and all such transactions have involved limited numbers of shares in Bullsboro common stock in the indicated periods, and no assurance can be given that the indicated prices represent the actual market value of the Bullsboro common stock. The amounts indicated for Regions have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997.

                                                   REGIONS                BULLSBORO
                                         ---------------------------   ---------------
                                                             CASH
                                           PRICE RANGE     DIVIDENDS     PRICE RANGE
                                         ---------------   DECLARED    ---------------
                                          HIGH     LOW     PER SHARE    HIGH     LOW
                                         ------   ------   ---------   ------   ------
1996
First Quarter..........................  $24.00   $20.38     $.175     $35.00   $35.00
Second Quarter.........................   24.19    21.13      .175      37.00    35.00
Third Quarter..........................   24.32    21.82      .175      37.00    40.00
Fourth Quarter.........................   26.88    24.38      .175      40.00    40.00
1997
First Quarter..........................   30.94    25.69       .20      43.29    43.29
Second Quarter.........................   33.25    27.38       .20      43.29    43.29
Third Quarter..........................   39.13    32.06       .20      60.00    43.29
Fourth Quarter.........................   44.75    36.56       .20      60.00    60.00
1998
First Quarter..........................   43.50    37.94       .23      60.00    60.00
Second Quarter.........................   45.25    38.66       .23      60.00    60.00
Third Quarter..........................   42.69    33.81       .23      62.00    62.00
Fourth Quarter (through           ,
  1998)................................

On           , 1998, the last reported sale price of Regions common stock as reported on the Nasdaq National Market, and the price of Bullsboro common stock
in the last known transaction, which occurred in                , were $
               and $                , respectively. On July 16, 1998, the last
business day prior to public announcement of the proposed Merger, the last reported sale price of Regions common stock as reported on the Nasdaq National Market, and the last known price of Bullsboro common stock, were $42.00 and $60.00, respectively.

The holders of Regions common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions common stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation -- Payment of Dividends."

Bullsboro's dividend policy has been to maintain capital to provide financial strength to its subsidiary. Earnings have been retained consistent with the organization's capital needs, asset quality and overall financial condition with a minimum required capitalization of 8% on a consolidated basis. Dividends are limited to consolidated net income over the past year and are funded from cash balances and upstream dividends from the bank subsidiary. Borrowings are not undertaken to fund dividend payments to stockholders. In 1996 and 1997, Bullsboro paid 4% stock dividends, and made cash payment for fractional shares in connection with those stock dividends. No dividends have been declared in 1997.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
               RESULTS OF OPERATIONS: BULLSBORO BANCSHARES, INC.

The following is Management's discussion and analysis of Bullsboro's consolidated financial condition and results of operations for the indicated dates and periods. You should read this discussion in conjunction with Bullsboro's consolidated financial statements and notes included elsewhere in this Proxy Statement-Prospectus. Dollar amounts, other than per share figures, have been rounded to the nearest thousand unless otherwise indicated.

GENERAL

Bullsboro is a bank holding company organized under the laws of the State of Georgia. Bullsboro owns all of the stock of THE BANK of Newnan, a state-chartered commercial bank founded in 1987. At September 30, 1998, the Company had approximately $ 107.7 million in total assets, $91.3 million in total deposits, and $10.9 million in shareholders' equity. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation.

The Bank provides a broad range of consumer and commercial banking services through its main office and a branch in Coweta County, Georgia. These services include demand, savings and time deposits, individual retirement accounts, safe deposit boxes, ATM cards, and real estate, installment and commercial loans, including receivables factoring. The Bank substantially expanded and renovated its main office in 1997. The Company offers a check imaging system, implemented in 1998 as the first of its kind in Coweta County, and a twenty-four hour telephone banking, which handles hundreds of calls a day.

The Company focuses on consumers and small businesses in the Coweta County market. At September 30, 1998, commercial loans totaled $ 27.0 million, or 39% of the $68.8 million total loan portfolio. Commercial loans included $6.0 million in factored receivables originated through the Bank's asset based lending program. This asset based lending program is a joint effort of the Bank and Southern Asset Management, Inc., an independent asset based lending management company that provides services to the Bank under contract. Deposits at September 30, 1998, totaled $91.3 million, of which $36.7 million, or 28%, were demand, savings, and money market accounts.

SUMMARY OF EARNINGS

Nine months ended September 30, 1998 and 1997. Net income for the first nine months of 1998 was $1,256,000, a decrease of $99,000, or 7%, from the 1,355,000, earned in the first nine months of 1997. Basic and diluted earnings per common share were $6.21 and $5.79 for the first nine months of 1998 compared to $7.06 and $6.41 for the first nine months of 1997. Return on equity, the annualized percentage of net income to average stockholders' equity, was 17.26% for the first nine months of 1998 compared to 23.58% for the same period in 1997. Return on assets, the annualized percentage of net income to total average assets, was 1.61% for the first nine months of 1998 and 1.99% for the first nine months of 1997.

Years ended December 31, 1997 and 1996. Net income for 1997 was $1,568,000, an increase of $343,000, or 28% over the $1,225,000 earned in 1996. Basic and diluted earnings per common share were $8.17 and $ 7.42 for 1997 compared to $6.39 and $5.90 for 1996. Return on equity was 19.72% for 1997 compared to 19.34% for 1996. Return on assets was 1.70% and 1.58% for 1997 and 1996.

INTEREST INCOME AND EXPENSE

Nine months ended September 30, 1998 and 1997. Net interest income was $4,421,000 for the first nine months of 1998, an increase of $48,000, or 1%, from the first nine months of 1997. Net interest margin was 6.23% and 7.39% for the first nine months of 1998 and 1997. The slight increase in net interest income was primarily the result of a $15.7 million (20%) increase in average earning assets offset by a $11.0 million (15%) increase in interest bearing liabilities used to fund the growth in earning assets and a 1.35% decrease in the yield on average earning assets.

Years ended December 31, 1997 and 1996. Net interest income was $5,938,000 for 1997, an increase of $1,629,000, or 38%, over 1996. The net interest margin was 7.14% and 6.43% for 1997 and 1996. The increase in net interest income was primarily the result of an increase in average earning assets (up $16.2 million or 24%) and a 48 basis point increase in the rate on average interest earning assets, offset by an $11.6 million (19%) increase in interest bearing liabilities.

                           BULLSBORO BANCSHARES, INC.
                          AVERAGE BALANCES AND YIELDS

                                          NINE MONTHS ENDED SEPTEMBER 30                     YEAR ENDED DECEMBER 31
                           ------------------------------------------------------------   ----------------------------
                                       1998                            1997                           1997
                           -----------------------------   ----------------------------   ----------------------------
                           AVERAGE               AVERAGE   AVERAGE              AVERAGE   AVERAGE              AVERAGE
                           BALANCE    INTEREST    RATE     BALANCE   INTEREST    RATE     BALANCE   INTEREST    RATE
                           --------   --------   -------   -------   --------   -------   -------   --------   -------
                                                             (DOLLARS IN THOUSANDS)
ASSETS:
Investment
 Securities(1)...........  $ 14,736    $  642      5.81%   $10,109    $  625      8.24%   $ 9,537    $  831      8.71%
Loans(1)(2)..............    69,653     6,570     12.57     65,842     6,422     13.00     69,358     8,730     12.59
Other interest-earning
 assets..................    10,189       418      5.47      2,897       113      5.20      4,254       184      4.33
                           --------    ------              -------    ------              -------    ------
Total interest-earning
 assets..................    94,578     7,630     10.75     78,848     7,160     12.10     83,149     9,745     11.72
Non interest-earning
 assets..................     9,743                         12,131                          8,922
                           --------                        -------                        -------
Total Assets.............  $104,321                        $90,979                        $92,071
                           ========                        =======                        =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Savings and interest
 checking................  $ 13,463       250      2.48    $11,697       207      2.36    $11,689       276      2.36
Money market accounts....    11,504       328      3.80      7,088       176      3.31      8,175       284      3.47
Time deposits............    54,904     2,480      6.02     53,479     2,402      5.99     53,782     3,245      6.03
                           --------    ------              -------    ------              -------    ------
 Total interest-bearing
   deposits..............    79,871     3,058      5.10     72,264     2,785      5.14     73,646     3,805      5.17
Other interest-bearing
 liabilities.............     3,414       151      5.90         23         2     11.59         19         2     10.53
                           --------    ------              -------    ------              -------    ------
 Total interest-bearing
   liabilities...........    83,285     3,209      5.14     72,287     2,787      5.14     73,665     3,807      5.17
                                       ------                         ------                         ------
Noninterest bearing
 liabilities:
 Demand deposits.........    10,368                          9,569                          9,464
Other noninterest-bearing
 liabilities.............     1,080                          1,439                            991
                           --------                        -------                        -------
 Total Liabilities.......    84,365
Stockholders' equity.....     9,588                          7,684                          7,951
                           --------                        -------                        -------
Total Liabilities and
 Stockholders Equity.....  $104,321                        $90,979                        $92,071
                           ========                        =======                        =======
Net Interest Income......              $4,421                         $4,373                         $5,938
                                       ======                         ======                         ======
Net Interest Spread......                          5.62%                          6.97%                          6.55%
                                                  =====                          =====                          =====
Net Interest Margin......                          6.23%                          7.39%                          7.14%
                                                  =====                          =====                          =====

                              YEAR ENDED DECEMBER 31
                           ----------------------------
                                       1996
                           ----------------------------
                           AVERAGE              AVERAGE
                           BALANCE   INTEREST    RATE
                           -------   --------   -------
                              (DOLLARS IN THOUSANDS)
ASSETS:
Investment
 Securities(1)...........  $11,176    $  870      7.78%
Loans(1)(2)..............   53,697     6,544     12.19
Other interest-earning
 assets..................    2,081       111      5.33
                           -------    ------
Total interest-earning
 assets..................   66,954     7,525     11.24
Non interest-earning
 assets..................   10,660
                           -------
Total Assets.............  $77,614
                           =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Savings and interest
 checking................  $10,784       259      2.40
Money market accounts....    6,454       190      2.94
Time deposits............   44,827     2,765      6.17
                           -------    ------
 Total interest-bearing
   deposits..............   62,065     3,214      5.18
Other interest-bearing
 liabilities.............       10         1     10.00
                           -------    ------
 Total interest-bearing
   liabilities...........   62,075     3,215      5.18
                                      ------
Noninterest bearing
 liabilities:
 Demand deposits.........    7,807
Other noninterest-bearing
 liabilities.............    1,397
                           -------
 Total Liabilities.......
Stockholders' equity.....    6,335
                           -------
Total Liabilities and
 Stockholders Equity.....  $77,614
                           =======
Net Interest Income......             $4,310
                                      ======
Net Interest Spread......                         6.06%
                                                 =====
Net Interest Margin......                         6.43%
                                                 =====

-------------------------

(1) Interest revenues are not adjusted to reflect the effect of tax-exempt loans and securities.

(2) Non accrual loans are included in average loans. Interest on loans includes fees of $1,839 thousand and $1,677 thousand for the nine months ended September 30, 1998 and 1997, and $2,415 thousand and $1,103 thousand for the years ended December 31, 1997 and 1996.

CHANGES IN INTEREST INCOME AND EXPENSE/RATE AND VOLUME VARIANCES

The following table shows the changes in interest income and expense attributable to changes in average volume and rates from the corresponding period in the preceding year. The changes in interest due to the combined change of rates and volumes have been allocated in proportion to the absolute dollar amounts of the changes due to rate and volume.

                           RATE AND VOLUME VARIANCES

                                           NINE MONTHS ENDED
                                           SEPTEMBER 30, 1998           YEAR ENDED               YEAR ENDED
                                          INCREASE (DECREASE)       DECEMBER 31, 1997        DECEMBER 31, 1996
                                             DUE TO CHANGES        INCREASE (DECREASE)      INCREASE (DECREASE)
                                                 IN:(1)           DUE TO CHANGES IN:(1)    DUE TO CHANGES IN:(1)
                                         ----------------------   ----------------------   ----------------------
                                         VOLUME   RATE    TOTAL   VOLUME   RATE   TOTAL    VOLUME   RATE   TOTAL
                                         ------   -----   -----   ------   ----   ------   ------   ----   ------
                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Investment Securities(1)...............  $ 235    $(218)  $ 17    $(136)   $ 97   $  (39)  $ (80)   $149   $   69
Loans(1)...............................    364     (216)   148    1,965     221    2,186   1,065       6    1,071
Other interest-earning assets..........    299        6    305       97     (24)      73      63      (5)      58
    Total interest-earning assets......    898     (428)   470    1,926     294    2,220   1,048     150    1,198
INTEREST-BEARING LIABILITIES:
Savings and interest checking..........     32       11     43       21      (4)      17       4      10       14
  Money market accounts................    123       29    152       56      38       94      (2)     (6)      (8)
Time deposits..........................     64       14     78      541     (61)     480     560      (5)     555
  Total interest-bearing deposits......    219       54    273      618     (27)     591     562      (1)     561
Other interest-bearing liabilities.....    150       (1)   149        1       0        1      (4)      2       (2)
  Total interest-bearing liabilities...    369       53    422      619     (27)     592     558       1      559
Change in Net Interest Income..........    529     (481)    48    1,307     321    1,628     490     149      639

-------------------------

(1) Interest revenues are not adjusted to reflect the effect of tax-exempt loans and securities.

PROVISION FOR LOAN LOSSES

Provisions for loan losses and recoveries of loans previously charged off increase the allowance for loan losses, while charge offs decrease the allowance. On a periodic basis, management determines the amount of the provision for possible loan losses necessary to maintain the allowance for loan losses at a level that management deems adequate. In order to determine the appropriate level of the allowance for loan losses, management considers factors including the balance of the allowance; the size, composition and quality of the loan portfolio; levels and trends in identified problem assets; use of appraisals to estimate the value of collateral; and prevailing and anticipated economic conditions. See the discussion of "Credit Risk."

Nine months ended September 30, 1998 and 1997. The provision for loan losses was $208,000 for the first nine months of 1998, compared to $210,000 for the first nine months of 1997, a 1% decrease.

Years ended December 31, 1997 and 1996. The provision for loan losses was $716,000 for 1997, compared to $289,000 in 1996, an increase of $427,000, or
148%. Most of this
increase was the result of the deterioration of a large commercial credit during 1997 and a revision in management's method of assessing reserve adequacy on factored receivables.

OTHER INCOME AND EXPENSE

Nine months ended September 30, 1998 and 1997. Other income of $794,000 in the first nine months of 1998 was approximately $34,000, or 4% less than the $828,000 recorded in the first nine months of 1997. This decrease resulted from declines of $46,000 (26%) in other noninterest income caused mainly by a reduction in SBA loan originations, and $51,000 (44%) in gains on sales of loans, which were partially offset by a $62,000 (12%), increase in service charges and fees.

Other expense for the first nine months of 1998 of $3,049,000 increased $198,000, or 7%, from the $2,851,000 recorded in the first nine months of 1997. The increase was primarily the result of costs related to the proposed Merger, the Year 2000 issue, the new check imaging system, and the renovated main office. Compared to the first nine months of 1997, 1998 occupancy expense of $482,000 was up $90,000 (23%), and general and administrative expense of $1,207,000 was up $220,000 (22%). The increases in those expense categories were offset by a $112,000 decrease in salaries and benefits, which resulted from lower staffing, made possible, in part, by the operation of the check imaging system.

Years ended December 31, 1997 and 1996. Other income of $1,055,000 increased $71,000, or 7% in 1997 over 1996, as a net result of a $74,000 (11%) increase in service charges on deposit accounts, an $84,000 (117%) increase in gains on the sale of loans, a $58,000 (25%) decrease in other service charges and fees, and a $29,000 decrease in net realized gains on sales of available for sale securities.

Other expense for 1997 of $3,869,000, increased $790,000 (26%) over 1996. Each category of other expense increased: salaries and benefits increased $394,000 (25%); equipment and occupancy expenses increased $112,000 (30%); and other operating expenses increased $283,000 (25%).

INCOME TAXES

Nine months ended September 30, 1998 and 1997. Income tax expense of $702,000 for the first nine months of 1998 was down $83,000 from the same period in 1997, mainly as a result of the lower 1998 pre-tax income.

Years ended December 31, 1997 and 1996. Income tax expense of $840,000 for 1997 increased $140,000, or 20%, over 1996 as a result of higher pre-tax income.

FINANCIAL CONDITION, CAPITAL RESOURCES AND LIQUIDITY

Loans. Total loans, net of unearned income but before deduction of the allowance for loan losses, were $68,799,000 at September 30, 1998. At December 31, 1997, loans totaled $70,914,000, up $9,148,000, or 15%, from year-end 1996.
Total loans declined $2,116,000, or 3%, in the first nine months of 1998, mainly due to a lower volume in SBA loans and factored receivables. The loan portfolio does not contain any concentration of loans to borrowers engaged in the same or similar activities. Bullsboro's loans are, however, made primarily to borrowers within Coweta County and nearby areas in the State of Georgia.

Economic conditions within those areas may affect loan demand and the ability of Bullsboro's borrowers to pay in accordance with the terms of their loans.

The following table shows the composition of Bullsboro's loan portfolio, net of unearned interest, at each of the dates indicated:

                           LOANS OUTSTANDING BY TYPE

                                SEPTEMBER 30,         DECEMBER 31,          DECEMBER 31,
                                    1998                  1997                  1996
                             -------------------   -------------------   -------------------
                                         % OF                  % OF                  % OF
                             BALANCE   PORTFOLIO   BALANCE   PORTFOLIO   BALANCE   PORTFOLIO
                             -------   ---------   -------   ---------   -------   ---------
                                                 (DOLLARS IN THOUSANDS)
Real Estate -- Mortgage....  $19,716       29%     $29,843       42%     $27,101       44%
Real
  Estate -- Construction...    8,984       13        9,244       13       10,089       16
Commercial.................   26,984       39       14,479       20       11,158       18
Consumer...................   13,115       19       17,348       24       13,418       22
                             -------     ----      -------     ----      -------     ----
          Total............   68,799      100%      70,914      100%      61,766      100%
                                         ====                  ====                  ====
Less:
Allowance for loan
  losses...................   (1,044)               (1,583)                 (936)
          Loans, net.......  $67,755               $69,331               $60,830
                             =======               =======               =======

The following table shows the remaining maturities of loans by category at December 31, 1997.

            MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                                       AT DECEMBER 31, 1997
                                           ---------------------------------------------
                                            DUE IN ONE         DUE           DUE AFTER
                                           YEAR OR LESS   ONE-FIVE YEARS    FIVE YEARS
                                           ------------   --------------   -------------
                                                      (DOLLARS IN THOUSANDS)
Real Estate -- Mortgage..................    $18,942         $ 9,501          $1,400
Real Estate -- Construction..............      9,244              --              --
Commercial...............................     12,636           1,843              --
Consumer.................................      4,772          11,949             627
                                             -------         -------          ------
          TOTAL LOANS MATURITIES.........    $45,594         $23,293          $2,027
                                             =======         =======          ======
Loans with Maturities of One Year or
  Greater:                                                FIXED RATE       VARIABLE RATE
                                                             -------          ------
Real Estate -- Mortgage..................                    $ 2,585          $8,316
Real Estate -- Construction..............                         --              --
Commercial...............................                      1,843              --
Consumer.................................                     12,576              --
                                                             -------          ------
          TOTAL LOANS....................                    $17,004          $8,316
                                                             =======          ======

Credit Risk. Bullsboro establishes an allowance for loan losses in an amount it deems adequate to provide for losses in the loan portfolio. Management of Bullsboro assesses the adequacy of the allowance for loan losses based upon a number of factors, including, among others, the size, composition and quality of the loan portfolio; levels and trends in identified problem assets; use of appraisals to estimate the value of collateral; and management's judgment as to prevailing and anticipated economic conditions. The allowance for loan losses was $1,044,000, or 1.52% of total loans, at September 30, 1998. Total nonperforming loans at September 30, 1998 were $914,000, 1.33% of total loans, compared to $1,189,000, 1.68% of total loans, at December 31, 1997.

The following is an analysis of Bullsboro's allowance for loan losses for the indicated periods.

            SUMMARY OF LOAN LOSS EXPERIENCE AND RELATED INFORMATION

                                        SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                            1998             1997            1996
                                        -------------    ------------    ------------
                                                   (DOLLARS IN THOUSANDS)
Balance at beginning of period........     $ 1,583         $   936         $   778
                                           -------         -------         -------
Loans charged-off:
  Commercial..........................       1,051              34              27
  Real estate -- construction.........          --              --              --
  Real estate -- mortgage.............          --              --              --
  Consumer and other..................         241              87             157
                                           -------         -------         -------
          TOTAL CHARGE-OFFS...........       1,292             121             184
                                           -------         -------         -------
Recoveries:
  Commercial..........................         462               8               6
  Real estate -- construction.........          --              --              --
  Real estate -- mortgage.............          --               1               1
  Consumer and other..................          83              43              46
                                           -------         -------         -------
          TOTAL RECOVERIES............         545              52              53
                                           -------         -------         -------
Net charge-offs (recoveries)..........         747              69             131
Provision charged to operating
  expense.............................         208             716             289
                                           -------         -------         -------
          BALANCE AT END OF PERIOD....     $ 1,044         $ 1,583         $   936
                                           =======         =======         =======
Loans outstanding:
  Average.............................     $69,653         $69,358         $53,697
  End of period.......................      68,799          70,914          61,766
Net charge-offs (recoveries) to
  average loans outstanding...........        1.43%           0.10%           0.24%
Allowance for possible loan losses to
  total loans outstanding at period
  end.................................        1.52%           2.23%           1.52%

(a) Annualized

Bullsboro does not allocate the allowance for loan losses by loan category. The entire allowance is available to absorb losses in any category of loans.

The following table shows the amounts of Bullsboro's nonperforming assets at the indicated dates.

                             NON-PERFORMING ASSETS

                                        SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                            1998             1997            1996
                                        -------------    ------------    ------------
                                                   (DOLLARS IN THOUSANDS)
Nonaccrual loans......................      $896            $  909           $271
Loans past due 90 days or more........        18               280            162
Restructured loans....................        --                --             --
                                            ----            ------           ----
          Total non-performing
             loans....................       914             1,189            433
Other real estate owned net
  allowance...........................        --                --             --
Other non-performing assets...........        --                --             --
                                            ----            ------           ----
          Total non-performing
             assets...................      $914            $1,189           $433
                                            ====            ======           ====
          Total non-performing loans
             to total loans...........      1.33%             1.68%          0.70%
          Total non-performing assets
             to total assets..........      0.85%             1.22%          0.51%

Nonperforming loans consist of loans on a nonaccrual basis, loans that are contractually past due 90 days or more, and loans, the original terms of which have been restructured. Interest accruals are discontinued on impaired loans when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received. During the first nine months of 1998, $9,000 in interest income was received on nonaccrual loans. If interest on those loans had been accrued, total interest income of $ 74,000 would have been recorded. In addition to the above loans, management has identified $2.3 million in performing loans outstanding at September 30, 1998, as potential problem loans, where management has doubts as to the ability of the borrowers to comply with present loan repayment terms. These loans are subject to continuing management attention.

Investment Securities. Investment securities totaled $15,139,000 at September 30, 1998, up $1.6 million, or 12% from December 31, 1997. At year-end 1997, total investment securities were $13,534,000, down $108,000, or 1%, from year-end 1996. Average investment securities represented 16% and 13% of earning assets in the first nine months of 1998 and 1997, respectively, and 11% and 17% of earning assets in the years 1997 and 1996, respectively.

The following table shows the maturities, book value, and weighted average yield of investment securities at September 30, 1998. Yields are not adjusted to reflect the effects of tax-exempt securities.

                                    MATURITIES   WEIGHTED   MATURITIES    WEIGHTED   MATURITIES    WEIGHTED   MATURITIES   WEIGHTED
                                       ONE       AVERAGE    ONE TO FIVE   AVERAGE    FIVE TO TEN   AVERAGE     OVER TEN    AVERAGE
                       BOOK VALUE      YEAR       YIELD        YEARS       YIELD        YEARS       YIELD       YEARS       YIELD
                       ----------   ----------   --------   -----------   --------   -----------   --------   ----------   --------
                                                                  (DOLLARS IN THOUSANDS)
US treasury and
  agencies...........   $11,849       $2,003       5.45%      $ 9,346       6.00%      $  500        6.00%       $ --          --%
States and political
  subdivisions.......     2,996           --         --         2,124       4.26          707        4.29         165        4.65
Other securities.....       294          294       7.50            --         --           --          --          --          --
                        -------       ------       ----       -------       ----       ------        ----        ----        ----
        Total........   $15,139       $2,297       5.72%      $11,470       5.68%      $1,207        5.00%       $165        4.65%
                        =======       ======       ====       =======       ====       ======        ====        ====        ====

The following table shows the book value of investment securities at the indicated dates:

                      BOOK VALUE OF INVESTMENT SECURITIES

                                                                     DECEMBER 31,
                                                   SEPTEMBER 30,   -----------------
                                                       1998         1997      1996
                                                   -------------   -------   -------
                                                        (DOLLARS IN THOUSANDS)
U.S. Government and Agency Securities............     $ 8,545      $ 8,734   $11,324
State and municipal securities...................       2,996        1,562       135
Mortgage-backed securities.......................       3,304        2,966     2,183
Equity securities................................         294          272        --
                                                      -------      -------   -------
          Total..................................     $15,139      $13,534   $13,642
                                                      =======      =======   =======

Deposits. Total deposits of $91,316,000 at September 30, 1998, were 3.4 million, or 4%, greater than at December 31, 1997. The most significant changes from year-end 1997, occurred in interest-bearing demand deposits, which increased $2.6 million or 27%, $100,000 and over time deposits, which increased $15.6 million, or 77%, and other time deposits, which decreased $15.0 million, or 44%. At December 31, 1997, total deposits were $87,870,000, up $10,598,000, or 14%, over the $77,272,000 total at December 31, 1996. The most significant change from year-end 1996 to year-end 1997 was a $7.6 million (58%) increase in interest-bearing demand deposits.

The following table shows the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity.

              CERTIFICATE OF DEPOSIT OF OVER $100,000 BY MATURITY

                                            SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                1998            1997           1996
                                            -------------   ------------   ------------
                                                      (DOLLARS IN THOUSANDS)
Three months or less......................     $ 6,117        $ 1,465        $ 2,223
Over thee months through one year.........       5,840         12,089         11,641
Over one year.............................       6,758          6,604          4,361
                                               -------        -------        -------
          Total...........................     $18,715        $20,158        $18,225
                                               =======        =======        =======

Capital Resources. At September 30, 1998, total stockholders' equity was $10,887,000, or 10.10% of total assets, compared to $8,743,000, or 8.94% percent of total assets, at year-end 1997, and $7,105,000, or 8.33%, at year-end 1996. Stockholders equity grew 25% from December 31, 1997 to September 30, 1998, and 23% from year-end 1996 to year-end 1997. The growth in stockholders' equity was primarily the result of net income in each period, and, for the first nine months of 1998, $863,000 in proceeds from the exercise of stock options.

Bullsboro and the Bank are subject to various regulatory capital requirements. Failure to meet minimum regulatory capital requirements can have direct, material effects on Bullsboro and its operations. At September 30, 1998, the Bank was "well capitalized" for regulatory purposes. See "Supervision and Regulation-Capital Adequacy."

Liquidity. Liquidity is the ability to meet cash flow requirements as they occur without adverse liquidation of longer-term assets. Bullsboro's primary sources of liquidity are cash on hand, deposits in banks, federal funds sold, and the fair value of securities available for sale. At September 30, 1998, these liquid assets represented 29% of total deposits and other interest bearing liabilities. Additional sources of liquidity are paydowns and maturities within the investment portfolio, loan maturities and repayments, available lines to purchase overnight funds from correspondent banks, and advances from the Federal Home Loan Bank of Atlanta.

Asset/Liability Management. Net interest income, the primary component of Bullsboro's net income, arises from the difference between the yield on interest earning assets and the cost of interest bearing liabilities, and the relative amounts of these assets and liabilities. Bullsboro manages its interest-related assets and liabilities by coordinating the levels of, or gap between, interest rate sensitive assets and liabilities to minimize changes in net interest income despite changes in market interest rates. This asset/liability policy is intended to stabilize the long-run earnings power of Bullsboro as it achieves its growth objectives.

Effects of Inflation. The financial statements and related financial data presented in this Proxy Statement have been prepared in accordance with generally accepted accounting principles and practices within the banking industry, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the asset and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of general levels of inflation.

YEAR 2000 ISSUES

Many computer programs now in use have not been designed to properly recognize years after 1999. If not corrected, these programs could fail or create erroneous results. This year 2000 ("Y2K") issue affects the entire banking industry because of its reliance on computers and other equipment that use computer chips, and may have significant effects on banking customers, bank regulators, and the general economy.

In 1997, Management created a task force and established a Y2K Plan to prevent or mitigate adverse effects of the Y2K issue on Bullsboro and its customers. Goals of the Y2K Plan include identifying risks, testing data processing and other systems and equipment used by Bullsboro, informing customers of Y2K issues and risks, establishing a contingency plan for operating if Y2K issues cause important systems or equipment to fail, implementing changes necessary to achieve Y2K compliance, and verifying that these changes are effective. The Board of Directors reviews progress under the plan each quarter.

Management designed the Y2K Plan to comply with the requirements for Y2K efforts established by the Federal Deposit Insurance Corporation, the primary federal regulator of the Bank. The FDIC also has performed Y2K examinations of the Bank's Y2K Plan and the Bank's progress in implementing the plan. Federal regulations prevent banks from disclosing the results of Y2K examinations by banking regulators. The examinations do not represent approval or certification of a bank or bank holding company's Y2K plans or efforts.

Bullsboro continues to implement the Y2K Plan. Bullsboro has met its Y2K goals to date and believes that it will continue to meet the goals of the Y2K Plan. By September 30, 1998, Bullsboro had performed risk assessments, had assessed the Y2K preparedness of suppliers of data processing services to Bullsboro and of large customers, had implemented its customer awareness program, had begun development of the Y2K contingency plan, and was in the process of testing and implementing necessary changes in hardware and software. Significant additional steps must be taken to achieve Y2K compliance, including some steps that may not yet be identified. Elements of the Y2K Plan, such as risk assessments, customer communications, and testing of systems and equipment, are processes that will continue into the year 2000.

The Y2K contingency plan calls for Bullsboro to manually process bank transactions and to use other data processing methods, in the event that Y2K efforts of Bullsboro and its data services providers are not successful. Delays in processing banking transactions would result if Bullsboro were required to use manual processing or other methods instead of its normal computer processes. These delays could disrupt the normal business activities of Bullsboro and its customers. Bullsboro must assure that the computer systems it uses to process transactions are Year 2000 ready in order to avoid these disruptions.

Bullsboro's primary supplier of data processing services also has adopted a Y2K plan and timetable to make the changes necessary for it to provide services in the year 2000, and has provided written assurances to Bullsboro of its progress. That supplier has been examined for Y2K readiness by federal bank examiners. The supplier and Bullsboro are in the process of testing the software changes that have been made to date. Bullsboro is also monitoring the progress of its other suppliers of data processing services.

Management believes that the cost of resolving Y2K issues related to Bullsboro's computer programs and those used by its suppliers of significant data processing services will not be material to Bullsboro's business, operations, liquidity, capital resources, or financial condition, based on information developed to date and communications from data processing suppliers. Bullsboro estimates that its total cash outlays in connection with Y2K compliance will be less than $110,000, excluding costs of Company employees involved in Y2K compliance activities. Less than $10,000 of this amount has been expended through September 30, 1998. Bullsboro is funding its Y2K expenditures through continuing operations.

Although Bullsboro has completed an assessment of Y2K effects on its current commercial lending and other customers, the actual effects on individual, corporate and governmental customers of Bullsboro and on governmental authorities that regulate Bullsboro and its subsidiaries, and any resulting consequences to Bullsboro, cannot be determined with any assurance. Bullsboro's belief that it, and its primary suppliers of data processing services, will achieve Y2K compliance, are based on a number of assumptions and on statements made by third parties, and are subject to uncertainty. Bullsboro also is not able to predict the effects, if any, on Bullsboro, financial markets or society in general of the public's reaction to Y2K. Because of this uncertainty and reliance upon assumptions and statements of third parties, Bullsboro cannot be assured that the results of its Y2K Plan will be achieved. Management believes, however, that Bullsboro will be able to accomplish its Y2K goals.

                          INFORMATION ABOUT BULLSBORO

Bullsboro is a bank holding company organized under the laws of the state of Georgia. Bullsboro operates principally through THE BANK of Newnan, which is a state-chartered commercial bank and which provides a range of consumer and commercial banking services through two offices in Coweta County, Georgia. At September 30, 1998, Bullsboro had total consolidated assets of approximately $107.7 million, total consolidated deposits of approximately $91.3 million, and total consolidated stockholders' equity of approximately $10.9 million. Bullsboro also engages in asset-based lending through a contractual relationship between THE BANK of Newnan and a third-party. At September 30, 1998,
approximately $          of asset-based lending receivables were included in
Bullsboro's total assets. Bullsboro's principal executive office is located at 40 Bullsboro Drive, Newnan, Georgia, 30264 and its telephone number at such address is (770) 253-8080.

BUSINESS AND PROPERTIES

THE BANK of Newnan has two banking offices. The main office is located at 40 Bullsboro Drive, Newnan, Georgia, and was renovated and enlarged in 1997 to approximately 13,000 square feet. It is a two-story stucco structure with a full basement, drive though facilities, and a twenty-four hour ATM. The branch office is located at 3111 East Highway 24, Newnan, Georgia. It is a two-story building, modeled after the style of the main office, and has 8,843 square feet. This office also has drive through facilities and a twenty-four hour ATM. The bank uses 4,277 square feet, or 48%, of the space. Of this 4,277, the factoring/asset based lending department uses 1,856 square feet. Common area totals 1,277 square feet and 3,289 square feet (37%) is leased to clients.

COMPETITION

Bullsboro and THE BANK of Newnan face vigorous competition in their market areas from a number of sources, including bank holding companies and commercial banks, savings and loan associations and other thrift institutions, and tax-exempt credit unions, Bullsboro Changes in federal and state banking laws in the last several years have made it easier for out of area financial institutions to operate in Georgia, and for financial institutions located outside of Coweta county to establish branch offices in the Bank's market. The Bank also competes for interest bearing funds with brokerage firms, consumer finance companies, commercial finance companies, money market funds, and federal, state, and municipal issuers of short-term obligations. Many of these competitors have greater financial resources than the Bank. At September 30, 1998, there were six commercial banks and one savings bank competing with the Bank through offices in the Bank's Coweta County market area. Institutions that do not have offices in Coweta County also compete with the Bank.

LEGAL PROCEEDINGS

Bullsboro and THE BANK of Newnan are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT

The following table presents information about the directors and executive officers of Bullsboro and THE BANK of Newnan. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of the Bullsboro is based upon the SEC's "beneficial ownership" rules. Under these rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of a security, or "investment power," which includes the power to dispose or to direct the disposition of a security. More than one person may be deemed to be a beneficial owner of the same securities. A person is deemed to be a beneficial owner of any security that the person has the right to acquire within 60 days from the record date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the record date. The shares of Bullsboro issuable upon exercise of options exercisable within 60 days from the record date are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person. The SEC's rules sometimes cause the total percentage ownership disclosed to be less than the sum of the individual ownership percentages.

                                                                                        NUMBER OF
                                                                                         SHARES
                                                                                      BENEFICIALLY
                                                                                          OWNED
                         PRESENT OCCUPATION        POSITION AND        DIRECTOR OR    AT THE RECORD
                           AND PRINCIPAL           OFFICES HELD         EXECUTIVE         DATE
                           OCCUPATION FOR         WITH BULLSBORO         OFFICER     AND PERCENT OF
NAME                      LAST FIVE YEARS            AND BANK             SINCE           CLASS
----                     ------------------       --------------       -----------   ---------------
Hamilton C. Arnall,
  Jr...................  Retired             Chairman of Board            1987        8,990(1)  4.26%
F. Donald Bass.........  Physician           Director                     1987       11,107     5.26%
D. Bruce Church........  Financial Planner   Director                     1993        2,407     1.14%
A. B. Edge, IV.........  Attorney            Director                     1990        3,908(2)  1.85%
Clifford B. Glover,
  III..................  Real Estate Broker  Director                     1987        3,951(3)  1.87%
C. Frank Holberg,
  III..................                      Director                     1987        5,291(4)  2.51%
Dennis C. McEntire.....  General Manager,
                         Newnan Utilities    Director                     1990        2,529     1.20%
Harry S. Rivers........                      Director                     1994        2,187     1.04%
Gus L. Wood............  Attorney            Director                     1987        5,470(5)  2.59%
                                             President & CEO THE BANK
Bradley H. Murphey.....  Banker              of Newnan                    1986        8,938(6)  4.09%
                                             Executive Vice President
Lahman D. Moore........  Banker              THE BANK of Newnan           1996        2,879(7)  1.35%
                                             Vice-President
S. Richard Shook.......  Banker              THE BANK of Newnan           1989        2,994(8)  1.40%
                                             Vice-President
John D. Fasick.........  Banker              THE BANK of Newnan           1993        3,847(9)  1.79%
                                             Vice-President
James Kitchens.........  Banker              THE BANK of Newnan           1996        1,040(10) 0.49%
                                             Chief Financial Officer
Clyde A. McArthur......  Banker              THE BANK of Newnan           1998           --     0.00%

-------------------------

 (1) Hamilton C. Arnall, Jr., owns 8,347 shares directly, and controls 402 shares beneficially through the ownership of his wife and 241 shares through the Arinco Corporation of which he is president.

 (2) Arthur B. Edge, IV, owns 3,137 shares directly and controls 671 shares through his company's profit sharing and money purchase plans.

 (3) Clifford B. Glover, III, owns 3,878 shares directly and his wife owns 73 shares.

 (4) C. Frank Holberg, III, owns 4,155 shares directly, his wife Sandra Holberg owns 1,016 shares and his son John owns 120 shares.

 (5) Gus L. Wood owns 4,354 shares directly and controls 1,116 shares through his company's profit sharing and money purchase plans.

 (6) Bradley H. Murphey owns 1,244 shares directly and controls 7,694 shares that are under option.

 (7) Lahman D. Moore owns 0 shares directly and controls 2,879 shares under option.

 (8) S. Richard Shook owns 14 shares directly and has 2,890 shares under option.

 (9) John D. Fasick owns 0 shares directly and controls 3,847 shares under option.

(10) James Kitchens owns 0 shares directly and has 1,040 shares under option.

TRANSACTIONS WITH MANAGEMENT

In the ordinary course of business, THE BANK of Newnan has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned persons and company(s) in which they have a 10% or more ownership interest as of September 30, 1998, were approximately $866,000.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF BULLSBORO

The following table sets forth certain information concerning the beneficial owners of more than 5.0% of Bullsboro common stock, as of the record date.

                            NAME AND ADDRESS             AMOUNT AND NATURE     PERCENT OF
TITLE OF CLASS              OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP   CLASS (1)
--------------              -------------------         --------------------   ----------
Common Stock..............  Dr. Donald Bass             11,107                    4.76%
                            240 Jackson Street
                            Newnan, GA 30264
Common Stock..............  Dennis McDowell             19,606                    8.40%
                            227 West Lakeshore Dr
                            Carrolton, GA 30217-1937

                           INFORMATION ABOUT REGIONS

GENERAL

Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 713 banking offices located in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas as of September 30, 1998. At that date, Regions had total consolidated assets of approximately $35.1 billion, total consolidated deposits of approximately $27.2 billion, and total consolidated stockholders' equity of approximately $3.0 billion. Regions has banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 326-7100.

Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "Where You Can Find More Information."

RECENT DEVELOPMENTS

Since December 31, 1997, and as of the date of this Proxy Statement-Prospectus, Regions has completed the acquisitions of eleven financial institutions (the "Recently Completed Acquisitions") and has entered into definitive agreements to acquire four financial institutions in addition to the Merger (the "Other Pending Acquisitions"). Certain aspects of the completed and other pending acquisitions are presented in the following table:

                                                        CONSIDERATION
                                                   -----------------------
                                         APPROXIMATE
                                   ------------------------
                                       ASSET                                ACCOUNTING
INSTITUTION                           SIZE(1)      VALUE(1)       TYPE      TREATMENT
-----------                        -------------   --------   ------------  ----------
                                        (IN MILLIONS)
RECENTLY COMPLETED ACQUISITIONS:
Greenville Financial Corporation,
  located in
  Greenville, South Carolina.....     $  134        $   34    Regions       Pooling of
                                                              Common Stock  Interests

                                                        CONSIDERATION
                                                   -----------------------
                                         APPROXIMATE
                                   ------------------------
                                       ASSET                                ACCOUNTING
INSTITUTION                           SIZE(1)      VALUE(1)       TYPE      TREATMENT
-----------                        -------------   --------   ------------  ----------
                                        (IN MILLIONS)
PALFED, Inc., located in
  Aiken, South Carolina..........     $  665        $  145    Regions       Pooling of
                                                              Common Stock  Interests
First United Bancorporation,
  located in Anderson, South
  Carolina.......................        292            80    Regions       Pooling of
                                                              Common Stock  Interests
St. Mary Holding Corporation,
  located in
  Franklin, Louisiana............        113            31    Regions       Pooling
                                                              Common Stock  of
                                                                            Interests
Key Florida Bancorp, Inc.,
  located in
  Bradenton, Florida.............        212            39    Regions       Pooling of
                                                              Common Stock  Interests
First State Corporation, located
  in
  Albany, Georgia................        540           161    Regions       Pooling of
                                                              Common Stock  Interests
First Commercial Corporation,
  located in
  Little Rock, Arkansas..........      7,382         2,597    Regions       Pooling of
                                                              Common Stock  Interests
Village Bankshares, Inc. located
  in
  Tampa, Florida.................        211            46    Regions       Pooling of
                                                              Common Stock  Interests
Jacobs Bank, located in
  Scottsboro, Alabama............        186            47    Regions       Pooling of
                                                              Common Stock  Interests
Etowah Bank, located in
  Canton, Georgia................        409            99    Regions       Pooling of
                                                              Common Stock  Interests
First Community Banking Services,
  Inc., located in Peachtree
  City, Georgia..................        125            30    Regions       Pooling of
                                                              Common Stock  Interests
OTHER PENDING ACQUISITIONS:
VB&T Bancshares Corporation,
  located in
  Valdosta, Georgia..............         75            18    Regions       Pooling of
                                                              Common Stock  Interests

                                                        CONSIDERATION
                                                   -----------------------
                                         APPROXIMATE
                                   ------------------------
                                       ASSET                                ACCOUNTING
INSTITUTION                           SIZE(1)      VALUE(1)       TYPE      TREATMENT
-----------                        -------------   --------   ------------  ----------
                                        (IN MILLIONS)
Meigs County Bancshares, Inc.,
  located in
  Decatur, Tennessee.............     $  103        $   23    Regions       Pooling of
                                                              Common Stock  Interests
St. James Bancorporation, Inc.,
  located in
  Lutcher, Louisiana.............        152            43    Regions       Purchase
                                                              Common Stock
Arkansas Banking Company, located
  in
  Jonesboro, Arkansas............        343            64    Regions       Purchase
                                                              Common Stock

-------------------------

(1) Calculated as of the date of consummation in the case of the completed acquisitions and as of the date of announcement of the transaction in the case of pending acquisitions.

Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies and approval of the stockholders of the institutions to be acquired. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

If the Other Pending Acquisitions and the Merger had been consummated on September 30, 1998, as of that date Regions' total consolidated assets would have been increased by approximately $751 million to approximately $35.8 billion; its total consolidated deposits would have increased by approximately $696 million to approximately $27.9 billion; and its total consolidated stockholders' equity would have increased by approximately $26 million to approximately $3.0 billion.

The First Commercial Acquisition. On July 31, 1998, Regions completed a business combination with First Commercial Corporation, Little Rock, Arkansas. Additional information concerning this business combination is included in Regions' current reports on Form 8-K, dated as of February 8, 1998, July 31, 1998, and November 6, 1998. Such current reports are incorporated in this Proxy Statement-Prospectus by reference. See "Where You Can Find More Information."

Regions accounted for the First Commercial Acquisition as a pooling of interests. All historical financial information of Regions presented in this Proxy Statement-Prospectus has been restated to reflect Regions' business combination with First Commercial Corporation and other significant business combinations consummated in the first quarter of 1998 which are accounted for as poolings of interests. See "Where You Can Find More Information."

                           SUPERVISION AND REGULATION

The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and Bullsboro. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1997. See "Where You Can Find More Information."

GENERAL

Regions and Bullsboro are both bank holding companies registered with the Federal Reserve Board under the Bank Holding Company Act. As such, Regions and Bullsboro and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve Board.

The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

The Bank Holding Company Act further provides that the Federal Reserve Board may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

The Bank Holding Company Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") permits any bank holding company located in Alabama to acquire a bank located in any other state, and any bank holding company located outside Alabama to acquire any Alabama-based bank, regardless of state law to the contrary, subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states, unless a state "opted out" and prohibited interstate branching altogether. None of the states in which the banking subsidiaries of Regions or Bullsboro are located has "opted out." Accordingly, Regions has the ability to consolidate all of its bank subsidiaries into a single bank with interstate branches

The Bank Holding Company Act generally prohibits Regions and Bullsboro from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve Board must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

Each of the subsidiary depository institutions of Regions and Bullsboro is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of Regions and Bullsboro (the FDIC and the applicable state authority) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

Regions and Bullsboro are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and Bullsboro, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions and Bullsboro, as well as by Regions and Bullsboro to their stockholders.

As to the payment of dividends, the Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator.

If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under current federal law, an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

At September 30, 1998, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions, without obtaining governmental approvals, could declare aggregate dividends to Regions of approximately $252 million, and the Bank could declare aggregate dividends to Bullsboro of approximately $787,000.

The payment of dividends by Regions and Bullsboro and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

Regions, Bullsboro, and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve Board in the case of Regions and Bullsboro and the appropriate federal banking regulator in the case of each of their subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve Board: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance. However, small bank holding companies, like Bullsboro, generally are not required to satisfy minimum capital ratios on a consolidated basis.

The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1998, Regions' consolidated Total Capital Ratio was 11.84% and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) was 10.64%.

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimums. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. Regions' Leverage Ratio at September 30, 1998 was 7.84%.

Each of Regions' and Bullsboro's subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve Board. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of September 30, 1998. Neither Regions, Bullsboro, nor any of their subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it. At September 30, 1998, THE BANK of

Newnan's Total Capital Ratio was 15.29%, its Tier 1 Capital Ratio was 14.04%, and its Leverage Ratio was 9.68%.

Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

The Federal Reserve Board, the Office of the Comptroller of the Currency, and the FDIC also have adopted regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

PROMPT CORRECTIVE ACTION

Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and must take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, current federal law requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized.

Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the law.

At September 30, 1998, all of the subsidiary depository institutions of Regions and Bullsboro had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

The FDIC currently uses risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

                      DESCRIPTION OF REGIONS COMMON STOCK

Regions is authorized to issue 500,000,000 shares of Regions common stock, of which 221,111,474 shares were issued at September 30, 1998, none of which were held as treasury shares, and 5,000,000 shares of preferred stock, none of which are outstanding. No other class of stock is authorized.

Holders of Regions common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1998, under such requirements and guidelines, Regions' subsidiary institutions had $252 million of undivided profits legally available for the payment of dividends. See "Supervision and Regulation -- Payment of Dividends."

For a further description of Regions common stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

Regions expects to hold its next annual meeting of stockholders after the Merger during May 1999. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices within a reasonable time prior to the mailing of Regions' 1999 annual meeting proxy statement, for consideration by Regions for possible inclusion in such proxy statement.

                                    EXPERTS

The consolidated financial statements and the supplemental consolidated financial statements of Regions, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their reports thereon which are included in the Annual Report to Stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997 and in its current report on Form 8-K dated November 6, 1998. The financial statements audited by Ernst & Young LLP have been incorporated by reference in reliance on their reports given on their authority as experts in accounting and auditing.

The consolidated financial statements of Bullsboro, included in this Registration Statement, have been audited by Mauldin & Jenkins, LLC, independent auditors, for the periods indicated in their report. The financial statements audited by Mauldin & Jenkins, LLC have been included herein in reliance on their report given on their authority as experts in accounting and auditing.

                                    OPINIONS

The legality of the shares of Regions common stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the Board of Directors of Regions. As of
          , 1998, attorneys in the law firm of Lange, Simpson, Robinson &
Somerville LLP owned an aggregate of              shares of Regions common
stock.

Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                      WHERE YOU CAN FIND MORE INFORMATION

Regions files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Regions files with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a World Wide Web site on the Internet at "http://www.sec.gov" that contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC, including Regions.

Regions filed a Registration Statement on Form S-4 (the "Registration Statement") to register the Regions common stock to be issued to Bullsboro stockholders in the Merger with the SEC. This Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of Regions. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all the information you can find in Regions' Registration Statement or the exhibits to that Registration Statement. Although the Registration Statement has been filed with the SEC, Bullsboro does not file other reports, proxy statements or other documents with the SEC.

SEC regulations allow Regions to "incorporate by reference" information into this Proxy Statement-Prospectus, which means that Regions can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement-Prospectus. Information incorporated by reference from earlier documents is superceded by information that has been incorporated by reference from more recent documents.

This Proxy Statement-Prospectus incorporates by reference the documents listed below that Regions has previously filed with the SEC. These documents contain important information about Regions and its finances. Some of these filings have been amended by later filings, which are also listed.

REGIONS SEC FILINGS (FILE NO. 0-6159)     PERIOD/AS OF DATE
-------------------------------------     -----------------
Annual Report on Form 10-K............    Year ended December 31, 1997
Quarterly Reports on Form 10-Q........    Quarters ended March 31, June 30, and
                                            September 30, 1998,
Current Reports on Form 8-K...........    February 8, 1998; July 31, 1998;
                                            November 6, 1998

Regions also incorporates by reference additional documents that may be filed with the SEC between the date of this Proxy Statement-Prospectus and the consummation of the Merger or the termination of the Merger Agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Regions has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to Regions, and Bullsboro has supplied all such information relating to Bullsboro.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through Regions, the SEC or the SEC's Internet web site as described above.

Documents incorporated by reference are available from Regions without charge, excluding all exhibits, except that if Regions has specifically incorporated by reference an exhibit in this Proxy Statement-Prospectus, the exhibit will also be available without charge. Stockholders may obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from Regions at the following address:

          Regions Financial Corporation
          417 North 20th Street
          Birmingham, AL 35203

          Attention: Shareholder Relations

          Telephone: (205) 326-7090

You should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus is dated
1998. You should not assume that the information contained in this Proxy Statement-Prospectus is accurate as of any date other than that date. Neither the mailing of this Proxy Statement-Prospectus to stockholders nor the issuance of Regions common stock in the Merger creates any implication to the contrary.

               INDEX TO BULLSBORO BANCSHARES FINANCIAL STATEMENTS

Independent Auditor's Report................................   F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................   F-3
Consolidated Statements of Income for the Years Ended
  December 31, 1997 and 1996................................   F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1997 and 1996....................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997 and 1996................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Consolidated Balance Sheets as of September 30, 1998 and
  1997 (Unaudited)..........................................  F-20
Consolidated Statements of Income for the Nine Months Ended
  September 30, 1998 and 1997 (Unaudited)...................  F-21
Consolidated Statements of Stockholders' Equity for the Nine
  Months Ended September 30, 1998 and 1997 (Unaudited)......  F-22
Consolidated Statements of Cash Flows for the Nine Months
  Ended September 30, 1998 and 1997 (Unaudited).............  F-23
Notes to Unaudited Consolidated Interim Financial
  Statements................................................  F-25

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Bullsboro Bancshares, Inc. and Subsidiary
Newnan, Georgia

We have audited the accompanying consolidated balance sheets of Bullsboro Bancshares, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bullsboro Bancshares, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
February 20, 1998

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                           1997          1996
                                                        -----------   -----------
                                     ASSETS
Cash and due from banks...............................  $ 4,985,278   $ 4,408,196
Interest-bearing deposits in banks....................      310,700        75,000
Federal funds sold....................................    3,720,000     1,650,000
Securities available-for-sale.........................   11,971,806    13,641,683
Securities held-to-maturity...........................    1,561,929             0
Loans.................................................   70,914,486    61,766,050
Less allowance for loan losses........................    1,583,000       936,116
                                                        -----------   -----------
          Loans, net..................................   69,331,486    60,829,934
                                                        -----------   -----------
Premises and equipment................................    2,972,031     2,297,540
Other assets..........................................    2,912,508     2,383,342
                                                        -----------   -----------
          Total assets................................  $97,765,738   $85,285,695
                                                        ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand..........................  $10,545,735   $ 9,762,160
  Interest-bearing demand.............................   20,741,865    13,157,259
  Savings.............................................    2,675,362     2,952,135
  Time, $100,000 and over, including brokered deposits
     of $2,772,000 and $990,000.......................   20,158,336    18,224,979
  Other time, including brokered deposits of $792,000
     in 1997..........................................   33,748,416    33,175,553
                                                        -----------   -----------
          Total deposits..............................   87,869,714    77,272,086
Other liabilities.....................................    1,153,318       908,497
                                                        -----------   -----------
          Total liabilities...........................   89,023,032    78,180,583
                                                        -----------   -----------
Commitments and contingent liabilities
Stockholders' equity
  Common stock, par value $1; 1,500,000 shares
     authorized; 191,868 and 184,661 issued and
     outstanding......................................      191,868       184,661
  Capital surplus.....................................    4,677,485     4,252,272
  Retained earnings...................................    3,865,558     2,740,926
  Unrealized gains (losses) on securities
     available-for-sale, net of tax...................        7,795       (72,747)
                                                        -----------   -----------
          Total stockholders' equity..................    8,742,706     7,105,112
                                                        -----------   -----------
          Total liabilities and stockholders'
             equity...................................  $97,765,738   $85,285,695
                                                        ===========   ===========

                See Notes to Consolidated Financial Statements.

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                             1997         1996
                                                          ----------   ----------
INTEREST INCOME
Loans...................................................  $8,730,237   $6,544,134
Taxable securities......................................     800,401      865,609
Nontaxable securities...................................      30,085        4,112
Deposits in banks.......................................       8,920          387
Federal funds sold......................................     174,984      110,555
                                                          ----------   ----------
          Total interest income.........................   9,744,627    7,524,797
                                                          ----------   ----------
INTEREST EXPENSE
Deposits................................................   3,805,353    3,214,259
Federal funds purchased.................................       1,631          537
Other borrowings........................................           0          430
                                                          ----------   ----------
          Total interest expense........................   3,806,984    3,215,226
                                                          ----------   ----------
          Net interest income...........................   5,937,643    4,309,571
Provision for loan losses...............................     716,000      289,106
                                                          ----------   ----------
          Net interest income after provision for loan
             losses.....................................   5,221,643    4,020,465
                                                          ----------   ----------
OTHER INCOME
Service charges on deposit accounts.....................     722,565      648,900
Other service charges and fees..........................     176,452      234,863
Net realized gains on sales of securities
  available-for-sale....................................           0       28,899
Gain on sale of loans...................................     156,169       71,873
                                                          ----------   ----------
          Total other income............................   1,055,186      984,535
                                                          ----------   ----------
OTHER EXPENSES
Salaries and employee benefits..........................   1,985,427    1,591,677
Equipment and occupancy expenses........................     486,278      373,913
Other operating expenses................................   1,397,569    1,114,119
                                                          ----------   ----------
          Total other expenses..........................   3,869,274    3,079,709
                                                          ----------   ----------
          Income before income taxes....................   2,407,555    1,925,291
INCOME TAX EXPENSE......................................     839,737      700,182
                                                          ----------   ----------
          Net income....................................  $1,567,818   $1,225,109
                                                          ==========   ==========
Basic earnings per common share.........................  $     8.17   $     6.39
                                                          ==========   ==========
Diluted earnings per common share.......................  $     7.42   $     5.90
                                                          ==========   ==========

                See Notes to Consolidated Financial Statements.

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                             UNREALIZED
                                                                           GAINS (LOSSES)
                                                                           ON SECURITIES
                             COMMON STOCK                                    AVAILABLE-         TOTAL
                         ---------------------    CAPITAL      RETAINED      FOR-SALE,      STOCKHOLDERS'
                         SHARES     PAR VALUE     SURPLUS      EARNINGS      NET OF TAX        EQUITY
                         -------   -----------   ----------   ----------   --------------   -------------
BALANCE,
  December 31, 1995....  177,715   $ 1,777,150   $2,359,091   $1,823,561      $ (6,867)      $5,952,935
  Net income...........        0             0            0    1,225,109             0        1,225,109
  Recapitalization.....        0    (1,599,435)   1,599,435            0             0                0
  4% stock dividend....    6,946         6,946      293,746     (307,744)            0           (7,052)
  Net change in
    unrealized gains
    (losses) on
    securities
    available-for-sale,
    net of tax.........        0             0            0            0       (65,880)         (65,880)
                         -------   -----------   ----------   ----------      --------       ----------
BALANCE,
  December 31, 1996....  184,661       184,661    4,252,272    2,740,926       (72,747)       7,105,112
  Net income...........        0             0            0    1,567,818             0        1,567,818
  4% stock dividend....    7,207         7,207      425,213     (443,186)            0          (10,766)
  Net change in
    unrealized gains
    (losses) on
    securities
    available-for-sale,
    net of tax.........        0             0            0            0        80,542           80,542
                         -------   -----------   ----------   ----------      --------       ----------
BALANCE,
  December 31, 1997....  191,868   $   191,868   $4,677,485   $3,865,558      $  7,795       $8,742,706
                         =======   ===========   ==========   ==========      ========       ==========

                See Notes to Consolidated Financial Statements.

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                          1997           1996
                                                      ------------   ------------
OPERATING ACTIVITIES
Net income..........................................  $  1,567,818   $  1,225,109
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation......................................       285,663        228,764
  Provision for loan losses.........................       716,000        289,106
  Deferred income taxes.............................      (291,191)       (84,478)
  Deferred compensation expense.....................       111,991         89,580
  Net realized gains on sales of securities
     available-for-sale.............................             0        (28,899)
  Gain on sale of loans.............................      (156,169)       (71,873)
  Increase in interest receivable...................       (75,374)       (57,089)
  Increase in interest payable......................         7,746         25,232
  Other operating activities........................       (10,950)         4,140
                                                      ------------   ------------
          Net cash provided by operating
             activities.............................     2,155,534      1,619,592
                                                      ------------   ------------
INVESTING ACTIVITIES
Purchases of securities available-for-sale..........    (3,755,019)    (4,829,203)
Proceeds from sales of securities
  available-for-sale................................             0      1,526,250
Proceeds from maturities of securities
  available-for-sale................................     5,552,178      2,742,880
Purchases of securities held-to-maturity............    (1,561,929)             0
Net increase in Federal funds sold..................    (2,070,000)    (1,550,000)
Net increase in interest-bearing deposits in
  banks.............................................      (235,700)       (75,000)
Net increase in loans...............................    (9,061,383)   (13,177,148)
Purchase of premises and equipment..................      (960,154)      (270,718)
Payment of life insurance premiums..................       (73,307)      (274,207)
                                                      ------------   ------------
          Net cash used in investing activities.....   (12,165,314)   (15,907,146)
                                                      ------------   ------------
FINANCING ACTIVITIES
Net increase in deposits............................    10,597,628     14,603,909
Dividends paid......................................       (10,766)        (7,052)
                                                      ------------   ------------
          Net cash provided by financing
             activities.............................    10,586,862     14,596,857
                                                      ------------   ------------
Net increase in cash and due from banks.............  $    577,082   $    309,303
Cash and due from banks at beginning of year........     4,408,196      4,098,893
                                                      ------------   ------------
Cash and due from banks at end of year..............  $  4,985,278   $  4,408,196
                                                      ============   ============
SUPPLEMENTAL DISCLOSURES
Cash paid for:
  Interest..........................................  $  3,799,238   $  3,189,994
  Income taxes......................................  $  1,125,457   $    827,781
NONCASH TRANSACTION
Unrealized (gains) losses on securities
  available-for-sale................................  $   (127,282)  $    104,573

                See Notes to Consolidated Financial Statements.

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Bullsboro Bancshares, Inc. (the Company) is a bank holding company whose business is conducted by its wholly-owned subsidiary, The Bank of Newnan (the
Bank). The Bank is a commercial bank located in Newnan, Coweta County, Georgia. The Bank provides a full range of banking services in its primary market area of Coweta County and surrounding counties.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

CASH AND DUE FROM BANKS

Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

SECURITIES

Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax. Equity securities without a readily determinable fair value are carried at cost.

Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

LOANS

Loans are carried at their principal amounts outstanding less deferred fees and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

Loan origination fees on real estate loans are deferred and recognized as income over the life of the loan. Loan origination fees and costs incurred on other loans are recognized at the time the loan is recorded. Because net origination loan fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for all loan fees and costs in accordance with generally accepted accounting principles.

The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED

Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expenses.

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

SALE OF LOANS

The Company originates and sells participations in certain loans. The amount of gain on the sale of a specific loan is equal to the percentage resulting from determining the fair value of the portion of the loan sold relative to the fair value of the entire loan. Any gain that is materially in excess of or less than the net premium received is deferred and amortized into income over the term of the loan. Losses are recognized at the time the loan is identified as held-for-sale and the loan's carrying value exceeds its fair value.

INCOME TAXES

Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized for the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance would be recorded for those deferred tax items for which it is more likely than not that realization would not occur.

The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

EARNINGS PER COMMON SHARE

Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

As of December 31, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share", which requires presentation of basic and diluted earnings per common share. The adoption of this statement did not have a material effect on the Company's financial statements.

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

NOTE 2.  SECURITIES

The amortized cost and fair value of securities are summarized as follows:

                                                    GROSS        GROSS
                                     AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                       COST         GAINS        LOSSES        VALUE
                                    -----------   ----------   ----------   -----------
SECURITIES AVAILABLE-FOR-SALE
  DECEMBER 31, 1997:
     U. S. Government and agency
       securities.................  $ 8,683,221    $54,638     $  (3,945)   $ 8,733,914
     Equity securities............      271,600         --            --        271,600
     Mortgage-backed securities...    3,005,175     11,163       (50,046)     2,966,292
                                    -----------    -------     ---------    -----------
                                    $11,959,996    $65,801     $ (53,991)   $11,971,806
                                    ===========    =======     =========    ===========
  DECEMBER 31, 1996:
     U. S. Government and agency
       securities.................  $11,382,236    $27,025     $ (85,146)   $11,324,115
     State and municipal
       securities.................      135,000         --            --        135,000
     Mortgage-backed securities...    2,239,919      8,586       (65,937)     2,182,568
                                    -----------    -------     ---------    -----------
                                    $13,757,155    $35,611     $(151,083)   $13,641,683
                                    ===========    =======     =========    ===========
SECURITIES HELD-TO-MATURITY
  DECEMBER 31, 1997:
     State and municipal
       securities.................  $ 1,561,929    $ 9,861     $  (1,848)   $ 1,569,942
                                    ===========    =======     =========    ===========

The amortized cost and fair value of securities as of December 31, 1997 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                                                        SECURITIES
                                  SECURITIES AVAILABLE-FOR-SALE      HELD-TO-MATURITY
                                  -----------------------------   -----------------------
                                    AMORTIZED         FAIR        AMORTIZED       FAIR
                                      COST            VALUE          COST        VALUE
                                  -------------   -------------   ----------   ----------
Due in one year or less.........   $ 1,497,688     $ 1,498,280    $       --   $       --
Due from one to five years......     4,685,533       4,733,744       841,352      843,130
Due from five to ten years......       500,000         503,765       620,577      623,108
Due after ten years.............     2,000,000       1,998,125       100,000      103,704
Mortgage-backed securities......     3,005,175       2,966,292            --           --
Equity securities...............       271,600         271,600            --           --
                                   -----------     -----------    ----------   ----------
                                   $11,959,996     $11,971,806    $1,561,929   $1,569,942
                                   ===========     ===========    ==========   ==========

Securities with a carrying value of $8,971,000 and $5,379,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

Gains on sales of securities available-for-sale consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
Gross gains.................................................  $    --   $28,899
Gross losses................................................       --        --
                                                              -------   -------
Net realized gains..........................................  $    --   $28,899
                                                              =======   =======

NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of loans is summarized as follows:

                                                              DECEMBER 31,
                                                        -------------------------
                                                           1997          1996
                                                        -----------   -----------
Commercial............................................  $14,479,000   $11,158,000
Real estate -- construction...........................    5,996,000    10,089,000
Real estate -- mortgage...............................   33,091,000    27,101,000
Consumer installment and other........................   17,532,604    13,614,021
                                                        -----------   -----------
                                                         71,098,604    61,962,021
Deferred fees.........................................     (184,118)     (195,971)
Allowance for loan losses.............................   (1,583,000)     (936,116)
                                                        -----------   -----------
Loans, net............................................  $69,331,486   $60,829,934
                                                        ===========   ===========

Changes in the allowance for loan losses are as follows:

                                                                DECEMBER 31,
                                                           ----------------------
                                                              1997        1996
                                                           ----------   ---------
Balance, beginning of year...............................  $  936,116   $ 775,189
  Provision for loan losses..............................     716,000     289,106
  Loans charged off......................................    (121,560)   (183,383)
  Recoveries of loans previously charged off.............      52,444      55,204
                                                           ----------   ---------
Balance, end of year.....................................  $1,583,000   $ 936,116
                                                           ==========   =========

The total recorded investment in impaired loans was $1,671,000 and $270,000 at December 31, 1997 and 1996, respectively. There were no loans that had related allowances for loan losses determined in accordance with Statement of Financial Standard No. 114 ("Accounting by Creditors for Impairment of a Loan") at December 31, 1997 and 1996. The average recorded investment in impaired loans for 1997 and 1996 was $449,000 and $230,000, respectively. Interest income recognized for cash payments received was not material for the years ended 1997 and 1996.

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1997 are as follows:

Balance, beginning of year..................................  $ 840,053
  Advances..................................................    641,025
  Repayments................................................   (607,510)
                                                              ---------
Balance, end of year........................................  $ 873,568
                                                              =========

NOTE 4.  PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                              DECEMBER 31,
                                                        -------------------------
                                                           1997          1996
                                                        -----------   -----------
Land..................................................  $   411,943   $   411,943
Buildings.............................................    1,868,594     1,535,067
Equipment.............................................    2,006,619     1,385,859
                                                        -----------   -----------
                                                          4,287,156     3,332,869
Accumulated depreciation..............................   (1,315,125)   (1,035,329)
                                                        -----------   -----------
                                                        $ 2,972,031   $ 2,297,540
                                                        ===========   ===========

NOTE 5.  EMPLOYEE BENEFIT PLANS

The Company has an employee stock ownership plan with 401(k) retirement plan provisions for its full time employees, subject to certain minimum age and service requirements. The total plan expense for the years ended December 31, 1997 and 1996 was $146,041 and $108,084, respectively. When an employee receives a distribution of Company stock from the plan, the Company issues a put option to the employee which permits the employee to sell the stock to the Company at the stock's fair value. Shares owned by the plan were 9,938 (fair value of $712,157) and 8,493 (fair value of $432,798) at December 31, 1997 and 1996, respectively.

The Company has established deferred compensation plans for the executive officers and directors of the Company. Provisions are made for future benefits which will be payable over a period of time upon retirement. At December 31, 1997 and 1996, $315,746 and $234,179 had been accrued under these agreements, respectively.

The Company has purchased and is the beneficiary of life insurance policies on the executive officers and directors. These policies will be used to fund the deferred compensation plans referred to above. The carrying values of these policies at December 31, 1997 and 1996 were $1,405,629 and $1,257,415, respectively.

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

The Company has a stock option plan for key employees and directors and has reserved 52,000 shares of common stock. All options under the plan are granted at the estimated fair market value at the date of grant and expire ten years from the date of grant. At December 31, 1997, 12,566 options were available to grant under the plan. Other pertinent information related to the options follows:

                                                          DECEMBER 31,
                                             ---------------------------------------
                                                    1997                 1996
                                             ------------------   ------------------
                                                      WEIGHTED-            WEIGHTED-
                                                       AVERAGE              AVERAGE
                                                      EXERCISE             EXERCISE
                                             NUMBER     PRICE     NUMBER     PRICE
                                             ------   ---------   ------   ---------
Under option, beginning of year............  34,634    $27.56     36,558    $27.56
  Granted..................................  5,840      50.96        --         --
  Exercised................................     --         --        --         --
  Terminated...............................     --         --     (1,924)    27.56
                                                       ------               ------
Under option and exercisable, end of
  year.....................................  40,474     30.94     34,634     27.56
                                                       ======               ======

The options have a weighted-average remaining contractual life of seven years.

As permitted by SFAS No. 123 ("Accounting for Stock-Based Compensation"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25 ("Accounting for Stock Issued to Employees"). The Company recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1997 and 1996. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would not have been materially effected.

NOTE 6.  INCOME TAXES

The components of income tax expense are as follows:

                                                                DECEMBER 31,
                                                            ---------------------
                                                               1997        1996
                                                            ----------   --------
Current...................................................  $1,130,928   $784,660
Deferred..................................................    (291,191)   (84,478)
                                                            ----------   --------
Income tax expense........................................  $  839,737   $700,182
                                                            ==========   ========

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                           DECEMBER 31,
                                              ---------------------------------------
                                                     1997                 1996
                                              ------------------   ------------------
                                               AMOUNT    PERCENT    AMOUNT    PERCENT
                                              --------   -------   --------   -------
Income taxes at statutory rate..............  $818,569     34%     $654,599     34%
  Tax-exempt interest.......................    (8,339)    --        (1,870)    --
  State income taxes........................    49,819      2        41,108      2
  Other items, net..........................   (20,312)    (1)        6,345     --
                                              --------     --      --------     --
Income tax expense..........................  $839,737     35%     $700,182     36%
                                              ========     ==      ========     ==

The components of deferred income taxes are as follows:

                                                                DECEMBER 31,
                                                             -------------------
                                                               1997       1996
                                                             --------   --------
Deferred tax assets:
  Loan loss reserves.......................................  $545,927   $285,369
  Deferred compensation....................................   119,149     88,369
  Securities available-for-sale............................        --     42,725
  Other....................................................        --      8,923
                                                             --------   --------
                                                              665,076    425,386
                                                             --------   --------
Deferred tax liabilities:
  Depreciation.............................................    66,316     75,092
  Securities available-for-sale............................     4,015         --
                                                             --------   --------
                                                               70,331     75,092
                                                             --------   --------
Net deferred tax assets....................................  $594,745   $350,294
                                                             ========   ========

NOTE 7.  EARNINGS PER COMMON SHARE

The following is a reconciliation of net income (the numerator) and weighted-average shares outstanding (the denominator) used in determining basic and diluted earnings per common share (EPS):

                                                   YEAR ENDED DECEMBER 31, 1997
                                              ---------------------------------------
                                                              WEIGHTED-
                                                  NET          AVERAGE
                                                INCOME         SHARES       PER SHARE
                                              (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                              -----------   -------------   ---------
Basic EPS...................................  $1,567,818       191,868        $8.17
                                                                              =====
EFFECT OF DILUTIVE SECURITIES
  Stock options.............................          --        19,503
                                              ----------       -------
Diluted EPS.................................  $1,567,818       211,371        $7.42
                                              ==========       =======        =====

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

                                                   YEAR ENDED DECEMBER 31, 1996
                                              ---------------------------------------
                                                              WEIGHTED-
                                                  NET          AVERAGE
                                                INCOME         SHARES       PER SHARE
                                              (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                              -----------   -------------   ---------
Basic EPS...................................  $1,225,109       191,868        $6.39
                                                                              =====
EFFECT OF DILUTIVE SECURITIES
  Stock options.............................          --        15,919
                                              ----------       -------
Diluted EPS.................................  $1,225,109       207,787        $5.90
                                              ==========       =======        =====

NOTE 8.  COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, the Company has entered into off-balance sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                              DECEMBER 31,
                                                        -------------------------
                                                           1997          1996
                                                        -----------   -----------
Commitments to extend credit..........................  $17,713,000   $12,810,000
Standby letters of credit.............................      517,000       435,000
                                                        -----------   -----------
                                                        $18,230,000   $13,245,000
                                                        ===========   ===========

Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

Collateral held varies as specified above and is required in instances which the Company deems necessary.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 9.  CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in the Coweta County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in the Company's market area.

Fifty-five percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,284,000.

NOTE 10.  REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1997, approximately $787,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company and Bank's actual capital amounts and ratios are presented in the following table.

                                                                       TO BE WELL
                                                                      CAPITALIZED
                                                                         UNDER
                                                                         PROMPT
                                                     FOR CAPITAL       CORRECTIVE
                                                       ADEQUACY          ACTION
                                       ACTUAL          PURPOSES        PROVISIONS
                                   --------------   --------------   --------------
                                   AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                   ------   -----   ------   -----   ------   -----
                                                (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 1997:
Total Capital (to Risk Weighted
  Assets):
  Consolidated...................  $9,652   13.16%  $5,869    8.00%  $7,337   10.00%
  Bank...........................   9,603   13.09    5,869    8.00    7,337   10.00
Tier I Capital (to Risk Weighted
  Assets):
  Consolidated...................   8,735   11.91    2,935    4.00    4,402    6.00
  Bank...........................   8,686   11.84    2,935    4.00    4,402    6.00
Tier I Capital (to Average
  Assets):
  Consolidated...................   8,735    8.96    3,900    4.00    4,875    5.00
  Bank...........................   8,686    8.91    3,900    4.00    4,875    5.00
AS OF DECEMBER 31, 1996:
Total Capital (to Risk Weighted
  Assets):
  Consolidated...................   7,960   12.76    4,991    8.00    6,238   10.00
  Bank...........................   7,892   12.65    4,991    8.00    6,239   10.00
Tier I Capital (to Risk Weighted
  Assets):
  Consolidated...................   7,178   11.50    2,497    4.00    3,745    6.00
  Bank...........................   7,110   11.39    2,497    4.00    3,745    6.00
Tier I Capital (to Average
  Assets):
  Consolidated...................   7,178    9.25    3,104    4.00    3,880    5.00
  Bank...........................   7,110    9.16    3,105    4.00    3,881    5.00

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

NOTE 11.  PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income, and cash flows of Bullsboro Bancshares, Inc. as of and for the year ended December 31, 1997 and period ended December 31, 1996:

                            CONDENSED BALANCE SHEETS

                                                             1997         1996
                                                          ----------   ----------
ASSETS
  Cash..................................................  $   33,627   $   51,847
  Investment in subsidiary..............................   8,693,440    7,037,930
  Other assets..........................................      15,639       15,335
                                                          ----------   ----------
          Total assets..................................  $8,742,706   $7,105,112
                                                          ==========   ==========
Stockholders' equity....................................  $8,742,706   $7,105,112
                                                          ==========   ==========

                         CONDENSED STATEMENTS OF INCOME

                                                              1997        1996
                                                           ----------   --------
Income, dividends from subsidiary........................  $       --   $ 75,000
                                                           ----------   --------
EXPENSE
  Interest...............................................          --        430
  Amortization...........................................       3,132        783
  Other expenses.........................................       7,917         16
                                                           ----------   --------
          Total expenses.................................      11,049      1,229
                                                           ----------   --------
          Income (loss) before income tax benefits and
             equity in undistributed income of
             subsidiary..................................     (11,049)    73,771
Income tax benefits......................................      (3,898)      (463)
                                                           ----------   --------
Income (loss) before equity in undistributed income of
  subsidiary.............................................      (7,151)    74,234
Equity in undistributed income of subsidiary.............   1,574,969    176,575
                                                           ----------   --------
          Net income.....................................  $1,567,818   $250,809
                                                           ==========   ========

                   BULLSBORO BANCSHARES, INC. AND SUBSIDIARY

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                              1997        1996
                                                           ----------   --------
OPERATING ACTIVITIES
  Net income.............................................  $1,567,818   $250,809
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Amortization........................................       3,132        783
     Undistributed income of subsidiary..................  (1,574,969)  (176,575)
     Other operating activities..........................      (3,435)   (16,118)
                                                           ----------   --------
          Net cash provided by (used in) operating
             activities..................................      (7,454)    58,899
                                                           ----------   --------
FINANCING ACTIVITIES
  Dividends paid.........................................     (10,766)    (7,052)
                                                           ----------   --------
          Net cash used in financing activities..........     (10,766)    (7,052)
                                                           ----------   --------
Net increase (decrease) in cash..........................     (18,220)    51,847
Cash at beginning of year................................      51,847         --
                                                           ----------   --------
Cash at end of year......................................  $   33,627   $ 51,847
                                                           ==========   ========

NOTE 12.  BUSINESS COMBINATION

On October 4, 1996, the Company acquired all of the outstanding stock of the Bank in exchange for 177,715 shares of the Company's common stock. The acquisition has been accounted for as a pooling of interest. The net income of the Bank prior to the acquisition was $974,300 and has been included in the consolidated statement of income.

                           BULLSBORO BANCSHARES, INC.

                      UNAUDITED CONSOLIDATED BALANCE SHEET

                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
                                  ASSETS
Cash and due from banks.....................................  $  3,275,305
Interest-bearing deposits in banks..........................       748,411
Federal funds sold..........................................    14,890,000
Securities available-for-sale...............................    12,143,091
Securities held-to-maturity.................................     2,996,227
Loans.......................................................    68,798,874
Less allowance for loan losses..............................    (1,044,273)
                                                              ------------
          Loans, net........................................    67,754,601
Premises and equipment......................................     2,895,801
Other assets................................................     3,017,388
                                                              ------------
          TOTAL ASSETS......................................  $107,720,825
                                                              ============

                   LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS:
  Non-interest bearing demand...............................  $ 10,281,401
  Interest-bearing demand...................................    12,378,751
  Savings accounts..........................................     2,843,850
  Money market accounts.....................................    11,188,573
  Time, $100,000 and over, including brokered deposits of
     $2,772,000 and $2,772,000..............................    35,768,468
  Other time, including brokered deposits of $692,980 and
     $791,980...............................................    18,854,841
                                                              ------------
          Total Deposits....................................    91,315,885
FHLB Advances...............................................     4,000,000
Other liabilities...........................................     1,517,224
                                                              ------------
          Total liabilities.................................    96,833,108
                                                              ------------
SHAREHOLDERS' EQUITY:
  Common stock, par value $1; 1,500,000 shares authorized;
     issued and outstanding 211,094 (1998) and 184,661
     (1997).................................................       211,094
  Capital surplus...........................................     5,521,174
  Retained earnings.........................................     5,121,845
  Accumulated Other Comprehensive Income....................        33,604
                                                              ------------
                                                                10,887,717
                                                              ------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $107,720,825
                                                              ============

                See Notes to Consolidated Financial Statements.

                           BULLSBORO BANCSHARES, INC.

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

                                      THREE MONTHS ENDED         NINE MONTHS ENDED
                                         SEPTEMBER 30,             SEPTEMBER 30,
                                    -----------------------   -----------------------
                                       1998         1997         1998         1997
                                    ----------   ----------   ----------   ----------
INTEREST INCOME:
  Loans...........................  $2,194,645   $2,275,616   $6,569,747   $6,421,921
  Taxable securities..............     175,170      179,091      542,457      610,326
  Nontaxable securities...........      32,134        9,053       85,123       14,366
  Deposits in banks...............       5,502           --       15,356           --
  Federal funds sold..............     192,811       73,089      417,768      112,991
                                    ----------   ----------   ----------   ----------
          TOTAL INTEREST INCOME...   2,600,261    2,536,849    7,630,450    7,159,604
                                    ----------   ----------   ----------   ----------
INTEREST EXPENSE:
  Interest-bearing demand.........      58,907       53,720      202,258      154,022
  Money market accounts...........     115,702       79,314      327,735      176,122
  Savings accounts................      16,498       17,879       48,151       53,357
  Time deposits...................     815,575      842,528    2,480,466    2,401,696
  Fed funds sold..................          --           --           --        1,631
  FHLB advances...................      60,559           --      150,786           --
                                    ----------   ----------   ----------   ----------
          Total interest
             expense..............   1,067,240      993,441    3,209,395    2,786,828
                                    ----------   ----------   ----------   ----------
          Net interest income.....   1,533,021    1,543,408    4,421,055    4,372,776
Provision for loan losses.........      90,000       40,000      208,000      210,000
                                    ----------   ----------   ----------   ----------
          NET INTEREST INCOME
             AFTER PROVISION FOR
             LOAN LOSSES..........   1,443,021    1,503,408    4,213,055    4,162,776
                                    ----------   ----------   ----------   ----------
OTHER INCOME:
  Service charges on deposit
     accounts.....................     204,811      189,673      596,154      534,381
  Other service charges and
     fees.........................      39,936       59,870      133,587      179,921
  Gain on sales of loans..........      32,546           --       63,823      114,382
                                    ----------   ----------   ----------   ----------
          TOTAL OTHER INCOME......     277,293      249,543      793,564      828,684
                                    ----------   ----------   ----------   ----------
OTHER EXPENSES:
  Salaries and Employee
     Benefits.....................     487,149      534,738    1,359,983    1,472,163
  Equipment and occupancy
     expenses.....................     162,483      140,879      481,962      391,715
  General and administrative......     414,530      316,319    1,206,686      987,498
                                    ----------   ----------   ----------   ----------
          TOTAL OTHER EXPENSES....   1,064,162      991,936    3,048,631    2,851,376
                                    ----------   ----------   ----------   ----------
Income before income taxes........     656,152      761,015    1,957,988    2,140,084
Income tax expense................     233,300      272,840      701,700      784,894
                                    ----------   ----------   ----------   ----------
          NET INCOME..............  $  422,852   $  488,175   $1,256,288   $1,355,190
                                    ==========   ==========   ==========   ==========
Basic earnings per common share...  $     2.00   $     2.54   $     6.21   $     7.06
                                    ==========   ==========   ==========   ==========
Diluted earnings per common
  share...........................  $     1.90   $     2.27   $     5.79   $     6.41
                                    ==========   ==========   ==========   ==========

                See Notes to Consolidated Financial Statements.

                           BULLSBORO BANCSHARES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                              ACCUMULATED
                                COMMON STOCK                                     OTHER           TOTAL
                             -------------------    CAPITAL      RETAINED    COMPREHENSIVE   STOCKHOLDERS'
                             SHARES    PAR VALUE    SURPLUS      EARNINGS       INCOME          EQUITY
                             -------   ---------   ----------   ----------   -------------   -------------
BALANCE,
  December 31, 1996........  184,661   $184,661    $4,252,272   $2,740,926     $(72,747)      $ 7,105,112
  Net income...............                                      1,355,190                      1,355,190
  Change in unrealized gain
    (loss) on available for
    sale securities, net of
    tax....................                                                      62,768            62,768
                             -------   --------    ----------   ----------     --------       -----------
BALANCE,
  September 30, 1997.......  184,661   $184,661    $4,252,272   $4,096,116     $ (9,979)      $ 8,523,070
                             =======   ========    ==========   ==========     ========       ===========
BALANCE,
  December 31, 1997........  191,868   $191,868    $4,677,485   $3,865,558     $  7,795       $ 8,742,706
  Net income...............                                      1,256,287                      1,256,287
  Common stock issued:
    Director Stock Option
      Plan.................   17,307     17,307       459,448                                     476,755
    Tax benefit from
      exercise of director
      stock options........                           288,451                                     288,451
    Officer Stock Option
      Plan.................    1,919      1,919        95,790                                      97,709
  Change in unrealized gain
    (loss) on available for
    sale securities, net of
    tax....................                                                      25,809            25,809
                             -------   --------    ----------   ----------     --------       -----------
BALANCE,
  September 30, 1998.......  211,094   $211,094    $5,521,174   $5,121,845     $ 33,604       $10,887,717
                             =======   ========    ==========   ==========     ========       ===========

                See Notes to Consolidated Financial Statements.

                           BULLSBORO BANCSHARES, INC.

                 UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              NINE MONTHS
                                                          ENDED SEPTEMBER 30,
                                                      ---------------------------
                                                          1998           1997
                                                      ------------   ------------
OPERATING ACTIVITIES:
Net income..........................................  $  1,256,288   $  1,355,190
Adjustments to reconcile net income to net cash
  (used in) provided from operating activities:
  Depreciation and amortization expense.............       280,686        202,033
  Provision for loan losses.........................       208,000        205,000
  Deferred income taxes.............................      (176,000)            --
  Deferred compensation expense.....................        12,000         72,000
  (Gain) on sales of loans receivable...............       (64,000)      (114,000)
  (Gain) Loss on other real estate owned, net.......         9,000        (23,000)
  Decrease in interest receivable...................       118,000         52,000
  Increase in interest payable......................         6,000          1,000
  Other operating activities........................      (208,004)        58,941
                                                      ------------   ------------
          Net cash provided by operating
             activities.............................     1,441,970      1,809,164
                                                      ------------   ------------
INVESTING ACTIVITIES:
  Proceeds from principal repayments and maturities:
     Available for sale securities..................     5,889,000      4,838,000
     Purchases of held to maturity securities.......    (1,634,000)    (1,362,500)
  Purchases of available for sale securities........    (6,060,000)    (2,737,000)
  Net increase in Fed Funds Sold....................   (11,170,000)    (6,275,000)
  Net increase in interest-bearing deposits in
     banks..........................................      (437,711)      (154,595)
  Loans originated and principal repayments, net....     1,369,000     (6,862,000)
  Purchases of premises and equipment...............      (204,456)      (494,208)
  Proceeds from sales of other real estate..........       473,000         35,000
                                                      ------------   ------------
          Net cash used in investing activities.....   (11,775,167)   (13,012,303)
                                                      ------------   ------------
FINANCING ACTIVITIES:
  Net increase in deposits..........................     4,048,517     12,250,441
  Net increase in long-term borrowings..............     4,000,000             --
  Net proceeds from issuance of common stock........       574,707             --
                                                      ------------   ------------
          Net cash provided by financing
             activities.............................     8,623,224     12,250,441
                                                      ------------   ------------
          Net (decrease) increase in cash and due
             from banks.............................    (1,709,973)     1,047,302
                                                      ------------   ------------
CASH AND DUE FROM BANKS:
  Beginning of period...............................     4,985,278      4,408,196
                                                      ------------   ------------
  End of period.....................................  $  3,275,305   $  5,455,498
                                                      ============   ============

                See Notes to Consolidated Financial Statements.

                           BULLSBORO BANCSHARES, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                       THREE MONTHS ENDED       NINE MONTHS ENDED
                                          SEPTEMBER 30,           SEPTEMBER 30,
                                       -------------------   -----------------------
                                         1998       1997        1998         1997
                                       --------   --------   ----------   ----------
Net income...........................  $422,852   $488,175   $1,256,288   $1,355,190
Other comprehensive income (loss),
  net of tax:
  Unrealized holding gains (losses)
     arising during period, net of
     tax:............................    32,306     22,287       25,809       62,768
                                       --------   --------   ----------   ----------
Comprehensive income.................  $455,158   $510,462   $1,282,097   $1,417,958
                                       ========   ========   ==========   ==========
Net income...........................  $422,852   $488,175   $1,256,288   $1,355,190
                                       ========   ========   ==========   ==========
Weighted average common shares
  outstanding:.......................   211,426    192,195      202,301      191,953
  Basis earnings per share...........  $   2.00   $   2.54   $     6.21   $     7.06
                                       ========   ========   ==========   ==========
Effect of dilutive securities:
  Stock options......................    11,128     22,860       14,675       19,465
  Weighted average common shares
     outstanding:....................   222,554    215,055      216,975      211,418
  Diluted earnings per common
     share...........................  $   1.90   $   2.27   $     5.79   $     6.41
                                       ========   ========   ==========   ==========
Weighted average common shares
  outstanding:
  Basic earnings per share...........   211,426    192,195      202,301      191,953
Effect of dilutive securities:
  Stock options......................    11,128     22,860       14,675       19,465
                                       --------   --------   ----------   ----------
Weighted average common shares
  outstanding:
  Diluted earnings per share.........   222,554    215,055      216,976      211,418
                                       ========   ========   ==========   ==========

                See Notes to Consolidated Financial Statements.

                           BULLSBORO BANCSHARES, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1:  GENERAL

The consolidated financial statements included herein are unaudited, however, such information reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for the fair statement of results for the interim period.

The results of operations for the nine month period ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year.

NOTE 2:  PRINCIPLES OF CONSOLIDATION

The accompanying unaudited consolidated financial statements include the accounts of Bullsboro Bancshares, Inc. (the Company) and its wholly owned subsidiary, THE BANK of Newnan. All significant intercompany transactions and balances have been eliminated in consolidation.

NOTE 3:  RECENTLY ADOPTED ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board, (the"FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in financial statements. In addition, SFAS No. 130 requires the Company to classify items of other comprehensive income by their nature in a separate financial statement or as a component of the statement of operation or the statement of stockholders; equity and display the accumulated balance of other comprehensive income separately in the shareholders' equity section of the statement of financial condition. The Company adopted SFAS No. 130 on January 1, 1998 as required.

NOTE 4:  EARNINGS PER COMMON SHARE

Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

As of December 31, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share", which requires presentation of basic and diluted earnings per share. The adoption of this statement did not have a material affect on the Company's financial statements.

Following is a reconciliation of the common shares used in the calculations of basic and diluted earnings per common share.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           BULLSBORO BANCSHARES, INC.

                                      AND

                         REGIONS FINANCIAL CORPORATION

                           DATED AS OF JULY 16, 1998

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Parties............................................................      A-6
Preamble...........................................................      A-6
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER......................      A-6
   1.1    Merger......................................................   A-6
   1.2    Time and Place of Closing...................................   A-7
   1.3    Effective Time..............................................   A-7
   1.4    Execution of Support Agreements.............................   A-7
ARTICLE 2 -- TERMS OF MERGER.......................................      A-7
   2.1    Certificate of Incorporation................................   A-7
   2.2    Bylaws......................................................   A-7
   2.3    Directors and Officers......................................   A-7
ARTICLE 3 -- MANNER OF CONVERTING SHARES...........................      A-8
   3.1    Conversion of Shares........................................   A-8
   3.2    Anti-Dilution Provisions....................................   A-8
   3.3    Shares Held by BBI or Regions...............................   A-8
   3.4    Dissenting Stockholders.....................................   A-8
   3.5    Fractional Shares...........................................   A-9
   3.6    Conversion of Stock Rights..................................   A-9
ARTICLE 4 -- EXCHANGE OF SHARES....................................     A-10
   4.1    Exchange Procedures.........................................  A-10
   4.2    Rights of Former BBI Stockholders...........................  A-10
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF BBI.................     A-11
   5.1    Organization, Standing, and Power...........................  A-11
   5.2    Authority; No Breach By Agreement...........................  A-11
   5.3    Capital Stock...............................................  A-12
   5.4    BBI Subsidiaries............................................  A-12
   5.5    Financial Statements........................................  A-13
   5.6    Absence of Undisclosed Liabilities..........................  A-13
   5.7    Absence of Certain Changes or Events........................  A-14
   5.8    Tax Matters.................................................  A-14
   5.9    Assets......................................................  A-15
   5.10   Environmental Matters.......................................  A-15
   5.11   Compliance with Laws........................................  A-16
   5.12   Labor Relations.............................................  A-17
   5.13   Employee Benefit Plans......................................  A-17
   5.14   Material Contracts..........................................  A-19
   5.15   Legal Proceedings...........................................  A-20
   5.16   Reports.....................................................  A-20
   5.17   Statements True and Correct.................................  A-20
   5.18   Accounting, Tax, and Regulatory Matters.....................  A-21
   5.19   State Takeover Laws.........................................  A-21
   5.20   Charter Provisions..........................................  A-21
   5.21   Support Agreements..........................................  A-21
   5.22   Derivatives.................................................  A-21
   5.23   Year 2000...................................................  A-21

                                                                        PAGE
                                                                        ----
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS.............     A-22
   6.1    Organization, Standing, and Power...........................  A-22
   6.2    Authority; No Breach By Agreement...........................  A-22
   6.3    Capital Stock...............................................  A-23
   6.4    Regions Subsidiaries........................................  A-23
   6.5    SEC Filings; Financial Statements...........................  A-23
   6.6    Absence of Undisclosed Liabilities..........................  A-24
   6.7    Absence of Certain Changes or Events........................  A-24
   6.8    Compliance with Laws........................................  A-24
   6.9    Legal Proceedings...........................................  A-25
   6.10   Reports.....................................................  A-25
   6.11   Statements True and Correct.................................  A-25
   6.12   Accounting, Tax, and Regulatory Matters.....................  A-26
   6.13   Derivatives.................................................  A-26
   6.14   Year 2000...................................................  A-26
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION..............     A-26
   7.1    Affirmative Covenants of Both Parties.......................  A-26
   7.2    Negative Covenants of BBI...................................  A-26
   7.3    Adverse Changes in Condition................................  A-28
   7.4    Reports.....................................................  A-28
   7.5    Incentive Compensation Program..............................  A-29
ARTICLE 8 -- ADDITIONAL AGREEMENTS.................................     A-29
   8.1    Registration Statement; Proxy Statement; Stockholder
          Approval....................................................  A-29
   8.2    Exchange Listing............................................  A-29
   8.3    Applications................................................  A-30
   8.4    Filings with State Offices..................................  A-30
   8.5    Agreement as to Efforts to Consummate.......................  A-30
   8.6    Investigation and Confidentiality...........................  A-30
   8.7    Press Releases..............................................  A-31
   8.8    Certain Actions.............................................  A-31
   8.9    Accounting and Tax Treatment................................  A-31
   8.10   State Takeover Laws.........................................  A-31
   8.11   Charter Provisions..........................................  A-31
   8.12   Agreement of Affiliates.....................................  A-32
   8.13   Employee Benefits and Contracts.............................  A-32
   8.14   Indemnification.............................................  A-32
   8.15   Certain Modifications.......................................  A-33
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE........  A-34
   9.1    Conditions to Obligations of Each Party.....................  A-34
   9.2    Conditions to Obligations of Regions........................  A-35
   9.3    Conditions to Obligations of BBI............................  A-36
ARTICLE 10 -- TERMINATION..........................................     A-37
  10.1    Termination.................................................  A-37
  10.2    Effect of Termination.......................................  A-40
  10.3    Non-Survival of Representations and Covenants...............  A-40

                                                                        PAGE
                                                                        ----
ARTICLE 11 -- MISCELLANEOUS........................................     A-40
  11.1    Definitions.................................................  A-40
  11.2    Expenses....................................................  A-47
  11.3    Brokers and Finders.........................................  A-47
  11.4    Entire Agreement............................................  A-47
  11.5    Amendments..................................................  A-47
  11.6    Waivers.....................................................  A-48
  11.7    Assignment..................................................  A-48
  11.8    Notices.....................................................  A-48
  11.9    Governing Law...............................................  A-49
  11.10   Counterparts................................................  A-49
  11.11   Captions....................................................  A-49
  11.12   Interpretations.............................................  A-49
  11.13   Enforcement of Agreement....................................  A-49
  11.14   Severability................................................  A-49
Signatures.........................................................     A-50

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
  1.    --   Form of Support Agreement. (sec. 1.4).
  2.    --   Form of Affiliate Agreement. (sec.sec. 8.12, 9.2(d)).
  3.    --   Form of Claims Letter. (sec. 9.2(e)).
  4.    --   Opinion of BBI Counsel (sec. 9.2(f)).
  5.    --   Opinion of Regions Counsel (sec. 9.3(d)).

                          AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 16, 1998, by and between BULLSBORO BANCSHARES, INC. ("BBI"), a corporation organized and existing under the Laws of the State of Georgia, with its principal office located in Newnan, Georgia; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

The Boards of Directors of BBI and Regions are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of BBI by Regions pursuant to the merger (the "Merger") of BBI with and into Regions. At the effective time of the Merger, the outstanding shares of the capital stock of BBI shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of BBI shall become stockholders of Regions, and each of the subsidiaries of BBI shall continue to conduct its business and operations as a subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of BBI, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) for accounting purposes shall qualify for treatment as a pooling of interests.

As a condition and inducement to Regions' willingness to enter into this Agreement, each of BBI's directors is executing and delivering to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, BBI shall be merged with and into Regions in accordance with the provisions of Sections 14-2-1101, 14-2-1103, and 14-2-1105 of the GBCC and
Section 252 of the DGCL and with the effect provided in Section 14-2-1106 of the GBCC and Section 259 of the DGCL (the "Merger").

Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of BBI and Regions.

1.2 Time and Place of Closing. The consummation of the Merger (the "Closing") shall take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

1.3 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Georgia Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia and the Delaware Certificate of Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger; and (ii) the date on which the stockholders of BBI approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law; or such later day within 30 days thereof as may be specified by Regions.

1.4 Execution of Support Agreements. Immediately prior to the execution of this Agreement and as a condition hereto, each of the directors of BBI is executing and delivering to Regions a Support Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

2.1 Certificate of Incorporation. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or BBI, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

     (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (b) Each share of BBI Common Stock (excluding shares held by any BBI Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 3.65 shares of Regions Common Stock (subject to adjustment pursuant to Section 10.1(g) of this Agreement, the "Exchange Ratio").

3.2 Anti-Dilution Provisions. In the event BBI changes the number of shares of BBI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock and the record date therefor (if a record date is established for such transaction) or the effective date thereof (in the case of a stock split or similar transaction for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

3.3 Shares Held by BBI or Regions. Each of the shares of BBI Common Stock held by any BBI Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4 Dissenting Stockholders. Any holder of shares of BBI Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the GBCC and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of BBI fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of BBI Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of BBI Common Stock held by such holder. BBI will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to BBI.

3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of BBI Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

3.6 Conversion of Stock Rights.

     (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of BBI Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("BBI Rights") granted by BBI under the BBI Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each BBI Right, in accordance with the terms of the BBI Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time,
     (i) Regions and its Compensation Committee shall be substituted for BBI and the Committee of BBI's Board of Directors (including, if applicable, the entire Board of Directors of BBI) administering such BBI Stock Plan, (ii) each BBI Right assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights),
     (iii) the number of shares of Regions Common Stock subject to such BBI Right shall be equal to the number of shares of BBI Common Stock subject to such BBI Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such BBI Right shall be adjusted by dividing the per share exercise (or threshold) price under each such BBI Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Regions shall not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of BBI Rights and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted BBI Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Right. The market value of one share of Regions Common Stock shall be the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. In addition, notwithstanding the provisions of clauses
     (iii) and (iv) of the first sentence of this Section 3.5, each BBI Right which is an "incentive stock option" shall be adjusted as required by
     Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of
     Section 424(h) of the Internal Revenue Code. Regions agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

     (b) All restrictions or limitations on transfer with respect to BBI Common Stock awarded under the BBI Stock Plans or any other plan, program, or arrangement of any BBI Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement. As soon as reasonably practicable after the Effective Time, Regions shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Regions Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly after the Effective Time, Regions and BBI shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of BBI appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of BBI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of BBI Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of BBI Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of BBI Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of BBI Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of BBI Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of BBI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former BBI Stockholders. At the Effective Time, the stock transfer books of BBI shall be closed as to holders of BBI Common Stock immediately prior to the Effective Time and no transfer of BBI Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of BBI Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the

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

right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by BBI in respect of such shares of BBI Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of BBI shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of BBI Common Stock are converted, regardless of whether such holders have exchanged their certificates representing BBI Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of BBI Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such BBI Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BBI

BBI hereby represents and warrants to Regions as follows:

5.1 Organization, Standing, and Power. BBI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. BBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

5.2 Authority; No Breach By Agreement.

     (a) BBI has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BBI, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of BBI Common Stock entitled to be cast thereon, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by BBI. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of BBI, enforceable against BBI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by BBI, nor, except as described in Section 5.2 of the BBI Disclosure Memorandum, the consummation by BBI of the transactions contemplated hereby, nor compliance by BBI with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of BBI's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BBI Company under, any Contract or Permit of any BBI Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any BBI Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by BBI of the Merger and the other transactions contemplated in this Agreement.

5.3 Capital Stock.

     (a) The authorized capital stock of BBI consists, as of the date of this Agreement, of 1,500,000 shares of BBI Common Stock, of which 209,175 shares are issued and outstanding as of the date of this Agreement and not more than 232,337 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of BBI Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of BBI Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of BBI.

     (b) Except as set forth in Section 5.3(a) of this Agreement or Section 5.3(b) of the BBI Disclosure Memorandum, there are no shares of capital stock or other equity securities of BBI outstanding and no outstanding Rights relating to the capital stock of BBI.

5.4 BBI Subsidiaries. BBI has disclosed in Section 5.4 of the BBI Disclosure Memorandum all of the BBI Subsidiaries as of the date of this Agreement. BBI or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each BBI

Subsidiary. No equity securities of any BBI Subsidiary are or may become required to be issued (other than to another BBI Company) by reason of any Rights, and there are no Contracts by which any BBI Subsidiary is bound to issue (other than to another BBI Company) additional shares of its capital stock or Rights or by which any BBI Company is or may be bound to transfer any shares of the capital stock of any BBI Subsidiary (other than to another BBI Company). There are no Contracts relating to the rights of any BBI Company to vote or to dispose of any shares of the capital stock of any BBI Subsidiary. All of the shares of capital stock of each BBI Subsidiary held by a BBI Company are duly authorized, validly issued, and fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the BBI Company free and clear of any Lien. Each BBI Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each BBI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI. Each BBI Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

5.5 Financial Statements. BBI has disclosed in Section 5.5 of the BBI Disclosure Memorandum, and has delivered to Regions copies of, all BBI Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all BBI Financial Statements prepared subsequent to the date hereof. The BBI Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the BBI Companies, which are or will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with past business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the BBI Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the BBI Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or are not expected to be Material in amount or effect).

5.6 Absence of Undisclosed Liabilities. No BBI Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, except Liabilities which are accrued or reserved against in the consolidated balance sheets of BBI as of December 31, 1997, included in the BBI Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to December 31, 1997. No BBI Company has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

5.7 Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in the BBI Financial Statements delivered prior to the date of the Agreement or as otherwise disclosed in the BBI Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, and (ii) the BBI Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

5.8 Tax Matters.

     (a) All Tax Returns required to be filed by or on behalf of any of the BBI Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and, to the Knowledge of BBI, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on BBI, except to the extent reserved against in the BBI Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the BBI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the BBI Companies for the period or periods through and including the date of the respective BBI Financial Statements has been made and is reflected on such BBI Financial Statements.

     (d) Each of the BBI Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

     (e) None of the BBI Companies has made any payments, or, except as described in Section 5.8 of the BBI Disclosure Memorandum, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

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

     (f) There are no Material Liens with respect to Taxes upon any of the Assets of the BBI Companies.

     (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the BBI Companies that occurred during or after any Taxable Period in which the BBI Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997.

     (h) No BBI Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of Regions, which consent will not be unreasonably withheld.

     (j) No BBI Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9 Assets. The BBI Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the BBI Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BBI's past practices. All Assets which are Material to BBI's business on a consolidated basis, held under leases or subleases by any of the BBI Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The BBI Companies currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the BBI Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the BBI Companies include all Material Assets required to operate the business of the BBI Companies as presently conducted.

5.10 Environmental Matters.

     (a) To the Knowledge of BBI, each BBI Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

     (b) There is no Litigation pending or, to the Knowledge of BBI, threatened before any court, governmental agency, or authority, or other forum in which any BBI Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any BBI Company or any of its Participation Facilities, except for such Litigation pending

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

or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

     (c) There is no Litigation pending, or to the Knowledge of BBI, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or BBI in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
     (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

     (d) To the Knowledge of BBI, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

     (e) To the Knowledge of BBI, during the period of (i) any BBI Company's ownership or operation of any of their respective current properties, (ii) any BBI Company's participation in the management of any Participation Facility, or (iii) any BBI Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI. Prior to the period of (i) any BBI Company's ownership or operation of any of their respective current properties, (ii) any BBI Company's participation in the management of any Participation Facility, or (iii) any BBI Company's holding of a security interest in a Loan Property, to the Knowledge of BBI, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

5.11 Compliance with Laws. BBI is duly registered as a bank holding company under the BHC Act. Each BBI Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI. None of the BBI Companies:

     (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI; and

     (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any BBI Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a

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

     Material Adverse Effect on BBI, or (iii) requiring any BBI Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

5.12 Labor Relations. No BBI Company is the subject of any Litigation asserting that it or any other BBI Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other BBI Company to bargain with any labor organization as to wages or conditions of employment, nor is any BBI Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any BBI Company, pending or threatened, or to the Knowledge of BBI, is there any activity involving any BBI Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.13 Employee Benefit Plans.

     (a) BBI has disclosed to Regions in writing prior to the execution of the Agreement and in Section 5.13 of the BBI Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all Material BBI Benefits Plans. For purposes of this Agreement, "BBI Benefit Plans" means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in
     Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any BBI Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the BBI Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "BBI ERISA Plan." Any BBI ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "BBI Pension Plan." Neither BBI nor any BBI Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any BBI Company that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which any BBI Company has any Liability, is disclosed as such in Section 5.13 of the BBI Disclosure Memorandum.

     (b) BBI has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents:
     (i) all trust agreements or other funding arrangements for such BBI Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such BBI

     Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any BBI Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

     (c) All BBI Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI. Each BBI ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and BBI is not aware of any circumstances which will or could reasonably result in revocation of any such favorable determination letter. Each trust created under any BBI ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and BBI is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each BBI Benefit Plan to the Knowledge of BBI, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on BBI. There is no Material pending or, to the Knowledge of BBI, threatened Litigation relating to any BBI ERISA Plan.

     (d) No BBI Company has engaged in a transaction with respect to any BBI Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any BBI Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI. Neither BBI nor any administrator or fiduciary of any BBI Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject BBI to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on BBI. No oral or written representation or communication with respect to any aspect of the BBI Benefit Plans has been made to employees of any BBI Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any Liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on BBI.

     (e) No BBI Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the Assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any BBI Pension Plan, (ii) no change in the actuarial assumptions with respect to any BBI Pension Plan, and

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     (iii) no increase in benefits under any BBI Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI. Neither any BBI Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any BBI Company, or the single-employer plan of any entity which is considered one employer with BBI under Section 4001 of ERISA or
     Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "BBI ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All contributions with respect to a BBI Pension Plan or any single-employer plan of a BBI ERISA Affiliate have or will be timely made and there is no lien or expected to be a lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No BBI Company has provided, or is required to provide, security to a BBI Pension Plan or to any single-employer plan of a BBI ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by BBI, except to the extent any failure would not have a Material Adverse Effect on BBI.

     (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any BBI Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any BBI ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except to the extent any failure would not have a Material Adverse Effect on BBI).

     (g) No BBI Company has any obligations for retiree health and retiree life benefits under any of the BBI Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

     (h) Except as described in Section 5.13 of the BBI Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any BBI Company from any BBI Company under any BBI Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any BBI Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

5.14 Material Contracts. Except as set forth in Section 5.14 of the BBI Disclosure Memorandum, none of the BBI Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any BBI Company or the guarantee by any BBI Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by BBI with the SEC as of the date of this Agreement if BBI were required to file a Form 10-K with the SEC (together with all Contracts referred to in

Sections 5.9 and 5.13(a) of this Agreement, the "BBI Contracts"). With respect to each BBI Contract: (i) the Contract is in full force and effect; (ii) no BBI Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI; (iii) no BBI Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of BBI, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any BBI Company for money borrowed is prepayable at any time by such BBI Company without penalty or premium.

5.15 Legal Proceedings.

     (a) There is no Litigation instituted or pending, or, to the Knowledge of BBI, threatened against any BBI Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any BBI Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI.

     (b) Section 5.15(b) of the BBI Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any BBI Company is a party and which names a BBI Company as a defendant or cross-defendant.

5.16 Reports. Since December 31, 1994, or the date of organization if later, each BBI Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BBI. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

5.17 Statements True and Correct. None of the information supplied or to be supplied by any BBI Company or any Affiliate thereof regarding BBI or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any BBI Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to BBI's stockholders in connection with the Stockholders' Meeting will, when first mailed to the stockholders of BBI, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any BBI Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

5.18 Accounting, Tax, and Regulatory Matters. No BBI Company or any Affiliate thereof has taken or agreed to take any action, and BBI has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.19 State Takeover Laws. Each BBI Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia (collectively, "Takeover Laws") including those Laws contained within Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the GBCC.

5.20 Charter Provisions. Each BBI Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any BBI Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any BBI Company that may be directly or indirectly acquired or controlled by it.

5.21 Support Agreements. Each of the directors of BBI has executed and delivered to Regions a Support Agreement in substantially the form as Exhibit 1 to this Agreement.

5.22 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for BBI's own account, or for the account of one or more the BBI Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

5.23 Year 2000. BBI represents and warrants that all computer software necessary for the conduct of its business (the "Software") is designed to be used prior to, during, and after the calendar year 2000 A.D., and that the Software will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. BBI further represents and warrants that the Software accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

Regions hereby represents and warrants to BBI as follows:

6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

6.2 Authority; No Breach By Agreement.

     (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

6.3 Capital Stock. The authorized capital stock of Regions consists, as of the date of this Agreement, of 240,000,000 shares of Regions Common Stock, of which 136,696,150 shares were issued and outstanding and 322,221 shares were held as treasury shares as of December 31, 1997. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of BBI Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of BBI Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

6.4 Regions Subsidiaries. Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to another Regions Company) by reason of any Rights, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to another Regions Company) additional shares of its capital stock or Rights or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to another Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by a Regions Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

6.5 SEC Filings; Financial Statements.

     (a) Regions has filed and made available to BBI all forms, reports, and documents required to be filed by Regions with the SEC since January 1 of the second fiscal year prior to the date of this Agreement (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such

     Regions SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Regions Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the Regions Subsidiaries, none of Regions Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

6.6 Absence of Undisclosed Liabilities. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of December 31, 1997, included in the Regions Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to December 31, 1997. No Regions Company has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

6.7 Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

6.8 Compliance with Laws. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

     (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

     (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

6.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened against any Regions Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

6.10 Reports. Since December 31, 1994, or the date of organization if later, each Regions Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

6.11 Statements True and Correct. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof regarding Regions or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to BBI's stockholders in connection with the Stockholders' Meeting, will, when first mailed to the stockholders of BBI, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

6.12 Accounting, Tax, and Regulatory Matters. No Regions Company or any Affiliate thereof has taken or agreed to take any action, and Regions has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.13 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Regions' own account, or for the account of one or more the Regions Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

6.14 Year 2000. Regions has disclosed to BBI a complete and accurate copy of Regions' plan, including an estimate of the anticipated associated costs, for implementing modifications to Regions' hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, Regions shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course,
(ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

7.2 Negative Covenants of BBI. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, BBI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Regions, which consent shall not be unreasonably withheld:

     (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any BBI Company, or

     (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a BBI Company to another BBI Company) in excess of an aggregate of $100,000 (for the BBI Companies on a consolidated basis), except in the ordinary course of the business consistent with past practices (which shall include, for BBI Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any BBI Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the BBI Disclosure Memorandum); or

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any BBI Company, or declare or pay any dividend or make any other distribution in respect of BBI's capital stock, except that BBI shall be permitted to pay dividends, with payment and record dates consistent with past practice at an annualized amount not in excess of the total amount of dividends paid by BBI in the 12-month period ending on the date of this Agreement; or

     (d) except for this Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of BBI Common Stock or any other capital stock of any BBI Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

     (e) adjust, split, combine, or reclassify any capital stock of any BBI Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of BBI Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any BBI Subsidiary (unless any such shares of stock are sold or otherwise transferred to another BBI Company) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

     (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned BBI Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

     (g) grant any increase in compensation or benefits to the employees or officers of any BBI Company, except (i) as required by Law or (ii) as set forth in Section 7.2(g) of the BBI Disclosure Memorandum; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any BBI Company; grant any increase in fees or other increases in compensation or other benefits to directors of any BBI Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

     (h) enter into or amend any employment Contract between any BBI Company and any Person (unless such amendment is required by Law) that the BBI Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (i) adopt any new employee benefit plan of any BBI Company or make any Material change in or to any existing employee benefit plans of any BBI Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; provided that BBI may, subject to satisfaction of the condition included in Section 9.1(h) of this Agreement, amend the BBI Stock Option Plan to provide for the conversion of stock options issued thereunder in accordance with Section 3.6 of this Agreement; or

     (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

     (k) commence any Litigation other than as necessary for the prudent operation of its business or settle any Litigation involving any Liability of any BBI Company for Material money damages or restrictions upon the operations of any BBI Company; or

     (l) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

7.5 Incentive Compensation Program. The BBI Companies are not prohibited from accruing or paying amounts based upon achievement of 1998 performance goals, as set forth in Section 7.5 of the BBI Disclosure Memorandum, for the BBI Incentive Compensation Program determined on a pro rata, year-to-day basis, for the six months ended June 30, 1998 and the period ending on the last day of the month immediately preceding the date on which the BBI stockholders approve the Merger at the Stockholders' Meeting.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after execution of this Agreement, Regions shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. BBI shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. BBI shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) BBI shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of BBI shall recommend to its stockholders the approval of the matters submitted for approval, and (iv) he Board of Directors and officers of BBI shall use their reasonable efforts to obtain such stockholders' approval, provided that each of Regions and BBI may withdraw, modify, or change in an adverse manner to the other Party its recommendations if the Board of Directors of such Party, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could constitute a breach of the fiduciary duties of BBI's Board of Directors under applicable Law. In addition, nothing in this
Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by BBI of information that is required to be disclosed in the Registration Statement or the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NASD.

8.2 Exchange Listing. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq NMS, subject to official notice of issuance, the shares of Regions Common Stock to be issued to the holders of BBI Common Stock pursuant to the Merger.

8.3 Applications. Regions shall promptly prepare and file, and BBI shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Georgia Certificate of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6 Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

8.7 Press Releases. Prior to the Effective Time, Regions and BBI shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no BBI Company nor any Affiliate thereof nor any Representatives thereof retained by any BBI Company shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal, or provide any confidential information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Notwithstanding the foregoing, BBI may, and may authorize and permit its Representatives to, provide Persons with confidential information, have discussions or negotiations with, or otherwise facilitate an effort or attempt by such Person to make or implement an Acquisition Proposal not solicited in violation of this Agreement if BBI's Board of Directors, after having consulted with, and based upon the advice of, outside counsel, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of BBI's Board of Directors under applicable Law; provided, that BBI shall promptly advise Regions following the receipt of any Acquisition Proposal and the Material details thereof; and, provided further, that prior to delivery of confidential information relating to BBI or access to BBI's books, records, or properties in connection therewith, the other Person shall have entered into a confidentiality agreement substantially similar to the Confidentiality Agreement previously entered into between BBI and Regions. Nothing contained in this Section 8.8 shall prohibit the Board of Directors of BBI from complying with Rule 14e-2, promulgated under the 1934 Act. BBI shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause of all its Representatives not to engage in any of the foregoing.

8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10 State Takeover Laws. Each BBI Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

8.11 Charter Provisions. Each BBI Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any BBI Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any BBI Company that may be directly or indirectly acquired or controlled by it.

8.12 Agreement of Affiliates. BBI has disclosed in Section 8.12 of the BBI Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of BBI for purposes of Rule 145 under the 1933 Act. BBI shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of BBI Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and BBI have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of BBI in exchange for shares of BBI Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and BBI have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this
Section 8.12 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of BBI pursuant to this Agreement to enforce the provisions of this Section 8.12). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

8.13. Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the BBI Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.13), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of BBI shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of BBI shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of BBI shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause BBI and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 0.13 of the BBI Disclosure Memorandum to Regions between any BBI Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the BBI Benefit Plans.

8.14 Indemnification.

     (a) Subject to the conditions set forth in paragraph (b) below, for a period of six (6) years after the Effective Time, Regions shall indemnify, defend, and hold harmless each Person entitled to indemnification from a BBI Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by Georgia Law and BBI's Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by BBI is required to effectuate any indemnification, Regions shall cause BBI to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
     (a) above, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or BBI shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or BBI elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are Material substantive issues which raise conflicts of interest between Regions or BBI and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or BBI shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that Regions shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     (c) If Regions or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions shall assume the obligations set forth in this Section 8.14.

     (d) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

8.15 Certain Modifications. Regions and BBI shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and BBI shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Regions and BBI also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by the Parties.

Neither Party's representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect or deemed to have a Material Adverse Effect on BBI as a consequence of any modifications or charges undertaken solely on account of this Section 8.15.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

     (a) Stockholder Approval. The stockholders of BBI shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

     (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

     (f) Exchange Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS, subject to official notice of issuance.

     (g) Tax Matters. Each Party shall have received a written opinion from Alston & Bird LLP, in a form reasonably satisfactory to such Party (the "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of BBI Common Stock who exchange all of their BBI Common Stock solely for Regions Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock), (iii) the tax basis of the Regions Common Stock received by holders of BBI Common Stock who exchange all of their BBI Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the BBI Common Stock surrendered in exchange for the Regions Common Stock (reduced by an amount allocable to a fractional share interest in Regions Common Stock for which cash is received), and (iv) the holding period of the Regions Common Stock received by holders who exchange all of their BBI Common Stock solely for Regions Common Stock in the Merger will be the same as the holding period of the BBI Common Stock surrendered in exchange therefor, provided that such BBI Common Stock is held as a capital asset at the Effective Time. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of BBI and Regions reasonably satisfactory in form and substance to such counsel.

     (h) Pooling Letter. Each Party shall have received a letter, dated as of the Effective Time, in a form reasonably acceptable to such Party, from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

     (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of BBI set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of BBI set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of BBI set forth in Sections 5.18, 5.19, and 5.20 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of BBI set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BBI; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of BBI or to a matter being "known" by BBI shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of BBI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c) Certificates. BBI shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by BBI's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

     (d) Affiliate Agreements. Regions shall have received from each affiliate of BBI the affiliates agreement referred to in Section 8.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of Regions that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

     (e) Claims Letters. Each of the directors and executive officers of BBI shall have executed and delivered to Regions, letters in substantially the form of Exhibit 3.

     (f) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to BBI, in substantially the form of
     Exhibit 4.

9.3 Conditions to Obligations of BBI. The obligations of BBI to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by BBI pursuant to Section 11.6(b) of this Agreement:

     (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Regions set forth in Section 6.12 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.12) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c) Certificates. Regions shall have delivered to BBI (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as BBI and its counsel shall request.

     (d) Legal Opinion. BBI shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of
     Exhibit 5.

     (e) Fairness Opinion. BBI shall have received a fairness opinion from [Mercer Capital], dated within five days of the date of the Proxy Statement, stating that the Exchange Ratio is fair to the shareholders of BBI from a financial point of view.

                                   ARTICLE 10

                                  TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of BBI or Regions, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of BBI; or

     (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of BBI and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of BBI and
     Section 9.3(a) of this Agreement in the case of Regions; or

     (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of BBI and Section 9.3(a) in the case of Regions) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

     (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Regions or BBI fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

     (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by January 31, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

     (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of BBI and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

     (g) By the Board of Directors of BBI, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

        (1) the Average Closing Price shall be less than the product of (i) 0.80 and (ii) the Starting Price; and

        (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Regions Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If BBI refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to Regions; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing
(1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. If Regions makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to BBI of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(g).

For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

     "Average Closing Price" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the Determination Date.

     "Determination Date" shall mean the date on which the BBI stockholders approve the Merger at the Stockholders' Meeting.

     "Index Group" shall mean the 17 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

           BANK HOLDING COMPANIES             WEIGHTING
           ----------------------             ---------
AmSouth Bancorporation......................     3.56%
BB&T Corporation............................     6.02
Compass Bancshares, Inc.....................     3.01
Fifth Third Bancorp.........................     6.86
First American Corporation..................     2.61
First Security Corporation..................     7.78
First Tennessee National Corporation........     5.66
First Virginia Banks, Inc...................     2.29
Hibernia Corporation........................     6.55
Huntington Bancshares, Inc..................     8.49
Mercantile Bancorporation, Inc..............     5.91
SouthTrust Corporation......................     7.09
Star Banc Corporation.......................     4.21
Summit Bancorp..............................     7.83
SunTrust Banks, Inc.........................     9.34
Union Planters Corporation..................     3.69
Wachovia Corporation........................     9.10
                                               ------
          Total.............................   100.00%
                                               ======

     "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the last sales prices of the companies composing the Index Group.

     "Starting Date" shall mean the fourth full trading day following the announcement by press release of the Merger.

     "Starting Price" shall mean the last sale price per share of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) on the Starting Date.

If any company belonging to the Index Group or Regions declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Regions shall be appropriately adjusted for the purposes of applying this
Section 10.1(g).

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.12 and 8.14 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

11.1 Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "BBI COMMON STOCK" shall mean the $1.00 par value common stock of BBI.

     "BBI COMPANIES" shall mean, collectively, BBI and all BBI Subsidiaries.

     "BBI DISCLOSURE MEMORANDUM" shall mean the written information entitled "BBI Disclosure Memorandum" delivered prior to the execution of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for any other purpose hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

     "BBI FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of BBI as of December 31, 1997, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1997, 1996, and 1995, included in the BBI Disclosure Memorandum, and (ii) the consolidated statements of condition of BBI (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 1997.

     "BBI STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of BBI.

     "BBI SUBSIDIARIES" shall mean the Subsidiaries of BBI, which shall include the BBI Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of BBI in the future and owned by BBI at the Effective Time.

     "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "CONFIDENTIALITY AGREEMENTS" shall mean those certain Confidentiality Agreements, entered into prior to the date of this Agreement, between BBI and Regions.

     "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

     "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

     "DELAWARE CERTIFICATE OF MERGER" shall mean the certificate of merger to be executed by Regions and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by Section 1.1 of this Agreement.

     "DGCL" shall mean the Delaware General Corporation Law.

     "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "GBCC" shall mean the Georgia Business Corporation Code as amended.

     "GEORGIA CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Regions and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

     "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

     "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, or any executive vice president of such Person.

     "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

     "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "LOAN PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the

     Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of
     (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NASDAQ NMS" shall mean the National Market System of The Nasdaq Stock Market.

     "1933 ACT" shall mean the Securities Act of 1933, as amended.

     "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

     "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "PARTY" shall mean either BBI or Regions, and "PARTIES" shall mean both BBI and Regions.

     "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PROXY STATEMENT" shall mean the proxy statement used by BBI to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of BBI Common Stock.

     "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

     "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

     "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of December 31, 1997, 1996, and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1997, 1996, and 1995, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

     "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

     "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of BBI in connection with the transactions contemplated by this Agreement.

     "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

     "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

     "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of BBI to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

     "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "SURVIVING CORPORATION" shall mean Regions as the surviving corporation resulting from the Merger.

     "TAX" OR "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

     "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

     "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Average Closing Price..................  Section 10.1(g)
BBI Benefit Plans......................  Section 5.13(a)
BBI Contracts..........................  Section 5.14
BBI ERISA Affiliate....................  Section 5.13(e)
BBI ERISA Plan.........................  Section 5.13(a)
BBI Rights.............................  Section 3.6(a)
BBI Pension Plan.......................  Section 5.13(a)
BBI SEC Reports........................  Section 5.5(a)
Claim..................................  Section 8.15(a)
Closing................................  Section 1.2
Determination Date.....................  Section 10.1(g)
Effective Time.........................  Section 1.3
Exchange Agent.........................  Section 4.1
Exchange Ratio.........................  Section 3.1(b)
Indemnified Party......................  Section 8.14
Index Group............................  Section 10.1(g)
Index Price............................  Section 10.1(g)
Index Ratio............................  Section 10.1(g)
Merger.................................  Section 1.1
Regions Ratio..........................  Section 10.1(g)
Regions SEC Reports....................  Section 6.5(a)
Starting Date..........................  Section 10.1(g)

Starting Price.........................  Section 10.1(g)
Takeover Laws..........................  Section 5.19
Tax Opinion............................  Section 9.1(g)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

11.2 Expenses.

     (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

11.3 Brokers and Finders. Except for U.S. Banking Alliance, Inc. and Mercer Capital as to BBI, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by BBI or Regions, each of BBI and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12 and 8.14 of this Agreement.

11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of BBI Common Stock will be exchanged for Regions Common Stock shall not be amended (except in accordance with Section 10.1(g) of this Agreement) after the Stockholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of Regions Common Stock and BBI Common Stock, as the case may be, entitled to vote thereon.

11.6 Waivers.

     (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BBI, to waive or extend the time for the compliance or fulfillment by BBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, BBI, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of BBI.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

BBI:                 BULLSBORO BANCSHARES, INC.
                     40 Bullsboro Drive
                     Newnan, Georgia 30264
                     Telecopy Number: (770) 254-0892
                     Attention: Bradley H. Murphey
                                President and Chief Executive Officer

Copy to Counsel:     KENNEDY BARIS & LUNDY L.L.P.
                     Suite 300
                     4719 Hampden Lane
                     Bethesda, Maryland 20814-2944
                     Telecopy Number: (301) 654-1733
                     Attention: James I. Lundy III

Regions:             REGIONS FINANCIAL CORPORATION
                     417 N. 20th Street
                     Birmingham, Alabama 35203
                     Telecopy Number: (205) 326-7571
                     Attention: Richard D. Horsley
                                Vice Chairman and Executive
                                  Financial Officer

Copy to Counsel:     REGIONS FINANCIAL CORPORATION
                     417 N. 20th Street
                     Birmingham, Alabama 35203
                     Telecopy Number: (205) 326-7751
                     Attention: Samuel E. Upchurch, Jr.
                                General Counsel

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Georgia relate to the consummation of the Merger or (ii) the Laws of either such State are preempted by federal Law.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                             BULLSBORO BANCSHARES, INC.

By:        /s/ JENNIE P. STEFANCHICK                By:         /s/ BRADLEY H. MURPHEY
    ------------------------------------------          ------------------------------------------
             Jennie P. Stefanchick                                 Bradley H. Murphey
                   Secretary                             President and Chief Executive Officer

[CORPORATE SEAL]

ATTEST:                                             REGIONS FINANCIAL CORPORATION

By:       /s/  SAMUEL E. UPCHURCH, JR.              By:        /s/  RICHARD D. HORSLEY
    ------------------------------------------          ------------------------------------------
            Samuel E. Upchurch, Jr.                                Richard D. Horsley
              Corporate Secretary                                  Vice Chairman and
                                                              Executive Financial Officer

[CORPORATE SEAL]

                                                                      APPENDIX B

                               November 11, 1998

The Board of Directors
c/o Mr. Hamilton C. Arnall, Jr.
    Chairman of the Board of Directors
    Bullsboro Bancshares, Inc.
    40 Bullsboro Drive
    Newnan, Georgia 30263
Re: Fairness Opinion Regarding the Acquisition of Bullsboro Bancshares, Inc. by
    Regions Financial Corporation

Dear Directors:

Mercer Capital Management, Inc. ("Mercer Capital") has been retained by the Board of Directors of Bullsboro Bancshares, Inc. ("Bullsboro") to issue a fairness opinion regarding the financial terms of the proposed merger between Bullsboro and Regions Financial Corporation ("Regions") from the perspective of the Bullsboro common stockholders. Mercer Capital previously issued a preliminary opinion, dated July 16, 1998, to coincide with the signing of the Agreement and Plan of Merger ("the Agreement").

Under the terms of the Agreement and Plan of Merger by and between Bullsboro Bancshares, Inc. and Regions Financial Corporation, dated July 16, 1998, Bullsboro shall be merged with and into Regions. Each share of Bullsboro Common Stock issued and outstanding at the Effective Time (as defined in the Agreement) shall be converted into 3.65 shares of Regions Common Stock. At the Effective Time, each award, option, or other right to purchase or acquire shares of Bullsboro Common Stock pursuant to stock options, stock appreciation rights, or stock awards, which are outstanding at the Effective Time, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each Bullsboro right in accordance with the Bullsboro Stock Plan and Stock Option Agreement.

Mercer Capital, as part of its investment banking and general valuation businesses, is engaged to assist financial institutions and businesses in merging with and acquiring other entities, and to value businesses and their securities in connection with mergers and acquisitions, private placements, corporate reorganization, estate tax matters, and other purposes. We have not participated in the negotiations which led to the Agreement.

As part of the engagement, representatives of Mercer Capital visited with Bullsboro management in Newnan, Georgia and with Regions management in Birmingham, Alabama. Additional factors considered in rendering the opinion include:

     1. The terms of the Agreement;

     2. The arms' length process by which the Agreement was negotiated;

     3. The acquisition analysis of Bullsboro as prepared by Mercer Capital;

Mr. Hamilton C. Arnall, Jr.
November 11, 1998

     4. An analysis of the estimated pro-forma changes in book value per share, earnings per share, and dividends per share from the perspective of the Bullsboro shareholders;

     5. A review of Bullsboro's audited financial statements, internally prepared financial statements, and certain regulatory financial data for the fiscal years ended December 31, 1995, 1996, and 1997 and the quarters ended March 31 and June 30, 1998;

     6. A review of Region's Annual Report to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1995, 1996, and 1997 and quarterly financial information for the quarters ended March 31 and June 30, 1998 on Form 10-Q;

     7. A review of Region's historical financial performance, selected analysts' reports, and trading history on both an absolute and relative basis in comparison to other publicly traded bank holding companies;

     8. A comparison of the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion; and,

     9. Tax consequences of the merger for Bullsboro shareholders.

Mercer Capital neither compiled nor audited Bullsboro's or Region's financial statements; nor have we independently verified the information reviewed. We have relied upon such information as being complete and accurate in all material respects. We have not made an independent valuation of the loan portfolio, adequacy of the loan loss reserve or other assets or liabilities of either institution.

Our opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote on the proposed merger; nor have we expressed any opinion as to the prices at which any security of Regions or Bullsboro might trade in the future. The opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us, as of the date of this letter.

Based upon our analysis of the proposed transaction, it is our opinion as of the date hereof that the Exchange Ratio is fair from a financial point of view to the common stockholders of Bullsboro Bancshares, Inc.

                                     Sincerely yours,

                                     MERCER CAPITAL MANAGEMENT, INC.

                                     Jeff K. Davis, CFA, ASA
                                     Vice President

                                                                      APPENDIX C

                                CODE OF GEORGIA

             TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

                        CHAPTER 2. BUSINESS CORPORATIONS

                         ARTICLE 13. DISSENTERS' RIGHTS

             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301 Definitions.

As used in this article, the term:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

     (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

     (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

     (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

     (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302 Right to dissent.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation is a party:

        (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

        (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

        (A) Alters or abolishes a preferential right of the shares;

        (B) Creates, alters, or abolishes a right in respect of redemption,

        including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

        (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

        (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

        (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

        (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

     (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

     (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303 Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320 Notice of dissenters' rights.

(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321 Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

     (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

     (2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322  Dissenters' notice.

(a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

     (4) Be accompanied by a copy of this article.

14-2-1323  Duty to demand payment.

(a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324  Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325  Offer of payment.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

     (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (2) A statement of the corporation's estimate of the fair value of the shares;

     (3) An explanation of how the interest was calculated;

     (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

     (5) A copy of this article.

(c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326  Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327  Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

     (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

     (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

     (1) The shareholder may demand the information required under subsection
     (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

     (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330  Court action.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331  Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

     (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

     (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332  Limitation of actions.

No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code
Section 14-2-1322.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

      Section 145 of the Delaware General Corporation law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 21.  EXHIBITS.

EXHIBIT
NUMBER                                                            DESCRIPTION
-------        --------------------------------------------------------------------------------------------------------------
  2.1   --     Agreement and Plan of Merger, dated as of July 16, 1998, by and between Bullsboro BancShares, Inc. and
               Regions Financial Corporation  -- included as Appendix A to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation--incorporated by reference from S-4 Registration
               Statement of Regions Financial Corporation, file no. 333-67153.
  4.2   --     By-laws of Regions Financial Corporation--incorporated by reference from S-4 Registration Statement of Regions Financial Corporation, file no. 333-67153.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Mauldin & Jenkins, LLC
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird LLP -- included in Exhibit 8.
 23.5   --     Consent of Mercer Capital Management, Inc.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.    --     Form of proxy.

ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 12th day of November, 1998.

                                          REGISTRANT:
                                          REGIONS FINANCIAL CORPORATION

                                               /s/ Richard D. Horsley
                                          BY: --------------------------------
                                                    Richard D. Horsley
                                               Vice Chairman of the Board and
                                                Executive Financial Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Horsley and Samuel E. Upchurch, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney- in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                      TITLE                         DATE

--------------------------  -----------------------------     -----------------
/s/ Carl E. Jones, Jr.
--------------------------  President and Chief Executive     November 12, 1998
Carl E. Jones, Jr.              Officer and Director
                            (principal executive officer)

/s/ Richard D. Horsley
--------------------------  Vice Chairman of the Board and    November 12, 1998
Richard D. Horsley          Executive Financial Officer
                                   and Director
                            (principal financial officer)
/s/ Robert P. Houston
--------------------------  Executive Vice President and      November 12, 1998
Robert P. Houston                  Comptroller
                            (principal accounting officer)

/s/ Sheila S. Blair
--------------------------         Director                   November 12, 1998
Sheila S. Blair

/s/ James B. Boone, Jr.
--------------------------         Director                   November 12, 1998
James B. Boone, Jr.

/s/ Albert P. Brewer
--------------------------         Director                   November 12, 1998
Albert P. Brewer

/s/ James S.M. French
--------------------------         Director                   November 12, 1998
James S.M. French


--------------------------         Director
Barnett Grace


--------------------------         Director
Frank D. Hickingbotham

/s/ Olin B. King
--------------------------         Director                   November 12, 1998
Olin B. King

/s/ J. Stanley Mackin
--------------------------  Chairman of the Board             November 12, 1998
J. Stanley Mackin                 and Director


--------------------------         Director
Michael W. Murphy

/s/ Henry E. Simpson
--------------------------         Director                   November 12, 1998
Henry E. Simpson

/s/ Lee J. Styslinger, Jr.
--------------------------         Director                   November 12, 1998
Lee J. Styslinger, Jr.


--------------------------         Director
Robert J. Williams

                               INDEX TO EXHIBITS

                                                                                                                       SEQUENTIALLY
EXHIBIT                                                                                                                   NUMBERED
NUMBER                                                    DESCRIPTION                                                       PAGE
-------        ----------------------------------------------------------------------------------------------------    ------------
  2.1   --     Agreement and Plan of Merger, dated as of July 16, 1998, by and between Bullsboro BancShares,
               Inc. and Regions Financial Corporation -- included as Appendix A to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation--incorporated by reference from S-4
               Registration Statement of Regions Financial Corporation, file no. 333-67153.
  4.2   --     By-laws of Regions Financial Corporation--incorporated by reference from S-4 Registration Statement of Regions Financial Corporation, file no. 333-67153.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Mauldin & Jenkins, LLC
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird LLP -- included in Exhibit 8.
 23.5   --     Consent of Mercer Capital Management, Inc.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.    --     Form of proxy.